AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996

                                                      REGISTRATION NO.333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            U.S. DIAGNOSTIC LABS INC.
             (Exact name of registrant as specified in its charter)

      DELAWARE                                            11-3164389
  (Jurisdiction of                                  (I.R.S. employer I.D.
    Incorporation)                                          number)
                      ------------------------------------

                            U.S. DIAGNOSTIC LABS INC.
                              777 S. FLAGLER DRIVE
                         WEST PALM BEACH, FLORIDA 33140
                                 (407) 832-0006
          (Address and telephone number of principal executive offices)
                      ------------------------------------

                            JEFFREY GOFFMAN, CHAIRMAN
                            U.S. DIAGNOSTIC LABS INC.
                              777 S. FLAGLER DRIVE
                         WEST PALM BEACH, FLORIDA 33140
                                 (407) 832-0006
               (Address and telephone number of agent for service)
                      ------------------------------------

                                   Copies to:

                             MICHAEL D. KARSCH, ESQ.
                      BACHNER, TALLY, POLEVOY & MISHER LLP
                               380 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 687-7000
                      ------------------------------------

         APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.[x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
         If the delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.   |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                         PROPOSED            PROPOSED
                     TITLE OF EACH CLASS            AMOUNT             MAXIMUM            MAXIMUM            AMOUNT OF
                        OF SECURITIES               TO BE        OFFERING PRICE PER      AGGREGATE          REGISTRATION
                       TO BE REGISTERED           REGISTERED           UNIT(1)       OFFERING PRICE (1)          FEE
                       ----------------           ----------           -------       ------------------          ---
9% Convertible Subordinated Debentures Due
  2003                                             $57,500,000       $1,000.00           $57,500,000          $19,828
Common Stock (2)                                     6,388,879(2)
Common Stock (3)                                       880,445          $12.563          $11,060,590            3,814
  Total                                                                                                       $23,642

================================================================================

(1) Estimated solely for purposes of calculating the registration fee.
(2) Issuable upon conversion of the Debentures. Pursuant to Rule 416, there are also being registered such additional shares as may become issuable pursuant to anti-dilution provisions of the Debentures.
(3) Registered for resale by selling security holders.


                      ------------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION . THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFER TO SELL OR THE SOLICITATION TO OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THYE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED JUNE 6, 1996

PROSPECTUS


                            U.S. DIAGNOSTIC LABS INC.

 $57,500,000 PRINCIPAL AMOUNT OF 9% SUBORDINATED CONVERTIBLE DEBENTURES DUE 2003

                        7,269,324 SHARES OF COMMON STOCK

         This Prospectus relates to the resale (the "Offering") by certain securityholders (the "Selling Securityholders") of U.S. Diagnostic Labs Inc. (the "Company") of up to $57,500,000 aggregate principal amount of the Company's 9% Subordinated Convertible Debentures Due 2003 (the "Debentures"). Interest on the Debentures is payable semi-annually on March 31 and September 30 of each year, commencing September 30, 1996. The Debentures are convertible, in the aggregate, into 6,388,879 shares of the Company's Common Stock, par value $.01 per share ("Common Stock") at a conversion price of $9.00 per share, subject to adjustment under certain circumstances. This Prospectus relates to resales of Debentures by the Selling Securityholders identified herein, resales by such holders of Common Stock acquired upon conversion of the Debentures and 880,445 shares of Common Stock held by three additional Selling Securityholders.

The Common Stock is quoted on the Nasdaq National Market (the "NNM") under the symbol "USDL". On June 4, 1996, the last reported sale price of the Common Stock on the NNM was $14 per share. Prior to this Offering, there has been no public market for the Debentures.

         The securities offered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their transferees. The distribution of the securities offered hereby may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

         The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Act.

         All expenses of the registration of securities covered by this Prospectus, estimated to be $75,000, will be borne by the Company, except that Selling Securityholders will pay any commissions and fees applicable to Debentures and Common Stock sold by a Selling Securityholder and fees of others employed by a Selling Securityholder, including attorneys' fees.

         The Company will not receive any of the proceeds from the sale of the Debentures or Common Stock offered hereby.


         SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      The date of this Prospectus is , 1996

                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "SEC"), a Registration Statement on Form S-3 under the Act, covering the securities offered by this Prospectus. For further information with respect to the Company and the securities offered, reference is made to the Registration Statement and the exhibits filed as part thereof, which may be examined without charge and copies of such material can be obtained at prescribed rates from the Public Reference Section maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the SEC. The Company is also required to file proxy statements with the SEC. Such reports and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. Materials can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed with the Securities and Exchange Commission (File No. 1-13392) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference, except as superseded or modified herein: the Company's Annual Report on Form 10-KSB and 10KSB/A for the year ended December 31, 1995, including any documents or portions thereof incorporated by reference therein and all amendments thereto; the Company's Reports on Form 8-K dated March 29, 1996 and May 28, 1996; the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; the Company's Registration Statement on Form 8-A declared effective on October 20, 1994, registering the Common Stock under the Exchange Act; and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

                  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, 777
S. Flagler Drive, West Palm Beach, Florida 33401, Attention: President, telephone (407) 832-0006.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of: (i) the Initial Purchaser's over-allotment option; (ii) outstanding Class A and Class B Warrants ("Warrants"); (iii) the Unit Purchase Options (as defined herein); (iv) warrants to purchase 1,324,442 shares of Common Stock issued in connection with acquisitions and financings ("Financing Warrants"); or (v) options to purchase 1,627,000 shares of Common Stock granted under the Company's Stock Option Plans ("Stock Options"). Unless the context otherwise requires, all references in this Prospectus to the "Company" include U.S. Diagnostic Labs Inc. and its consolidated subsidiaries.

                                   THE COMPANY

         U.S. Diagnostic Labs Inc. is a physician practice management ("PPM") provider specializing in the acquisition, operation and management of multi-modality diagnostic imaging centers ("Imaging Centers") and related medical facilities. Diagnostic imaging procedures are used to diagnose various diseases and physical injuries through the use of magnetic resonance imaging, computed axial tomography, mammography, X-ray, ultrasound and other technologies. The use of non-invasive diagnostic imaging has grown rapidly in recent years because it allows physicians to quickly and accurately diagnose a wide variety of diseases and injuries without exploratory surgery or other invasive procedures, which are usually more expensive, risky and debilitating for patients.

         The Company's objective is to become the leading network provider of outpatient imaging services in the United States. The Company believes that the highly fragmented nature of the diagnostic imaging industry provides a significant opportunity to build rapidly through acquisitions a multi-regional PPM company focused primarily on this industry. The Company believes that managed care and other third-party payors will increasingly prefer to contract for service on a national or regional basis, and that the Company's development of a multi-regional network of centers will permit it to obtain such contracts on favorable terms. Industry sources estimate that there are over 2,200 Imaging Centers currently operating in the U.S., the substantial majority of which are owned and operated on an independent basis. The Company believes that there are and will continue to be many attractive acquisition opportunities because Imaging Center operators are finding it more difficult to compete independently as managed care becomes more prevalent.

         Since October 1993, the Company has acquired 27 Imaging Centers in 12 states, as well as three radiation oncology therapy centers ("Therapy Centers"), it currently has letters of intent to acquire additional Imaging Centers, and is in active discussions to acquire several additional Imaging Centers and Therapy Centers. The Company believes that the acquisition of Therapy Centers, which are operationally similar to Imaging Centers, will provide cross referral opportunities and increase the Company's overall PPM expertise. The Company also operates a clinical laboratory business in the Philadelphia metropolitan area.

         The Imaging Centers acquired by the Company generally are the dominant or sole non-hospital- affiliated outpatient facility in their geographic markets and have a strong physician referral base and/or numerous managed care contracts. Following acquisition, the Company provides management and administrative systems, marketing and technical support, centralized billing, collection and payable services, and often is able to renegotiate debt, equipment leasing, radiology and supply agreements to increase cash flow and operating efficiency at its Imaging Centers. Each acquired Imaging Center has been profitable immediately following acquisition and the Company is typically able to increase the profit level of acquired facilities over historical levels. The Company offers state-of-the-art diagnostic imaging technologies, has upgraded the imaging equipment at several locations following acquisitions, and is adding new modalities and procedures at most locations.

         The Company generally acquires Imaging Centers from (i) radiologist owner/operators seeking management expertise, access to managed care contracts and/or other resources offered by PPM companies, (ii) physicians who may be required by law to divest such facilities, and (iii) owners seeking to leave the imaging business for various reasons. The Company also has joint ventures, and may enter into additional joint ventures, with hospitals or other entities which desire access to diagnostic imaging technologies but lack sufficient financial or managerial resources. To date, the Company has evaluated only a fraction of the potential acquisition candidates in the industry and intends to pursue additional acquisition opportunities with the proceeds of this offering.

         The Company was incorporated in Delaware on June 17, 1993. The Company's executive offices are located at 777 S. Flagler Drive, Suite 1006 West, West Palm Beach, Florida 33401 and its telephone number is (407) 832-0006/(800) 7 USDLAB.

                          SUMMARY FINANCIAL INFORMATION
                          -----------------------------

                                                                 ACTUAL                                     PRO FORMA
                                         ---------------------------------------------------        --------------------------
                                           PERIOD
                                            FROM                               THREE MONTHS                        THREE MONTHS
                                        JUNE 17, 1993       YEAR ENDED             ENDED            YEAR ENDED         ENDED
                                         TO DECEMBER       DECEMBER 31,           MARCH 31           DECEMBER        MARCH 31,
                                         31, 1993(1)    1994          1995     1995      1996        31, 1995(2)       1996
                                         -----------    ----          ----    ------     ----       ------------    ----------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..............................   $   338    $   5,082    $  28,839    $  4,798   $ 12,074    $   79,117      $ 21,590
Net income (loss) before extraordinary
item..................................      (194)        (640)       3,025         598      1,542         6,825         2,167
Net income (loss) after extraordinary
item..................................      (194)        (640)       3,331         598      1,542         7,131         2,167

PER SHARE (3)(4):
Primary:
     Earnings before extraordinary
     item.............................    $ (.29)   $    (.48)   $    .61     $     .15  $    .25    $     .86       $    .25
     Extraordinary item...............       --            --         .06           --        --           .04           --
                                          --------- ----------   ---------    ----------  --------   ----------     ----------
     Net earnings (loss)..............    $ (.29)   $    (.48)   $    .67     $     .15  $    .15    $     .90       $    .25
                                          =========  =========   =========    ==========  ========   ==========     ==========

Fully diluted:
     Earnings (loss) before extraordinary
     item.............................    $ (.29)   $    (.48)   $    .57                $    .16    $     .71       $    .17
     Extraordinary item...............       --            --         .03                      -           .02            -
                                          ---------  ---------   --------                 --------   ----------     ---------
     Net earnings (loss)..............    $  (.29)   $   (.48)   $    .60                $    .16    $     .73       $    .17
                                          =========  =========   ========                 ========   ==========     =========

Weighted average shares outstanding:
Primary...............................    674,542    1,328,033   4,996,021    4,031,961   6,218,847   7,882,247     8,851,847
Fully diluted.........................    674,542    1,328,033  11,761,427    4,031,961  17,491,361  20,509,947    25,986,630
Supplementary fully diluted...........

OTHER OPERATIONS DATA:
EBITDA(6).............................    $   --     $     784   $   9,002    $  1,236   $    4,516  $   29,385     $  8,469
Ratio of earnings to fixed charges (7)(8)     --          --         3.22x       4.14x        4.37x       1.98x        2.36x



                             DECEMBER 31, 1995              MARCH 31, 1996
                                  ACTUAL                 ACTUAL   PRO FORMA(10)
                                  ------                 ------   -------------
BALANCE SHEET DATA:
Working Capital..............   $  5,946              $  54,832      $  50,314
Total assets.................     57,279                111,639        160,099
Long-term liabilities........     21,653                 72,207         91,975
Minority interest............        716                    812          3,363
Stockholders' equity.........     24,493                 27,530         44,965


- ---------------------------

(1)  The Company commenced operations on June 17, 1993.
(2) Assumes all 1995 acquisitions, pending acquisitions to be completed in 1996 and this offering were completed as of January 1, 1995. See "Pro Forma Condensed Combined Financial Statements."
(3)  Share information excludes 1,163,853 Escrow Shares (as defined herein).
     See "Principal Stockholders - Escrow Arrangements."
(4)  No cash dividends have been declared or paid by the Company.
(5) See Note H of Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.
(6) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(7) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.
(8) Earnings were inadequate to cover fixed charges by approximately $173,000 in 1993 and approximately $189,000 in 1994 (excluding the effect of a non-cash finance charge of $854,000).
(9) Assumes all pending acquisitions to be completed in 1996 were completed as of the balance sheet date and adjusted to reflect the sale of the Debentures.


                               RECENT DEVELOPMENTS

     On June 4, 1996, the Company announced that it had entered into a letter of intent to enter into a joint venture with a wholly-owned subsidiary of Phycor, Inc. to lease outpatient imaging equipment and facilities to affiliated providers in southern Georgia and northern Florida through a new entity. The joint venture will initiate operations in the north Florida area with both the Company and the Phycor subsidiary contributing their outpatient imaging and nuclear medicine facilities to the new venture in return for equal interests in the joint venture. In addition, a new facility in the Riverside area of Jacksonville is expected to be completed and open August 30, 1996. The facilities will then be leased to an affiliate of the Company and First Coast Medical Group, a clinic managed by the Phycor subsidiary, which physician group will actually provide the services.

                                  THE OFFERING

Securities Offered by the Company......    None.


Common Stock Offered by the Selling
  Securityholders......................    880,445 shares.

Debentures Offered by the
 Selling Securityholders...............    $57,500,000 principal amount of 9%
                                           Subordinated Convertible Debentures
                                           Due 2003.
Terms of the Debentures

Maturity Date..........................    March 31, 2003.

Interest Payment Dates.................    March 31 and September 30, commencing
                                           September 30, 1996.

Interest...............................    9% per annum.

Conversion.............................    The Debentures are convertible at the
                                           option of the Holder into Common
                                           Stock at any time prior to maturity,
                                           unless previously redeemed or
                                           repurchased, at a conversion price of
                                           $9.00 per share, subject to
                                           adjustment in certain circumstances.

Redemption at the Option
  of the Company.......................    The Company may redeem the Debentures
                                           , in whole or in part, at any time on
                                           or after March 31, 1999, upon not
                                           less than 30 nor more than 60 days'
                                           notice, at the redemption prices set
                                           forth herein plus accrued but unpaid
                                           interest to the date of redemption.
                                           See "Description of the Debentures--
                                           Redemption."

Redemption at the Option
  of the Holders.......................    Upon a Change of Control (as defined
                                           herein), the Company will offer to
                                           repurchase the Debentures at 100% of
                                           the principal amount thereof plus
                                           accrued but unpaid interest to the
                                           date of repurchase. See "Description
                                           of the Debentures-Change of Control."

                                           In the event the Company's
                                           Consolidated Net Worth (as defined
                                           herein) at the end of any two
                                           consecutive fiscal quarters is below
                                           $18.0 million (a "Net Worth
                                           Deficiency"), the Company will offer
                                           to repurchase up to 12.5% of the
                                           aggregate principal amount of
                                           Debentures at 100% of the principal
                                           amount thereof plus accrued but
                                           unpaid interest to the date of
                                           repurchase. See "Description of the
                                           Debentures--Maintenance of
                                           Consolidated Net Worth."

Ranking................................    The Debentures are subordinated to
                                           all Senior Indebtedness (as defined
                                           herein) and will be effectively
                                           subordinated to certain obligations
                                           of the subsidiaries of the Company.
                                           At March 31, 1996, Senior
                                           Indebtedness (as defined herein) was
                                           approximately $28.1 million. See
                                           "Description of the Debentures
                                           --Ranking.

Restrictive Covenants..................    The indenture under which the
                                           Debentures are issued (the
                                           "Indenture") limits (i) the issuance
                                           of additional debt by the Company,
                                           (ii) the payment of dividends on the
                                           capital stock of the Company and
                                           investments by the Company, (iii)
                                           certain transactions with affiliates,
                                           (iv) the creation of liens, (v) the
                                           issuance of Disqualified Stock (as
                                           defined herein) by the Company and
                                           (vi) the lines of business of the
                                           Company. The Indenture also prohibits
                                           certain restrictions on distributions
                                           from subsidiaries. However, all these
                                           limitations and prohibitions are
                                           subject to a number of important
                                           qualifications. See "Description of
                                           the Debentures--Certain Covenants of
                                           the Company."

Common Stock Outstanding at
 May 31, 1996..........................    8,696,876 shares (1)(2)

Nasdaq National Market Symbol..........    Common Stock - USDL


Use of Proceeds........................    All of the proceeds from the sale of
                                           the Debentures, the underlying Common
                                           Stock and the Common Stock offered
                                           hereby will be received by the
                                           Selling Securityholders.


- -------------------------

(1) 1,163,853 shares of Common Stock are being held in escrow (the "Escrow Shares") and are subject to forfeiture and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Common Stock does not achieve certain targets, by March 31, 1997. See "Description of Securities -- Escrow Shares."

(2) On May 28, 1996, the Company called for redemption on June 28, 1996 its Class A Warrants, which will result in the issuance of up to 3,571,649 additional shares if all outstanding Class A Warrants are exercised.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following considerations before purchasing the Debentures offered hereby.

         No Assurance of Continued Rapid Growth. The Company commenced operations in June 1993, completed its first clinical laboratory acquisition in October 1993 and its first imaging acquisition in June 1994. The Company has grown primarily through acquisitions, of which 10 were completed in 1995 and several of which are expected to be completed by June 30, 1996. The Company's ability to meet its objective to become the leading network provider of imaging services is dependent to a large extent upon its continuing ability to continue to consummate acquisitions of Imaging Centers and Therapy Centers and to increase revenues after completion of each such acquisition. The process of identifying suitable acquisition candidates and proposing, negotiating and completing acquisitions is lengthy and complex. In certain markets there is substantial competition for potential acquisitions. There can be no assurance that the Company will be able to sustain its rapid rate of growth.

         Management of Planned Rapid Growth. The Company's financial performance is substantially dependent upon its ability to integrate the operations of acquired Imaging Centers and Therapy Centers into the Company's infrastructure, reduce operating expenses of acquired entities, its ability to deliver equivalent service to clients immediately after an acquisition without significant interruption or inconvenience and various other risks associated with the acquisition of businesses, including expenses associated with the integration of the acquired businesses. In order to manage its planned continuing rapid growth, the Company will be required to hire additional management and implement new systems. Although to date the acquired entities have been operated by the Company on a profitable basis and successfully integrated into the Company, there can be no assurance that the Company will be able to successfully operate these and other operations that may be acquired in the future. Several potential acquisitions being considered by the Company are substantially larger than those acquired in the past, which will substantially increase revenues but may also pose additional operational issues. If the Company is unable to manage growth effectively, the Company's operating results could be materially adversely affected.

         Dependence on Third Party Reimbursement. Approximately 95% all of the Company's revenues are derived from third party payors. For 1995, the Company derived approximately 69% of its revenues from non-government payors and approximately 26% from government sponsored healthcare programs (principally, Medicare and Medicaid). The Company's revenues and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment as government and private third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with services providers. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitate or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various healthcare services. The Company cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals would have on the Company. In addition, rates paid by private third party payors, including those that provide Medicare supplemental insurance, are generally higher than Medicare payment rates. Changes in the mix of the Company's patients among the non-government payors and government sponsored healthcare programs, and among different types of non-government payors and government sponsored healthcare programs, and among different types of non-government payor sources, could have a material adverse effect on the Company. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have a material adverse effect on the Company, unless the Company is otherwise able to offset such payment reductions through cost reductions, increased volume, introduction of new procedures or otherwise.

         Reliance and Restrictions on Patient Referrals. The Company is highly dependent on referrals from physicians who have no contractual or economic obligation to refer patients to the Company's facilities. If a sufficiently large number of physicians elected at any time to stop referring patients to with the Company, it would have a material adverse effect on the Company's results of operations. In particular, due to the potential for disruption of the physician relationship in connection with the assumption of control of a facility, there can be no assurance that the Company will retain all of the business conducted by that facility at the time of the acquisition. To date, the Company has experienced a decline in referrals only to its clinical laboratory business and one Imaging Center, although this Center is still profitable.

           Federal and state laws generally restrict physicians from referring their patients to entities, including diagnostic testing and radiation oncology therapy facilities, in which the physicians have a financial interest. This precludes physicians from referring Medicare patients to the Company if the physician has any financial relationship with the Company. Violations of the law may result in denial of payments for the service, requirement to refund payment for the service, assessment of civil monetary penalties, and exclusion of the physicians from the Medicare and Medicaid programs. Such self-referral prohibitions apply in certain states to additional third party payors, including private insurance companies and workers' compensation programs. Further, the federal anti-kickback statute prohibits persons or entities from offering or receiving remuneration for the referral of patients or the inducement of the purchase of a service covered by Medicare, Medicaid or other state healthcare programs, including payments for the referral of patients to clinical laboratories or radiology centers.

         Federal and state self-referral and anti-kickback laws may also affect the Company's ability to structure future acquisitions of physician-owned businesses. Although these laws have created new business opportunities in that physicians must divest their financial interests in imaging centers and therapy centers, these laws also may have an adverse impact on the Company's ability to acquire new operations while maintaining the former physician-owners as part of the referral base. Many of these restrictions will no longer apply if the Company meets certain size criteria, which it expects to reach in 1997. In the past, Congress has considered legislation that could expand the self-referral ban from Medicare and Medicaid to all payors. There can be no assurance that such legislation will not be adopted or if adopted will not have a material adverse effect on the Company.

         Violations of the anti-kickback and other statutes could result in significant civil or criminal penalties, which could have a material adverse effect on the Company. The Company is unaware of any current regulatory investigations or regulatory or judicial proceedings pending against it or any of its facilities alleging material violations of any such laws. Nevertheless, while the Company endeavors to comply with all laws, regulations and other legal requirements applicable to its operations, there is no assurance that applicable statutes and regulations might not be interpreted by a regulatory or judicial authority in a manner that would adversely affect the Company.

         Effect of Cost Containment on Referrals. In an effort to control costs, non-governmental healthcare payors have implemented cost containment programs which could limit the ability of physicians to refer patients to the Company's facilities. For example, persons enrolled in prepaid healthcare plans, such as health maintenance organizations ("HMOs"), often are not free to choose where to obtain imaging, laboratory or radiation oncology therapy services. Rather, the health plan provides these services directly or contracts with providers at favorable rates and requires its enrollees to obtain such services only from such providers. Some insurance companies and self-insured employers also limit testing services to contracted providers. Such "closed" payment systems are now common to combat the rising cost of healthcare. As a result, the Company actively seeks and has obtained managed care contracts to provide imaging and clinical testing services. The Company seeks acquisitions in geographic areas in which in currently has Imaging Centers in order to create networks which it believes will make it more attractive to obtain exclusive contracts with managed care providers. There can be no assurance that the Company will be able to compete successfully in the managed care arena against larger companies with greater resources.

         Exercise of Outstanding Warrants; Dilution. At May 31, 1996, the Company had outstanding 3,571,649 Class A Warrants and 4,477,851 Class B Warrants. On May 28, 1996, the Company called the Class A Warrants for redemption and expects that substantially all of such warrants will be exercised prior to the June 28, 1996 redemption date. The exercise of Class A Warrants will result in the issuance of up to 3,571,649 additional Class B Warrants. In addition, the Company has outstanding (i) Unit Purchase Options relating to 331,500 Units, each Unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant ("Units") held by ("Unit Purchase Options"), of which 170,000 have an exercise price of $7.25 per Unit and 161,500 have an exercise price of $7.82 per Unit, (ii) 1,324,442 warrants with exercise prices ranging from $2.50 to $9.00 (of which the shares underlying 719,445 of which are being offered hereby), and (iii) 1,627,000 Stock Options with exercise prices ranging from $2.00 to $6.50. The Company is unable to predict the timing of the exercise of any of the above securities, although they are likely to be exercised at such time as the market price of the Common Stock is substantially above the exercise price of the Warrants, which will result in dilution to existing stockholders. Further, there can be no assurance that the Company will be able to effectively utilize the proceeds from any warrant exercises, which proceeds could be substantial.

         Future Sales of Common Stock. Of the 8,696,867 shares of Common Stock outstanding at May 31, 1996, approximately 1.8 million shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and under certain circumstances may be sold without registration pursuant to such Rule. Such shares are eligible for sale under Rule 144 at varying periods, although a substantial portion of such shares are subject to an underwriter's lock-up through September 11, 1996. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the then prevailing market price of the Common Stock although any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect. An additional 1,163,853 shares of Common Stock, all of which are "restricted securities," are in escrow (the "Escrow Shares") and will be released on March 31, 1997 only if an earnings target for 1996 is met. In addition, in connection with acquisitions, the Company has granted to certain stockholders piggyback registration rights with respect to approximately one million shares of Common Stock, approximately 900,000 warrants and the securities underlying the Unit Purchase Options. The sale, or the availability for sale, of substantial amounts of the Company's securities in the public market at any time could adversely affect the prevailing market price of such securities. See "Description of Capital Stock."

         Possible Issuance of Additional Common Stock in Acquisitions; Charge to Earnings for Amortization of Goodwill from Acquisitions. A major element of the Company's business strategy is to acquire additional medical service facilities. The consideration for these acquisitions may involve cash, notes and a significant number of shares of Common Stock, depending on the size of the acquisition. In connection with acquisitions, on a pro forma basis at March 31, 1996 the Company had approximately $42.7 million of goodwill and other intangibles on its balance sheet, which will be amortized over varying periods of up to 20 years and will result in annual charges to income of approximately $2.5 million for the next two years and lesser amounts in future years. Future acquisitions will most likely result in additional amortization charges. There can be no assurance that the value of such goodwill will ever be realized by the Company.

         Broad Discretionary Use of Proceeds; Absence of Substantive Disclosure Relating to Acquisitions. The Company has broad discretion with respect to the specific application of its working capital, which are intended to be used for acquisitions of Imaging Centers and Therapy Centers and for working capital. The Company also intends to use excess working capital for acquisitions. Although the Company will endeavor to evaluate the risks inherent in any particular facility, there can be no assurance that the Company will properly ascertain all such risks. The Company will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition. See "Use of Proceeds."

         Substantial Competition. The market for imaging services is highly fragmented, with over 2,200 outpatient diagnostic Imaging Centers nationwide and no dominant national or regional imaging services provider. Competition varies by market and is generally higher in larger metropolitan areas where there is likely to be more facilities and more managed care organizations putting pricing pressure on the market. The Company competes with larger healthcare providers, such as hospitals, as well as other private clinics and radiology practices that own diagnostic imaging equipment. Competition often focuses on physician referrals at the local market level. Successful competition for referrals is a result of many factors, including participation in healthcare plans, quality and timeliness of test results, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times. Competition in the radiation oncology therapy market is similar to the competition in the imaging market. Competition in the clinical laboratory industry in the Philadelphia area, the location of the Company's laboratory operations, is intense. Many competitors are larger and have greater financial resources than the Company. The Company competes primarily on the basis of quality of equipment and service. There can be no assurance that competition in existing or new markets of the Company will not have a material adverse effect on the Company's results of operations. In addition, changes in the regulatory environment in which the Company operates and governmental and private reimbursement policies have increased competition in the industry and could thereby have a material adverse effect on the Company's results of operations.

         Dependence on Key Personnel. The Company's success depends upon the continued contributions of its executive officers and key operating personnel. The Company has entered into employment agreements with each of its executive officers. The loss of services of, or a material reduction in the amount of time devoted to the Company by either of such individuals or certain other key personnel could adversely affect the business of the Company. Dr. Robert Burke, M.D., the Company's President, devotes a portion of his time to his clinical radiology practice, and conflicts may arise with respect to his allocation of time. The Company has obtained key-man life insurance on the lives of each of all of its executive officers naming the Company as beneficiary. The Company has also entered into agreements with key operating personnel, including the directors of operations for each of its Imaging Centers.

         Governmental Regulation, Quality Assurance and Licenses. There are numerous federal and state laws that regulate Imaging Centers and clinical laboratories and require certification by the federal government and various state and local instrumentalities. The Company believes that it is in compliance with all relevant federal and state rules and regulations. Imaging Centers performing mammography services must meet federal, and in some jurisdictions state, standards for quality, as well as certification requirements, in order to receive reimbursement. Each of the Company's facilities have received federal certification ,as well as any required state certification. Under the Clinical Laboratory Improvements Amendments Act of 1988 ("CLIA"), all laboratories must be certified by the government, meet the government's quality and personnel standards, undergo proficiency testing, be subject to biennial inspections and remit certain fees. The Company's laboratory facility has been certified by the College of American Pathologists as meeting CLIA requirements for the performance of highly complex testing.

         In some instances, the Company is also subject to licensing and/or regulation under federal and/or state laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of laboratory employees. In addition, the Company is subject to state regulation, such as personnel licensing requirements, which may include qualifying examinations and continuing education requirements. The failure of the Company to remain in compliance with applicable laws and regulations could have a material adverse effect on its business and financial condition.

         Potential Liability and Insurance. The provision of medical services entails an inherent risk of professional malpractice and other similar claims. The Company believes that it does not engage in the practice of medicine; however, the Company could be implicated in a medical malpractice action through one of its providers, and there can be no assurance that claims, suits or complaints relating to services delivered by a radiologist or medical service provider will not be asserted against the Company. Although the Company maintains insurance it believes is adequate both as to risks and amounts, there can be no assurance that any claim asserted against the Company for professional or other liability will be covered by, or will not exceed the coverage limits of, such insurance. In addition, the availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of the Company. The Company currently maintains liability coverage and requires all of its affiliated physicians to maintain malpractice and other liability coverage. There can be no assurance that the Company will be able to maintain insurance in the future at a cost that is acceptable to the Company or at all. Any claim made against the Company not fully covered by insurance could have a material adverse effect on the Company.

         Possible Volatility of Stock Price. Market prices for the Company's securities are influenced by a number of factors, including quarterly variations in the financial results of the Company and any competitors, changes in earnings, estimates by analysts, conditions in the digital information market, the overall economy and the financial markets.

         Substantial Indebtedness. As a result of the issuance of the Debentures and notes in connection with acquisitions, the Company has indebtedness that is substantial in relation to its stockholder's equity. See "Capitalization." The indenture relating to the Debentures imposes significant operating and financial restrictions on the Company. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and pay dividends. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise may restrict corporate activities. The indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects to obtain additional indebtedness as so permitted.

         The Company's leverage could have important consequences including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) the leverage could make the Company more vulnerable in the event of a downturn in general economic conditions or its business.

         Control by Insiders. The executive officers, directors and principal stockholders of the Company beneficially own approximately 32% of the outstanding Common Stock of the Company (including voting proxies for shares issued in recent acquisitions) and are able to influence the election of the Company's directors and thereby direct the policies of the Company. Further, as a result of being granted voting proxies with respect to shares of Common Stock to be issued in pending acquisitions, such persons will have voting control over additional shares of Common Stock.

         Possible Adverse Effects of Authorization of Preferred Stock; Anti-Takeover Provisions. The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. The Company's Certificate of Incorporation and Bylaws also contains certain provisions which could discourage a hostile bid for the Company. Further, the Company is subject to the Delaware General Corporation Law provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Common Stock, which could have a negative effect on the price of the Company's securities.

         Holding Company Structure; Subordination. The Debentures are a direct obligation of the Company, which derives substantially all of its revenues from the operations of its subsidiaries. The ability of the Company to make interest payments on or redeem the Debentures and to pay dividends, if any, on the Common Stock will be primarily dependent upon the receipt of dividends or other distributions from such subsidiaries. The payment of dividends from the subsidiaries to the Company and the payment of any interest on or the repayment of any principal of any loans or advances made by the Company to any of its subsidiaries may be subject to statutory or contractual restrictions and are contingent upon the earnings of such subsidiaries. Although the Company believes that distributions and dividends from its subsidiaries will be sufficient to pay interest on the Debentures as well as to meet the Company's other obligations, there can be no assurance they will be sufficient.

         The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. By reason of such subordination, in the event of an insolvency, liquidation or other reorganization of the Company, the Senior Indebtedness must be paid in full before the principal of, premium if any, and interest on the Debentures may be paid. At March 31, 1996, Senior Indebtedness was approximately $28.1 million, substantially all of which was incurred by subsidiaries. Because substantially all of the Company's operations are conducted through subsidiaries, claims of the creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of the Company, including holders of the Debentures, except to the extent the Company is itself recognized as a creditor of such subsidiary or such other creditors have agreed to subordinate their claims to the payment of the Debentures. Pursuant to the Indenture, the Company's subsidiaries will be prohibited from incurring Debt which is not Senior Indebtedness.

         The Debentures are not be secured by any of the assets of the Company or its subsidiaries. In addition, certain obligations of the Company, primarily acquisition and equipment indebtedness, are secured by pledges of certain assets of the Company or its subsidiaries.

         Funding of Repurchase Obligations; Absence of Sinking Fund. There is no sinking fund with respect to the Debentures, and at maturity the entire outstanding principal amount thereof will become due and payable by the Company. Also, upon the occurrence of certain events the Company will be required to offer to repurchase all or a portion of the outstanding Debentures. The source of funds for any such payment at maturity or earlier repurchase will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase. See "Description of the Debentures."

         Dividends Unlikely. The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to finance and expand the Company's business. The Company's revolving line of credit prohibits the payment of dividends without the consent of the lender. See "Dividend Policy."

         Forward-Looking Statements. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or documents incorporated by reference herein.

                                 CAPITALIZATION

         The following table sets forth as of March 31, 1996 (i) the actual capitalization of the Company and (ii) the pro forma capitalization as adjusted to give effect to the sale of the Debentures and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.



                                                                                 MARCH 31, 1996
                                                                                 --------------
                                                                       ACTUAL                    PRO FORMA(1)
                                                                       ------                    ------------
                                                                                 (In thousands)

Long-term Liabilities (excluding current portion) (2)...........        72,207                          79,986
Stockholders' Equity:
Preferred Stock, $.01 par value, 5,000,000 shares
     authorized; no shares issued...............................            --                              --
Common Stock, $.01 par value, 50,000,000
     shares authorized; 7,662,099 shares issued and
     outstanding actual; 8,665,591 pro forma (3) (4)............            77                             103
Additional Paid-in Capital......................................        24,328                          41,737
Deferred Charges................................................          (913)                           (913)
Retained Earnings...............................................         4,038                           4,038
                                                                       -------                       ---------
     Total Stockholders' Equity.................................       $27,530                       $  44,965
                                                                       -------                       ---------
     Total Capitalization.......................................       $99,737                        $136,940
                                                                       =======                        ========


- ------------------

(1) Pro forma for the six acquisitions completed subsequent to March 31, 1996 and to be completed by June 30, 1996. Assumes the issuance of approximately 1,632,969 shares of Common Stock in connection with such acquisitions. See "Pro Forma Condensed Combined Financial Statements."

(2)      Includes the Debentures.

(3) Does not include: (i) 4,237,250 shares issuable on exercise of the Class A Warrants and 8,049,500 shares issuable upon exercise of the outstanding Class B Warrants and the Class B Warrants issuable upon exercise of the Class A Warrants (of which 665,601 Class A Warrants have been exercised as of May 31, 1996); (ii) 331,500 shares issuable upon exercise of the Unit Purchase Options or 994,500 shares issuable upon exercise of the Class A or Class B Warrants included in or underlying such Units; (iii) 1,324,442 shares issuable upon exercise of the Finance Warrants (having exercise prices of $2.50 to $9.00 and expiring at various times in through 2001); (iv) 1,627,000 shares issuable upon exercise of outstanding Stock Options (having exercise prices of $2.00 to $6.50). See "Management--Stock Option Plans," "Certain Transactions," "Description of Capital Stock" and "Plan of Distribution."

(4)      Includes the Escrow Shares. See "Principal Stockholders--Escrow
         Arrangements."


                                DIVIDEND POLICY

         The Company has never paid a cash dividend and does not anticipate the payment of cash dividends on its Common Stock in the foreseeable future as earnings are expected to be retained to finance the Company's growth. Subject to applicable regulations, declaration of dividends in the future will be at the discretion of the Company's Board of Directors, which will review its dividend policy from time to time.

         The Indenture limits the Company's ability to pay dividends or make other distributions on its Common Stock. In addition, the Company has a revolving line of credit which prohibits the payment of dividends without the consent of the lender. See "Description of Debentures--Certain Covenants-- Limitation on Restricted Payments and Investments."

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock has traded under the symbol USDL on the NNM since October 9, 1995 and prior to that on the Nasdaq SmallCap Market since October 20, 1994. The following table sets forth the high and low last sale prices for the Common Stock for the periods commencing October 20, 1994 as reported by Nasdaq. These prices do not reflect retail mark-ups, markdowns or commissions.


                                                  HIGH                LOW
                                                  ----                ---
  1994
  October 20, 1994 through December 31, 1994..    5 1/4              4 1/4
  1995
  January 1 through March 31, 1995............    5 3/8              3 3/4
  April 1 through June 30, 1995...............        5             3 9/16
  July 1 through August 10, 1995..............    5 3/4              4 3/4
  October 1 through December 31, 1995.........  7 13/16              5 3/8
  1996
  January 1, 1996 through March 31, 1996......   8 9/16              6 3/8
   April 1, 1996 through June 3, 1996.........       14              7 1/4


         The closing bid price of the Common Stock as of June 4, 1996 as reported by Nasdaq was $14 per share.

         As of March 1, 1996, there were approximately 168 record holders and in excess of 2,000 beneficial holders of Common Stock.

                             SELECTED FINANCIAL DATA

         The selected consolidated historical information covering the period ended December 31, 1993, the two years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996 has been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements for the two years ended December 31, 1995 included elsewhere in this Prospectus. The pro forma financial information for the year ended December 31, 1995 and the three months ended March 31, 196 has been derived from the unaudited Pro Forma Condensed Combined Financial Statements of the Company. The Company's unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The information below should be read in conjunction with the historical and pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                                  ACTUAL                                  PRO FORMA
                                         ------------------------------------------------          -------------------------
                                           PERIOD
                                            FROM                               THREE MONTHS                       THREE MONTHS
                                        JUNE 17, 1993       YEAR ENDED            ENDED            YEAR ENDED         ENDED
                                        TO DECEMBER         DECEMBER 31,         MARCH 31           DECEMBER        MARCH 31,
                                        31, 1993(1)    1994          1995     1995      1996        31, 1995 (2)      1996
                                        -----------    ----          ----    ------     ----       ------------   ------------
                                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenues..............................     $338       $5,082       $28,839    $4,798   $12,074       $79,117      $21,590
Operating Expenses:
 General and administrative...........      470        4,298        20,339     3,562     7,558        49,732       13,121
 Depreciation and amortization........       46          515         3,003       396     1,304         8,824        2,344
 Other (income) expense...............       (4)         (80)         (227)      (26)       (2)         (428)         (42)
 Interest expense (net)...............       19          538         1,276       194       693         9,691         2477
 Non-cash financing charge............       --          854           414                                --           --
 Minority interest....................       --           --           280        62       184         1,281          312

Total expenses........................      531        6,125        25,085     4,188     9,737        69,030       18,212

Net income (loss) before income
  taxes and extraordinary item........     (193)      (1,043)        3,754                            10,087        3,378
Income tax expense (benefit)..........        1         (403)          729        12       795         3,262        1,211

Net income (loss) before
  extraordinary item..................     (194)        (640)        3,025       598     1,542         6,825        2,167
Extraordinary item....................       --           --           306        --        --           306           --

 Net income (loss) after
  extraordinary item..................    $(194)       $(640)       $3,331      $598    $1,542        $7,131       $2,167

PER SHARE(4)(5):

Primary:
 Earnings before
  extraordinary item..................     $(29)       $(.48)         $.61      $.15      $.25          $.86         $.25
 Extraordinary item...................       --           --           .06         -         -           .04            -
                                             --           --           ---   -------   -------           ---      -------
 Net earnings (loss)..................    $(.29)       $(.48)         $.67      $.15      $.25          $.90         $.25

Fully diluted:
 Earnings (loss) before
  extraordinary item..................    $(.29)       $(.48)         $.57      $.15      $.16          $.71         $.17
 Extraordinary item...................       --           --           .03         -         -           .02            -
                                                                             -------   -------         -----      -------
 Net earnings (loss)..................    $(.29)       $(.48)         $.60      $.15      $.16          $.73         $.17


Weighted average shares outstanding:

 Primary..............................  674,542    1,328,033     4,996,021    4,031,961   6,218,847   7,882,247   8,851,847
 Fully diluted........................  674,542    1,328,033    11,761,427    4,031,961  17,491,361  20,509,947  25,986,630

                                                                    ACTUAL                                 PRO FORMA
                                          -----------------------------------------------------      ---------------------
                                            PERIOD
                                             FROM                               THREE MONTHS                    THREE MONTHS
                                         JUNE 17, 1993      YEAR ENDED              ENDED           YEAR ENDED      ENDED
                                          TO DECEMBER      DECEMBER 31,           MARCH 31           DECEMBER      MARCH 31,
                                          31, 1993(1)   1994         1995      1995        1996     31, 1996(2)     1996
                                          -----------   ----         ----      ----        ----     -----------    ------
                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
OTHER OPERATIONS DATA:
EBITDA(6).............................      $--         $784        $9,002     1,236     4,516       $29,385        8,469
Ratio of Earnings to Fixed
  Charges (7)(8)......................       --           --         3.22x     4.14x     4.37x         1.98x        2.36x



                                                              DECEMBER 31, 1995             MARCH 31, 1996
                                                              -----------------             --------------

                                                                 ACTUAL                 ACTUAL         PRO FORMA(10)
                                                                 ------                 ------         -------------
BALANCE SHEET DATA:
Working Capital..............................................   $  5,946              $  53,832      $  50,317
Total assets.................................................     57,279                111,639        160,099
Long-term liabilities........................................     21,653                 72,207         91,975
Minority interest............................................        716                    812          3,363
Stockholders' equity.........................................     24,493                 27,530         44,965


- ---------------------------------
(1)  The Company commenced operations on June 17, 1993.

(2) Assumes all acquisitions completed in 1995 were completed as of January 1, 1995. See "Pro Forma Condensed Combined Financial Statements."

(3) Assumes all 1995 acquisitions, pending acquisitions to be completed in 1996 and this offering were completed as of January 1, 1995. See "Pro Forma Condensed Combined Financial Statements."

(4) Share information excludes 1,163,853 Escrow Shares. See "Principal Stockholders--Escrow Arrangements."

(5)  No cash dividends have been declared or paid by the Company.

(6) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(7) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.

(8) Earnings were inadequate to cover fixed charges by approximately $173,000 in 1993 and approximately $189,000 in 1994 (excluding the effect of a one-time non-cash finance charge of $854,000)

(9) Total number of procedures performed at Imaging Centers that were acquired in 1994 and 1995.

(10) Assumes all pending acquisitions to be completed in 1996 were completed as of March 31, 1996 and adjusted to reflect the sale of the Debentures in April 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

      The Company did not commence operations until the completion of its first acquisition in October 1993. The acquisitions completed by the Company to date are as follows: (i) Havertown Medical Lab in October 1993, (ii) Computerized Medical Imaging in June 1994, (iii) Columbus Diagnostic Center in August 1994,
(iv) Alpha Laboratory in November 1994, (v) Morton Clinical Laboratory in December 1994, (vi) Santa Fe Imaging Center in January, 1995, (vii) Laborde Diagnostic Center in February 1995, effective January 2, 1995 (80% owned),
(viii) Community Radiology of Virginia in February 1995, (ix) Arrow Clinical Laboratories in March 1995, (x) Salisbury Imaging Center effective April 1995 (80% owned), (xi) Orange Park Diagnostic Center effective June 1995, (xii) San Francisco Magnetic Resonance Center in September 5, 1995, (xiii) Advanced Medical Imaging Center in October 1995, (xiv) Modesto Imaging Center effective September 1995, (xv) FutureCare Affiliates, Inc. in November 1995, (xvi) Radiation Oncology Centers, Inc. effective March 31, 1996, (xvii) Heights Imaging Center effective June 1, 1996, (xviii) South Coast Radiologists in June 1996 and (xix) U.S. Imaging in June 1996. The following acquisitions are expected to close in June 1996: (i) DISC Imaging and (ii) Allegheny Imaging. The Company's ability to meet its objective to become the leading network provider of imaging services is dependent to a large extent upon its continuing ability to consummate acquisitions of Imaging Centers and Therapy Centers and to increase revenues after completion of each acquisition.

      As a result of the acquisitions, the Company will have recorded approximately $35.4 million of goodwill and other intangibles on its pro forma balance sheet which will be amortized over varying periods of up to 20 years and will result in annual charges to income of approximately $2.5 million for the next two years and lesser amounts in future years. The Company recognized approximately $834,000 on a historical basis and approximately $2,000,000 on a pro forma basis of goodwill and other intangibles amortization in 1995 and approximately $192,000 in 1994.
Future acquisitions will likely result in additional amortization charges.

      The Company's financial performance is substantially dependent upon its ability to integrate the operations of acquired Imaging Centers and Therapy Centers into the Company's infrastructure and reduce operating expenses of acquired entities, its ability to deliver equivalent service to clients immediately after an acquisition without significant interruption or inconvenience and various other risks associated with the acquisition of businesses, including expenses associated with the integration of the acquired businesses. In order to manage its planned continuing rapid growth, the Company will be required to hire additional management and implement new systems. Although to date the acquired entities have been operated by the Company on a profitable basis and successfully integrated into the Company, there can be no assurance that the Company will be able to successfully operate these and other operations that may be acquired in the future. Several potential acquisitions being considered by the Company are substantially larger than those acquired in the past, which will substantially increase revenues but may also pose additional operational issues. If the Company is unable to manage growth effectively, the Company's operating results could be materially adversely affected.

        Approximately 95% all of the Company's revenues are derived from third party payors. For 1995, the Company derived approximately 69% of its revenues from non-government payors and approximately 26% from government sponsored healthcare programs (principally, Medicare and Medicaid). The Company's revenues and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment as government and private third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with services providers. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitate or other financial risk-shifting payment systems by third party payors with service providers. In addition, rates paid by private third party payors, including those that provide Medicare supplemental insurance, are generally higher than Medicare payment rates. Changes in the mix of the Company's patients among the non-government payors and government sponsored healthcare programs, and among different types of non-government payors and government sponsored healthcare programs, and among different types of non-government payor sources, could have a material adverse effect on the Company. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have a material adverse effect on the Company, unless the Company is otherwise able to offset such payment reductions through cost reductions, increased volume, introduction of new procedures or otherwise.

      The Company reports revenue at the estimated net realizable amounts from patients, third-party payors and others for services rendered including estimated prospectively determined adjustments under reimbursement agreements with third-party payors. These adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future period as final settlements are determined. As a result, the Company does not have any significant bad debt expense.

RESULTS OF OPERATIONS

Three Months Ended March 31, 1996 Compared with Three Months Ended March 31,
1995.

      Net patient revenue for the three months ended March 31, 1996 increased $7,275,422 from $4,798,153 to $12,073,575 as compared to the comparable 1995 period. Net income for the three months ended March 31, 1996 increased $994,664 from $597,774 to $1,542,438 as compared to 1995. The revenue increase reflects
(i) primarily the acquisition of nine Imaging Centers, which accounted for approximately $6.6 million of the increase, (ii) enhanced marketing efforts by the Company and (iii) recapture of certain Medicare business which former physician-owners were previously prohibited from referring to Imaging Centers until the sale of such Imaging Centers to the Company. The net income increase reflects the direct relationship of such acquisitions, the implementation of internal controls over administrative functions and the consolidation of administrative and accounting functions.

      Upon acquisition of an Imaging Center, the Company initiates a process to improve operating performance through the implementation of marketing programs and the consolidation of accounting and administrative functions. It generally requires three to six months for the benefits form such programs to be reflected in operating results. As a result, actual and pro forma results of operations for the three months ended March 31, 1996 do not fully reflect such benefits with respect to the acquisition of two Imaging Centers completed in late 1995.

      The Company's clinical laboratory operations have continued to experience intense competitive and pricing pressures since 1995 as a result of managed care and independent physician practice competition. Clinical laboratory revenues accounted for approximately $569,000 or 4.7% of the Company's revenues for the three months ended March 31, 1996 (2.6% on a pro forma basis). The Company has not been seeking additional clinical laboratory acquisitions.

      Selling, general and administrative expenses for the three months ended March 31, 1996 increased $3,995,617 from $3,561,891 in the 1995 period to $7,557,508 in the 1996 period, but declined as a percentage of net revenues from approximately 74.2% to 62.6%. The increase relates to (i) the increase in net revenues from the acquisitions described above, (ii) the increase in corporate overhead as the Company consolidated or commenced consolidation of most administrative operations at its headquarters and (iii) legal, accounting and other general expenses related to a public entity.

      Amortization resulting from the goodwill and other intangibles for the three months ended March 31, 1996 increased approximately $276,000 from $116,000 to $392,000 as compared to 1995. The increase was due to the acquisitions.

      Income tax expense for the three months ended March 31, 1996 increased $782,283 from $12,306 to $794,589 as compared to 1995. The increase relates to the increase in net income at applicable tax rates and the use of the Company's remaining net operating loss carryforwards in 1995.

      Primary earnings per share for the three months ended March 31, 1996 as compared to March 31,1995 increased from $0.15 to $0.25 on an additional 2,186,886 weighted average number of shares outstanding. Fully diluted earnings per share were $.15 on 17,491,361 weighted average number of shares outstanding.

Year Ended December 31, 1995 Compared with Year Ended December 31, 1994

      Revenues increased $23,757,103 from $5,082,274 in 1994 to $28,839,377 in
1995. Net income for 1995 was $3,330,631 compared to a loss of $640,342 in 1994. The revenue increase reflects (i) primarily the acquisition of 12 Imaging Centers, which accounted for approximately $19.0 million of the increase, (ii) enhanced marketing efforts by the Company and (iii) recapture of certain Medicare business which former physician-owners were previously prohibited from referring to Imaging Centers until the sale of such Imaging Centers to the Company. The net income increase reflects the direct relationship of such acquisitions, the implementation of internal controls over administrative functions and the consolidation of administrative and accounting functions.

      Upon acquisition of an Imaging Center, the Company initiates a process to improve operating performance through the implementation of marketing programs and the consolidation of accounting and administrative functions. It generally requires three to six months for the benefits form such programs to be reflected in operating results. As a result, actual and pro forma results of operations for 1995 do not fully reflect such benefits with respect to the acquisition of five Imaging Centers completed since September 1995.

      The Company's clinical laboratory operations experienced intense competitive and pricing pressures during 1995 as a result of managed care and independent physician practice competition. Clinical laboratory revenues accounted for approximately $2.3 million or 8% of the Company's 1995 revenues (3% on a pro forma basis). The Company has not been seeking additional clinical laboratory acquisitions.

      Selling, general and administrative expenses for 1995 increased $15,538,945 from $4,298,019 in 1994 to $19,386,964 in 1995, but declined as a percentage of net revenues from approximately 85% to 70%. The increase relates to (i) the increase in net revenues from the acquisitions described above, (ii) the increase in corporate overhead as the Company consolidated or commenced consolidation of most administrative operations at its headquarters and (iii) legal, accounting and other general expenses related to a public entity.

      Amortization resulting from the goodwill and other intangibles arising from acquisitions increased $640,000 from $192,000 ($.15 per share) in 1994 to $834,000 in 1995 ($.17 per share).

      The Company incurred non-cash charges of $414,375 and $854,000 in 1995 and 1994, respectively, in connection with bridge financings in such periods. Interest expense increased $737,256 from $538,248 in 1994 to $1,275,504 in 1995 primarily as a result of equipment and other debt associated with the acquisitions.

      Earnings per share for the year ended December 31, 1995 were $ 0.67 as compared to a loss of $(0.48) the prior year, on an additional 3,667,988 weighted average number of shares outstanding. Included in such 1995 earnings per share was $0.06 for an extraordinary item which reflects a gain from a debt restructuring, net of taxes.

Pro Forma Three Months Ended March 31, 1996 Compared with Three Months Ended March 31, 1995

      Pro forma results for the three months ended March 31, 1996 reflects operations as if all acquisitions had occurred on January 1, 1996. The Pro forma net patient revenue and expense reflect operations of South Coast Radiologists, Allegheny Imaging, Heights Imaging, DISC Imaging, Radiation Oncology and U.S. Imaging from January 1, 1996 to March 31,1996.

      Pro forma net patient revenues for the three months ended March 31, 1996 were approximately $21,590,000. Pro forma general and administrative expenses for the three months ended March 31, 1996 were approximately $13,161,000, pro forma interest expense was approximately $2,294,000 and pro forma depreciation and amortization was approximately $2,344,000. Pro forma net income for the three months ended March 31, 1996 was approximately $2,252,000 or $ .25 per primary share and $.17 per fully diluted share. The pro forma revenue increase reflects enhanced marketing efforts and the recapture of certain Medicare business which former physician- owners were previously prohibited from referring to Imaging Centers until the sale of such facility to the Company. The Company believes that had all the acquisitions included in the 1996 pro forma results actually been consummated prior to January 1, 1996, and the Company had implemented its marketing programs for the full year, revenue growth would have been higher than that set forth in the pro forma statement of operations. The pro forma increase in net income reflects the cost savings from (i) consolidating administrative and accounting controls, (ii) large purchase discounts, and (iii) other significant savings from finance, radiology and maintenance contract renegotiations.

Pro Forma Year Ended December 31, 1995 Compared with Year Ended December 31,
1994

      The pro forma net patient revenues for 1995 increased $2.8 million from $65.6 million in 1994 to $79.1 million in 1995. Pro forma net income increased $2.8 million from $2.8 million in 1994 to $7.1 million in 1995. The pro forma revenue increase reflects enhanced marketing efforts and the recapture of certain Medicare business which former physician-owners were previously prohibited from referring to Imaging Centers until the sale of such facility to the Company. The Company believes that had all the acquisitions included in the 1995 pro forma results actually been consummated prior to January 1, 1995, and the Company had implemented its marketing programs for the full year, revenue growth would have been substantially higher than that set forth in the pro forma statement of operations. The pro forma increase in net income reflects the cost savings from (i) consolidating administrative and accounting controls, (ii) large purchase discounts, and (iii) other significant savings from finance, radiology and maintenance contract renegotiations.

      Pro forma selling, general and administrative expenses increased $1.3 million from $42.5 million in 1994 to $49.7 million in 1995 and remained relatively constant as a percentage of revenues. Pro forma interest expense for 1995 includes approximately $5.1 million for interest and amortization related to the Debentures.

      Same center revenues for Imaging Centers open more than one year increased approximately 8% from 1994 to 1995 from $35.1 million in 1994 to $37.9 million in 1995. Additionally, the total number of procedures performed increased approximately 23% from 143,916 in 1994 to 177,220 in 1995. The total number of procedures increased more than revenues primarily due to decreases in reimbursement rates as well as the change in the mix of procedures performed. The Company added new modalities, such as nuclear medicine, ultrasound and mammography, at certain centers that typically have revenues per procedure that are lower than the revenues from MRI and CT procedures. In general, these new modalities do not affect the revenues from existing modalities.

      In May 1996, the Company received net proceeds of approximately $6.9 million from the exercise of the overallotment option on the Debentures.

LIQUIDITY AND CAPITAL RESOURCES

      Prior to the Company's initial public offering ("IPO") in October 1994, the Company funded its activities primarily through a private placement of 613,680 shares of Common Stock which yielded net proceeds of approximately $1.1 million and an aggregate of $4.7 million ($4.2 million net) of bridge loans which were repaid upon the consummation of the IPO. The Company used approximately $4.59 million for acquisitions and approximately $800,000 for due diligence and professional fees related to acquisitions and working capital. The net proceeds of the IPO, after deducting underwriting discounts, commissions and other offering expenses, were approximately $6.8 million, of which $4.8 million was used to repay all of the outstanding bridge notes and accrued interest, and the balance of $2.0 million was used for acquisitions. In June 1995, the Company completed an $850,000 bridge financing, the net proceeds of which were approximately $725,000 and were utilized by the Company for an acquisition. The net proceeds of a secondary offering in August 1995, after deducting underwriting discounts, commissions and other offering expenses, were approximately $9.0 million, of which $875,000 were used to repay principal and accrued interest on the bridge notes and the balance for acquisitions.

      As of March 31, 1996, the Company had approximately $51.3 million in cash and cash equivalents and working capital of $54,832,454, primarily as a result of the offering of the Debentures. In May 1996, the Company received net proceeds of approximately $6.9 million from the exercise of the overallotment option on the Debentures. For the year ended December 31, 1995, the Company generated $1,549,436 in cash. The Company generated $5,959,945 from operations primarily due to net income and non-cash amortization, used $11,421,084 in investing activities (primarily acquisitions) and generated $7,020,575 from financing activities, primarily from a public offering and the refinancing of certain notes and capital leases. For the three months ended March 31, 1996, the Company generated approximately $47.0 million in cash. The Company generated $511,428 from operations primarily due to net income and non-cash amortization and generated $46,448,337 from financing activities, primarily from the Debentures, offset by the repayment of notes and capital leases. The Company generally collects its receivables within 60 days, although, in accordance with industry practice, it keeps a large allowance for doubtful accounts (approximately one-third of gross receivables) as many third party payors do not reimburse for the full amount of bills.

      The Company expects to realize additional savings and revenue at the Imaging Centers it acquired in 1995 as a result of (i) further consolidation of billing and collections in 1996, and (ii) implementing a regional "Open-MRI" marketing program targeted towards print and television advertising in an effort to enhance patient referrals.

      The Company's facilities are generally cash flow positive from the date of acquisition, and as such the Company's capital needs primarily relate to the acquisition of additional facilities. Acquisitions will be funded through cash, notes, equity securities issued by the Company, or any combinations of the foregoing. The Company has used approximately $12.2 million of the proceeds from the Debentures for acquisitions and intends to use an additional approximately $25.0 million within the next 30 days for additional acquisitions. The Company will use the remaining proceeds along with the proceeds form the exercise of the Class A Warrants for future acquisitions and for working capital and general corporate purposes.

       The Company has outstanding 3,571,649 Class A Warrants and 4,477,851 Class B Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.25 at any time until October 20, 1999. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.00 at any time until October 20, 1999. The Class A Warrants were called for redemption on June 28, 1996 and the Company expects to receive net proceeds of approximately $23.5 million upon the exercise of the Class A Warrants. In addition, the Company has outstanding (i) Unit Purchase Options relating to 331,500 Units, each Unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant ("Units") held by the underwriter of the Company's public offerings, of which 170,000 have an exercise price of $7.25 per Unit and 161,500 have an exercise price of $7.82 per Unit, (ii) [1,194,865] Finance Warrants with exercise prices ranging from $2.50 to $9.00, and (iii) 1,007,000 Stock Options with exercise prices ranging from $2.00 to $6.50. The Company is unable to predict the timing of the exercise of any of the above securities, although they are likely to be exercised at such time as the market price of the Common Stock is substantially above the exercise price of the Warrants, which will result in dilution to existing stockholders. Further, there can be no assurance that the Company will be able to effectively utilize the proceeds from any warrant exercises, which proceeds could be substantial.

      The Company has an unused line of credit of $1 million at the prime interest rate with a bank, and has been negotiating to increase the size of such line.

       As of March 31, 1996, the Company had an aggregate of approximately $20.5 million of notes payable, of which approximately $4.5 million are classified as current. Substantially all of these amounts relate to notes issued in connection with acquisitions. At that date, the Company also had $7.8 million of capital lease obligations, of which approximately $2.5 million are due in 1996. Substantially all of these obligations are related to equipment for the Company's Imaging Centers acquired pursuant to completed acquisitions. The Company's monthly payments for capitalized lease obligations aggregate approximately $200,000. The Company also pays aggregate annual rent of approximately $2.1 million for its 14 facilities. The Company has employment and consulting agreements with its executive officers and consultants providing for annual compensation of approximately $980,000 in 1996. The Company also has employment agreements with radiologists at its facilities who generally receive a percentage of net collected revenues at their center.


CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROW SHARES

      In connection with the IPO, stockholders of the Company deposited the Escrow Shares, which will be released to such stockholders if the Company attains certain earnings before taxes of at least $14 million in 1996. In the event the 506,853 Escrow Shares beneficially owned by current officers, directors, employees or consultants of the Company are released from escrow, compensation expense will be recorded for financial reporting purposes for 1996 and such release will be deemed additional compensation expense of the Company. If incurred, such compensation expense for 1996 will likely be substantial and would have the effect of substantially reducing or eliminating reportable earnings. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholder's equity or its working capital and is not expected to have a material effect on the Company's operations, it may have a negative effect on the market price of the Company's securities. See "Principal Stockholders--Escrow Arrangements."

                                   BUSINESS

      The Company is a PPM provider focused on the acquisition, operation and management of multi-modality diagnostic Imaging Centers and similar facilities. Diagnostic imaging procedures are used to diagnose various diseases and physical injuries through the use of magnetic resonance imaging ("MRI"), computed axial tomography ("CT"), mammography, X-ray, ultrasound and other technologies. The use of non-invasive diagnostic imaging has grown rapidly in recent years because it allows physicians to quickly and accurately diagnose a wide variety of diseases and injuries without exploratory surgery or other invasive procedures which are more expensive, risky and debilitating for patients.

      Since October 1993 the Company has acquired 14 Imaging Centers in nine states, three Therapy Centers, it currently has letters of intent to acquire additional Imaging Centers and it is in active discussions to acquire several additional Imaging Centers and Therapy Centers. The Company is acquiring the Therapy Centers because the businesses are operationally similar and complementary to Imaging Centers, provide cross referral opportunities and will increase the Company's overall PPM expertise. The Company also operates a clinical laboratory business in the Philadelphia metropolitan area.

STRATEGY

      The Company's objective is to become the leading network of diagnostic Imaging Centers in the United States. Key elements of the Company's strategy include:

      Focus Primarily on Diagnostic Imaging. The Company believes that a significant opportunity exists to build a multi-regional or national PPM company focusing primarily on diagnostic imaging because there is little significant competition in this industry on a national or regional basis. The Company currently has the ability to offer managed care providers quality services at competitive prices at multiple regional locations and through further acquisitions it expects its ability to increase accordingly.

      Acquire Additional Imaging Centers. The Company seeks to acquire Imaging Centers from (i) radiologist owner/operators seeking management expertise, access to managed care contracts and/or other resources offered by PPM companies, (ii) physicians who may be required by law to divest such facilities and (iii) owners seeking to leave the imaging business for various reasons. The Company also has joint ventures, and may enter into additional joint ventures with hospitals or other entities which desire access to diagnostic imaging technologies but lack sufficient financial or managerial resources. In evaluating an acquisition candidate, the Company analyzes several strategic characteristics, including the client and payor mix, the nature of services demanded in the market and currently provided by the candidate, the presence and strength of local competition, net revenues, operating income, payor reimbursement, referral patterns and volume levels of the candidate. The Company believes that there are and will continue to be many attractive acquisition opportunities because Imaging Center operators are finding it more difficult to compete independently as managed care becomes more prevalent. As the Company has grown, it has been seeking multiple-facility acquisitions to accelerate its growth rate.

      Achieve Operating Efficiencies. The Company utilizes its PPM expertise and infrastructure to manage Imaging Centers which previously lacked professional management. The Company consolidates certain aspects of operations, such as accounting, administration, billing, collections, marketing and purchasing, and believes that it can realize significant operating efficiencies from consolidation. By rendering support and management functions, the Company enables its radiologists to spend more time with their practices and marketing for the Imaging Centers, thereby increasing revenues and utilization of imaging equipment.

      Contract with Managed Care Providers. The Company actively pursues contractual arrangements with managed care organizations. The Company believes that third-party payors will increasingly prefer to contract for service on a national or regional basis, and that the Company's development of a national network of centers will permit it to obtain such contracts on favorable terms. Senior management of the Company actively markets the Company's services to administrators of managed care organizations in regions where the Company operates Imaging Centers.

      Offer New Technologies. The Company offers state-of-the-art diagnostic imaging technologies at its Imaging Centers. The Company has upgraded the MRI, CT and nuclear medicine equipment at several locations following acquisitions, resulting in improved image quality and increased referring physician satisfaction. The Company also has begun installing new high quality "Open MRI" equipment at certain locations, enabling its Imaging Centers to offer MRI services to patients who would otherwise forego this procedure due to obesity or claustrophobia. In addition, the Company is adding new modalities and procedures at most locations. Most of the new technologies are designed to shorten the examination time, resulting in increased capacity and profitability.

      Professional Marketing. In order to expand referral sources, the Company provides marketing training and materials to Imaging Center personnel in order to effectively market to area physicians and third-party payors such as managed care organizations. Most Imaging Centers have previously focused their marketing efforts only on physician-owners and not managed care organizations. The Company utilizes a variety of marketing techniques in the community where it does business, including meetings between the administrators or account executives and physicians or their staffs, financial and social seminars, mailings of technical case studies and clinical articles, and regular contacts between a center's radiologist, management and the referring physician communities and local managed care organizations.

      Expand to Related Businesses. The Company has recently been evaluating acquisitions of closely related medical businesses where it can apply its PPM expertise and potentially increase its diagnostic imaging business. The Company has recently acquired a majority interest in a radiation oncology therapy company that owns three Therapy Centers, which the Company believes will complement its existing business because of the similar economics and referral bases, particularly in Modesto, California, which will have an Imaging Center and Therapy Center in close proximity.

      Provide PPM Services to Unaffiliated Centers. In addition to providing physician practice management services to its own facilities, the Company recently began offering its PPM services to independent diagnostic centers and radiologist practices and hospital radiology practices. The Company believes that its expertise will be useful for practices that have not had the benefit of professional management. Each client is able to contract for individual or a full range of services, including accounting, billing, collections, debt consolidation, management information systems, purchasing and human resources. The Company anticipates that it will price its services using a number of methods, including fee-for-services, percentage of revenue or savings, capitation or on a project basis. The Company believes that providing such PPM services will increase the Company's profile in the industry and give it access to additional acquisition candidates.

INDUSTRY OVERVIEW

      Imaging Centers have played a vital role in the healthcare delivery system by offering diagnostic services such as MRI, CT, X-ray and mammography in an outpatient setting. Diagnostic imaging procedures are used to diagnose various diseases and physical injuries through the use of MRI, CT, mammography, X-ray, ultrasound and other technologies. The use of non-invasive diagnostic imaging has grown rapidly in recent years because it allows physicians to quickly and accurately diagnose a wide variety of diseases and injuries without exploratory surgery or other invasive procedures, which are usually more expensive, risky and debilitating for patients. While conventional X-ray continues to be the primary imaging modality in the number of procedures performed, the use of the more sophisticated MRI and CT procedures has grown due to increased diagnostic capabilities. Industry analysts estimate that imaging centers performed over 22 million procedures in 1994, a 10.9% increase over 1993. Utilization continues to grow because there is increased demand for services as well as new procedures being introduced.

      The number of non-hospital-affiliated Imaging Centers has grown from approximately 700 in 1984 to over 2,200 at the end of 1995 due to a number of factors. First, the enactment of new government reimbursement programs in 1983 put strict controls on inpatient reimbursement, which led to the expansion of all types of freestanding outpatient services, including outpatient surgery, ambulatory and imaging centers. Second, the use of MRI, CT and other equipment became more prevalent due to quality and quantity of diagnostic information, technological improvements and increased government and third- party reimbursement. Although MRI was developed in the late 1970s, it was not approved for Medicare reimbursement until 1984 and ultrasound and low-dose mammography technology improved in the late 1980s. New technologies and procedures continue to be developed, although some, such as positron emission tomography ("PET") scanners, are relatively expensive and are not considered cost-effective for most procedures. Third, the number of hospital and physician joint ventures increased in the 1980s as hospitals were eager to minimize their financial exposure for expensive equipment and physicians were seeking investments at a time when traditional tax shelters were being eliminated.

      Imaging Centers are typically independently owned and managed. The industry is highly fragmented, which is reflected in the fact that at December 31, 1994 there was no dominant national imaging services provider. At December 31, 1995, no entity owned more than 55 centers and the ten largest operators owned a total of approximately 200 centers, or less than 10% of the total number of Imaging Centers. Generally, these companies have not performed well in recent years because they have not adapted well to the managed care environment, utilize aging equipment or have poor locations, suffer from decreased reimbursement and have been restricted by the self-referral and anti-kickback restrictions. Accordingly, the Company believes that these companies have not been actively seeking additional acquisitions.

ACQUISITIONS

      The following is a summary of the Company's completed and pending acquisitions.


DATE                     NAME                            LOCATION                    BUSINESS               OWNERSHIP %
- ----                     ----                            --------                    --------               -----------

10/93       Havertown Medical Laboratory           Havertown, PA               Clinical Blood Lab              100%
6/94        Computerized Medical Imaging Center    Sherman Oaks, CA            Multi-Modality Imaging          100
8/94        Columbus Diagnostic Center             Columbus, GA                Multi-Modality Imaging          100
11/94       Alpha Laboratory                       Havertown, PA               Clinical Blood Lab              100
12/94       Morton Clinical Laboratory             Morton, PA                  Clinical Blood Lab              100
1/95        Santa Fe Imaging Center                Santa Fe, NM                Multi-Modality Imaging          100
2/95        Laborde Diagnostic Center              Lafayette, LA               Multi-Modality Imaging           80
            Southern Diagnostic Center             Lafayette, LA               Multi-Modality Imaging           80
2/95        Community Radiology of Virginia        Bluefield, VA               Multi-Modality Imaging          100
                                                   Princeton, WV               Multi-Modality Imaging          100
3/95        Arrow Medical Clinical Laboratory      Philadelphia, PA            Clinical Blood Lab              100
7/95        Salisbury Imaging Center               Jacksonville, FL            Multi-Modality Imaging           80
8/95        Orange Park Diagnostic Center          Jacksonville, FL            Multi-Modality Imaging          100
9/95        San Francisco MRC                      San Francisco, CA           MRI                             100
10/95       Advanced Medical Imaging Center        Montgomery, AL              Multi-Modality Imaging          100
11/95       FutureCare Affiliates, Inc.                                                                        100
            Valley Presbyterian MRC                Van Nuys, CA                MRI                            59.9

            San Luis Obispo Diagnostic Center      San Luis Obispo, CA         Multi-Modality Imaging           60
12/95       Modesto Imaging Center                 Modesto, CA                 Multi-Modality Imaging          100
5/96        Heights Imaging Center                 Haddon Heights, NJ          Multi-Modality Imaging          100
5/96        Radiation Oncology (3 Therapy          Modesto, CA                 Radiation Therapy              50.1
            Centers)
5/96        South Coast Radiologists               Coos Bay, OR                Multi-Modality Imaging          100
6/96        U.S. Imaging  (6 Imaging Centers)      Houston/San Antonio,        Multi-Modality                  100
                                                   Texas
Pending     DISC Imaging                           Charleston, SC              Multi-Modality Imaging           80
Pending     Allegheny MRI (4 Imaging Centers)      Pittsburgh, PA              MRI                             100


      On June 4, 1996, the Company announced that it had entered into a letter of intent to enter into a joint venture with a wholly-owned subsidiary of Phycor, Inc. to lease outpatient imaging equipment and facilities to affiliated providers in southern Georgia and northern Florida through a new entity. The joint venture will initiate operations in the north Florida area with both the Company and the Phycor subsidiary contributing their outpatient imaging and nuclear medicine facilities to the new venture in return for equal interests in the joint venture. The Company will contribute its Salisbury and Orange Park facilities. In addition, a new facility in the Riverside area of Jacksonville is expected to be completed and open August 30, 1996. The facilities will then be leased to an affiliate of the Company and First Coast Medical Group, a clinic managed by the Phycor subsidiary, which physician group will actually provide the services.

      In addition, the Company is a 60% general partner in a partnership operating an Imaging Center in Wilkes Barre, Pennsylvania which opened in May 1996. The Company also has an agreement to build an Imaging Center in Nassau, Bahamas and expects to open the Nassau facility by July 1996.

      The Imaging Centers acquired by the Company generally are the dominant or sole non-hospital-affiliated outpatient facility in their geographic market and have a strong physician referral base and/or numerous managed care contracts. Following an acquisition, the Company provides management and administrative systems, marketing and technical support, centralized billing, collection and payable services and often is able to renegotiate debt, equipment leasing, radiology and supply agreements to immediately increase cash flow and operating efficiency at its Centers. The Company has also added additional modalities and new technologies to many of its centers in order to further increase revenues.

      The Company has financed its acquisitions with cash, notes, equipment leases, assumption of indebtedness, equity securities issued by the Company, or any combination of the foregoing and expects to finance future acquisitions similarly. The Company generally seeks to acquire at least an 80% interest in a Center, but in certain cases only purchases a majority interest. In certain of the acquisitions, a portion of the Common Stock issued is held in escrow pending the attainment of certain revenue or earnings targets of the acquired Center. The Company also has entered into long-term radiology agreements with radiologists who were owners of centers purchased by the Company. In connection with certain acquisitions, the Company also entered into property leases at fair market value for the facility, many of which are with the physician partnership that was the seller of the facility.


IMAGING OPERATIONS

      Prior to completing the acquisition of an Imaging Center, the Company closely evaluates the efficiency of operations. The Company believes it can utilize its management expertise and purchasing power to more efficiently manage and increase the cash flow of Imaging Centers while maintaining the highest level of service to physicians and managed care organizations. By centralizing such functions as payables, payroll, maintenance, collections, accounting and purchasing after an acquisition, the Company is able to realize economies of scale while allowing Imaging Centers to place more emphasis on providing efficient and quality care. The Company is also able to utilize its credit quality to receive preferential rates from major equipment vendors and lessors and the Company's volume of business permits it to qualify for discounts for equipment maintenance and film, which are substantial operating expenses of Imaging Centers.

      Diagnostic imaging services are performed on an outpatient basis by experienced radiological technicians. After the diagnostic procedures are completed, the images are reviewed by radiologists under contract to the Company, who prepare a report of the tests and their findings, which are then delivered to the referring physician. Additionally, upon request, a report of any critical abnormality, or "stat report," is provided by phone as soon as the test is completed and evaluated.

      Each of the Company's facilities have agreements with radiologists as independent contractors under long-term agreements to provide all radiology services to the Imaging Center. Radiologist compensation averages 15% of net collections attributable to radiology services performed by the radiologist. The interpreting physicians are board-certified or board eligible specialists in radiology, cardiology or neurology as appropriate. The centers bill and collect globally for their technical services and the professional services of the interpreting physicians.

      Imaging revenues generally are dependent to a large extent upon the acceptance of outpatient diagnostic imaging procedures as covered benefits under various third-party payor programs. The Company's experience is that payment for these services are approved by both private insurers and the Medicare and Medicaid reimbursement programs. Although the Company intends to continue participation in such reimbursement programs, there can be no assurance that its imaging procedures will continue to qualify for reimbursement.


RADIATION THERAPY

      Radiation oncology therapy, the treatment of cancer with high energy radiation, is commonly used to destroy localized tumors and to reduce pain and other symptoms. This therapy is typically provided under the care of a radiation oncologist, a physician with additional subspecialty training in radiation oncology. Due to cost-containment initiatives, the trend in cancer therapy, like that of diagnostic imaging, has been to provide this treatment in an outpatient setting. The Company believes that radiation oncology services are complementary to the imaging services business currently conducted by the Company and that there are significant acquisition opportunities in this area. The Company believes that its PPM expertise is directly applicable to Therapy Centers because of the operational similarity to Imaging Centers and because of the similar referral base.

      In May 1996, the Company purchased a 50.1% interest in Radiation Oncology Centers, Inc. ("ROC") from its two existing stockholders. ROC owns and operates three Therapy Centers in northern California, one of which is next to the Company's Modesto Imaging Center facility.

CLINICAL LABORATORY OPERATIONS

      The clinical laboratory tests performed by the Company measure the levels of chemical and cellular components in human body fluids and tissue. These include procedures in the area of blood chemistry, hematology, urine chemistry, immunology, virology, serology, microbiology, endocrinology, toxicology, tissue pathology and cytology. Commonly ordered individual tests include red and white blood cell counts, pap smears, and procedures to measure blood glucose levels and to determine pregnancy. The Company processes approximately 57,000 procedures per year, most of which consist of multiple tests. Many of the referred tests are specialized tests that the Company's laboratory does not perform because there is not sufficient demand to do these tests economically in-house. The clinical laboratory business currently accounts for less than 5% of the Company's revenues on a pro forma basis and the Company has been seeking to sell this operation.

MANAGEMENT SERVICES

      In addition to providing practice management services to its own facilities, the Company recently began offering its PPM services to independent diagnostic centers and radiology practices. The Company believes that its expertise will be useful for practices that have not had the benefit of professional management. Each client is able to contract for individual or a full range of services, including accounting, billing, collections, management information systems, purchasing and human resources. The Company anticipates that it will price its services using a number of methods, including fee-for-services, percentage of revenue or savings, capitation or on a project basis.

TELERADIOLOGY

      In 1995, the Company began installation of a teleradiology system for use at selected Imaging Centers. This system is designed to permit MRI, CT and other digital images to be electronically transmitted from the Imaging Center where the procedure was performed if the radiologist is unavailable to another Imaging Center for reading by a radiologist. The Company believes that this system will permit it to utilize the specialized expertise of certain of its affiliated radiologists, offer radiology services to joint ventures and at times permit it to reallocate readings during periods of high demand at certain centers.

CLIENTS AND PAYORS

      Each facility currently receives referrals from several hundred physicians. In 1995, revenues from Blue Cross/Blue Shield and other insurance carriers accounted for approximately 41% of the Company's revenues, Medicare and Medicaid accounted for approximately 26% of revenues, managed care for approximately 21% of revenues and the remainder was derived directly from patients and worker's compensation cases.

      The Company has over 300 managed care contracts in place to provide services on a fixed-fee for service basis. All facilities are attempting to obtain additional managed care contracts.

      The Company has centralized billings and collections for the four western U.S. Imaging Centers at Sherman Oaks, California and for the two Jacksonville Imaging Centers at one of such centers. During 1996 the Company plans to centralize the remaining locations, which are currently responsible for their own collections. Due to cash flow and technical considerations, the Company generally takes several months to consolidate billings of an Imaging Center after its acquisition. None of the facilities has experienced any significant collection problems and receivables are typically collected over a 30 to 90 day period. The collection period has remained relatively constant over recent periods. Medicare receivables are usually collected over an approximately 45 to 60 day period.

COMPETITION

      The market for diagnostic imaging services is highly competitive. The market is highly fragmented, with over 2,200 outpatient diagnostic Imaging Centers nationwide and no dominant national imaging services provider. Competition varies by market and is generally higher in larger metropolitan areas where there is likely to be more facilities and more managed care organizations putting pricing pressure on the market. The Company competes with larger healthcare providers, such as hospitals, as well as other private clinics and radiology practices that own diagnostic imaging equipment. Competition often focuses on physician referrals at the local market level. Successful competition for referrals is a result of many factors, including participation in healthcare plans, quality and timeliness of test results, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times. Most of the Company's Imaging Centers are the largest non-hospital-affiliated outpatient diagnostic imaging facility in their geographic area. Competition in the radiation oncology therapy market is similar to the competition in the imaging market.

      The Company believes that the Philadelphia clinical laboratory market is dominated by a few large independent clinical laboratory companies, all of which have substantially greater financial resources and managed care affiliations than the Company. The Company's clinical laboratory market share in the Philadelphia market is very small and this line of business represents less than 5% of the Company's business. The Company competes primarily on the basis of the quality of its testing, reporting and information services, its reputation in the medical community and price.

REGULATION AND REIMBURSEMENT

      Overview. The healthcare industry is highly regulated and is undergoing significant change as third- party payors, such as Medicare and Medicaid and Blue Cross/Blue Shield plans, increase efforts to control the cost, utilization and delivery of healthcare services. Legislation has been proposed or enacted at both the federal and state levels to regulate healthcare delivery in general and radiology and clinical laboratories services in particular. The Company believes that reductions in reimbursement for Medicare services may be implemented from time to time, which may lead to reductions in the reimbursement rates of other third-party payors as well. The Company cannot predict the effect healthcare reforms may have on its business, and there can be no assurance that such reforms will not have a material adverse effect on the Company's operations. All of the Company's facilities are subject to governmental regulation at the federal, state and local levels.

      Regulation of Outpatient Imaging Services. The operation of outpatient Imaging Centers requires a number of licenses, including licenses for technical personnel and certain equipment. The Company believes that it is in compliance with applicable licensure requirements. The Company further believes that diagnostic testing will continue to be subject to intense regulation at the federal and state levels and cannot predict the scope and effect thereof.

      Diagnostic Imaging Centers performing mammography services must meet federal, and in some jurisdictions, state standards for quality as well as certification requirements. Under interim regulations issued by the Food and Drug Administration the ("FDA"), all mammography facilities are required to be accredited; undergo an annual mammography facility physics survey; be inspected annually and pay an annual inspection fee; meet qualification standards for interpreting physicians, mammography technologists, and medical physicists; meet certification requirements for adequacy and training and experience of personnel; meet quality standards for equipment and practices; and meet various requirements governing record keeping of patient files. In addition, the FDA has proposed regulations governing standards for mammography X-ray equipment, medical physicists standards and minimum quality standards for mammography facilities including personnel standards and quality control. Sanctions for violating the Mammography Quality Standards Act of 1992 ("MQSA") are varied, ranging from civil monetary penalties, suspension or revocation of certificates and injunctive relief. Moreover, the MQSA requires conformance with these standards to obtain payment for Medicare services. Although all of the Company's facilities are currently accredited by the Mammography Accreditation Program of the American College of Radiology and the Company anticipates continuing to meet the requirements for accreditation, the withdrawal of such accreditation could result in the revocation of certification, if FDA so determines. All of facilities have received their FDA certifications.

      Reimbursement for Radiology Services. In general, Medicare reimburses radiology services under a physician fee schedule which covers services provided not only in a physician's office, but also in freestanding Imaging Centers, Therapy Centers, portable X-ray suppliers, hospitals and other entities. The scheduled amount is based on a resource-based relative value scale, recognizing three separate components of the physician's services: professional, technical and malpractice. For radiology there are separate Medicare scheduled amounts for the professional component of a service or procedure (i.e., the physician's time) and the technical component of the service or procedure (i.e., services and supplies necessary to perform the procedure).

      Congress and the Department of Health and Human Services ("HHS") have taken various actions over the years to reduce reimbursement rates for radiology services and proposals to reduce rates further are anticipated. There have been many proposals discussed within the last few years to further modify reimbursement. The Company is unable to predict which, if any, proposals will be adopted. Any reductions in Medicare reimbursement for radiology services could have a material adverse effect on the Company. In 1990, Congress extended Medicare benefits to include coverage of screening mammography. To receive Medicare reimbursement for such services, mammography facilities must meet existing prescribed quality standards for screening mammography. The regulations apply to diagnostic mammography and image quality examination as well as screening mammography. The Company's facilities meet all prescribed quality standards.

      Reimbursement for Radiation Oncology Therapy Services. Radiation therapy services are regulated on the federal level similar to imaging services and Medicare reimbursement for treatment is calculated using a similar physician fee schedule.

      Regulation of Clinical Laboratories. Under CLIA, all laboratories must be certified by the federal government, meet governmental standards, undergo proficiency testing, be subject to inspections and remit fees. Most states, including Pennsylvania, also maintain clinical laboratory licensing programs. These licensing and certification programs set standards in areas such as quality control, record keeping and personnel qualifications, including, in varying measure from state to state, educational experience and licensure requirements for various levels of personnel responsible for testing. Compliance with these standards is verified by periodic inspections by the appropriate federal, state or local agency. In addition, licensing and certification entail proficiency testing which involves testing of actual specimens that have been specifically prepared by the regulatory authority or designated agency for testing by the laboratory. The Company's clinical laboratory operation is CLIA certified, state licensed and Medicare-certified.

      Sanctions for violating CLIA are varied, and, depending upon the violation, may be severe. The sanctions range from mandating a directed plan of correction to imposition of criminal sanctions. CLIA provides that a state may require more stringent regulations than the federal law. Violation of federal or state licensing or certification standards or other statutes or regulations affecting clinical laboratories may result in suspension or revocation of licenses, recoupment of payments by Medicare or Medicaid, exclusion from the Medicare and Medicaid programs, and criminal and civil penalties.

      Reimbursement for Clinical Laboratory Services. Containment of healthcare costs, including reimbursement for clinical laboratory services, has been a focus of ongoing governmental activity. Approximately 65% of the Company's revenues for the year ended December 31, 1995 from its clinical laboratory testing business were derived from tests performed for Medicare patients (principally patients 65 and older). In 1984, Congress established a Medicare fee schedule for clinical laboratory services performed in most outpatient laboratories, adjusted annually to reflect inflation, which imposes a national ceiling on the amount that can be paid under the fee schedule. For Medicare patients, laboratories must accept the scheduled amount as payment in full and must bill the program directly. Clinical laboratory services furnished to Medicare beneficiaries who are hospital inpatients are included in the diagnosis- related group ("DRG") payment for hospital service under Medicare's prospective payment system. Since 1987, Congress has taken a variety of actions to either lower or reduce the increase in reimbursement rates for clinical laboratories. In addition, a number of other proposals for legislation or regulation have been discussed which, if adopted, could have had the effect of substantially reducing Medicare reimbursements to clinical laboratories.

      Regulation of Radiology and Laboratory Ownership. Medicare payment rules discourage physicians from maintaining an investment interest in laboratory and radiology operations. The Omnibus Budget Reconciliation Act of 1989 ("OBRA 89") included two provisions designed to discourage physicians from referring their patients to clinical laboratories in which the physicians have an economic interest. First, Congress acted to prohibit "shell labs" by requiring that at least 70 percent of the testing procedures billed to Medicare is provided on-site. Similarly, Medicare has adopted a "purchased services" limitation under which physicians may not bill Medicare a marked-up amount for diagnostic testing services purchased from outside vendors. In addition, in order to avoid shell lab status, the entity performing the service, and not the referring facility, must bill for such services. In order to bill Medicare for such services, the physician must own or lease the equipment and employ the technician. Like the "shell" laboratory rule, this payment limitation also has resulted in fewer physicians' billing Medicare for radiology and other diagnostic services and a reduction in facility discounts to physicians.

      Second, effective January 1, 1992, a provision of OBRA 89, commonly known as the "Stark Law," prohibits, with certain exceptions, physicians from referring Medicare patients to clinical laboratories in which the physician has an economic interest. Physicians and group practices will, however, continue to be reimbursed by Medicare for testing performed in their own offices under the direction of the physicians under specified conditions. In 1993, Congress extended the physician self-referral prohibition, effective January 1, 1995, to other entities, including radiology or other diagnostic services and radiation therapy services. In October 1994, Congress passed legislation deleting "or other diagnostic services" from the federal self-referral law, and inserted instead "including magnetic resonance imaging, CAT scans and ultrasound services." Also, effective January 1, 1995, physicians are prohibited from referring Medicaid patients to clinical and diagnostic laboratories in which the doctors have an ownership interest. Violations of the law may result in denial of payments for the service, an obligation to refund payment for the service, payment of civil monetary penalties and/or exclusion from the Medicare and Medicaid programs.

      The Company has structured its acquisitions of physician-owned ventures in a manner which it believes does not raise significant issues under the anti-kickback and self-referral regulations.

      In addition to federal restrictions, a number of states have enacted prohibitions against physicians referring to entities in which they have an ownership interest. California law, for example, prohibits a physician from referring a patient for diagnostic imaging services if the physician has a financial interest in the entity that receives the referral. The statute provides several exceptions. One exception permits a physician to refer patients to an entity with which the physician has a lease agreement for equipment if certain specific terms are met. The Company believes that it has structured its acquisitions involving leases to ensure that the lease arrangement complies with these requirements. Other acquisitions were structured so that no ongoing financial relationship exists with referring physicians.

      Infectious Wastes. The Company is also subject to licensing and regulation under federal and state laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. The sanctions for failure to comply with these regulations may be denial of the right to conduct business, significant fines and criminal penalties, any of which, if imposed, could have a material adverse effect on the Company. The Company believes that it is in substantial compliance with all applicable laws and regulations relating to these materials.

INSURANCE

      The Company could be subject to legal actions arising out of the performance of its testing services. Damages assessed in connection with, and the cost of defending, any such actions could be substantial. The Company has readily obtained and currently maintains liability insurance which it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or increase such coverage or to do so at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its affiliated physicians to maintain malpractice and other liability coverage.

EMPLOYEES

      At May 1, 1996, the Company had approximately 350 full time employees, none of whom are represented under union contracts. The Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

      The Company is not party to any legal proceedings which, if adversely determined, would have a material adverse effect on its operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The directors and executive officers of the Company are as follows:



NAME                           AGE                 POSITION
- ----                           ---                 --------
Jeffrey A. Goffman...........   38      Chairman of the Board and Chief
                                        Financial Officer
Robert D. Burke, M.D.........   40      President and Director
Amos F. Almand, III..........   47      Senior Vice President and Director
David Cohen..................   43      Senior Vice President--West Coast
                                        Operations
Todd R. Smith................   32      Vice President--Chief Information
                                        Officer
Andrew J. Anello.............   40      Director
William M. Harper, IV, M.D...   43      Director
Charles J. Jacobson..........   56      Director
Gordon Rausser...............   51      Director


      Jeffrey A. Goffman founded the Company in 1993 and has served as the Chairman of the Board and Chief Executive Officer since its inception. Mr. Goffman was one of the founding partners of Goffman and Associates, CPA, PC, an accounting firm in Valley Stream, New York. From 1988 to 1992, Mr. Goffman was managing partner of such firm. Mr. Goffman is a certified public accountant licensed in New York and Florida and holds a B.S. degree in Accounting from The University of Hartford.

      Robert D. Burke, M.D. has been President since June 1994 and a Director since January 1994. Dr. Burke has been a practicing Neuroradiologist in Palm Beach County, Florida since 1986 and was Chairman and Director of the Department of Radiology at Wellington Regional Medical Center, an acute care hospital in Palm Beach County, Florida from 1988 to March 1995. Dr. Burke is also Chairman and President of Midtown Imaging, P.A., an outpatient diagnostic facility in West Palm Beach, Florida. Dr. Burke is a board certified radiologist with fellowship training in neuroradiology. Dr. Burke received his M.D. from the University of Louisville School of Medicine and completed his residency training at the University of Chicago, Michael Reese Hospital and performed fellowship training at Strong Memorial Hospital, University of Rochester, Rochester, New York.

      Amos F. Almand, III was elected Senior Vice President and a Director in May 1995. Mr. Almand has been a developer and operator of medical facilities in the Jacksonville, Florida area for over ten years and was responsible for the development and syndication of eight medical properties since 1983 and numerous other residential and commercial developments. Mr. Almand organized and was the owner of the general partner of Salisbury Imaging Ltd. from its founding in 1990 until its acquisition by the Company in 1995. Mr. Almand has a B.A. and a Masters in Finance from the University of Georgia.

      David Cohen has been Senior Vice President--West Coast Operations since September 1995. Mr. Cohen has been responsible for and/or involved with the development of diagnostic imaging centers for the past 13 years. Prior to joining the Company, Mr. Cohen was an independent consultant since October 1994. From November 1992 to September 1994, Mr. Cohen was the President of FutureCare Affiliates, Inc. ("FCA"), a company which he co-founded and that is the majority owner of two Imaging Centers in California and which was acquired by the Company in November 1995. During 1991 and 1992, he was the Western Regional Manager for New Ventures and Acquisitions for DVI Health Services, Inc., a publicly traded national health services organization. From 1986 to 1991 he served as a Magnetic Resonance Imaging Consultant for Diasonics/Toshiba America Medical Systems. Mr. Cohen has a degree from the University of Montreal, School of Business.

      Todd R. Smith was elected Vice President effective January 1, 1996. From October 1992 until its acquisition by the Company in November 1995, Mr. Smith was the Vice President and then President of FCA, which he co-founded in 1992. From June 1991 to October 1992 he was an assistant Vice President of DVI Health Services Corp., a publicly traded national health services organization, where he directed the acquisition and development of six healthcare service businesses. From 1986 to 1991 he was Director of Project Development of TME, Inc., a national venture-backed privately-held health services organization, where he directed the development of outpatient diagnostic imaging center limited partnerships. Mr. Smith has a B.B.A. from the University of Texas at Austin.

      Andrew J. Anello has been a director since November 1993. Since January 1996, Mr. Anello has been a consultant for Simione Central Inc., a home healthcare consulting firm. From 1988 to January 1996, Mr. Anello was the Vice President of Reimbursement and Finance of Staff Builders, Inc., a publicly traded company involved in the ownership and management of certified home healthcare agencies. From 1978 to 1988 he was an audit supervisor for Empire Blue Cross and Blue Shield. Mr. Anello has a B.S. in Accounting from Queens College.

      William M. Harper, IV, M.D. has been a director since May 1995. Dr. Harper has been a practicing urologist since 1982. Dr. Harper was a founding partner of the former owner of Columbus Diagnostic Center ("CDC") and has been a consultant to CDC since its acquisition by the Company in August 1994. Dr. Harper has a B.S. from Georgia Southwestern College and an M.D. from the Medical College of Georgia.

      Charles Jacobson has been a director since June 1995. Since 1983, Mr. Jacobson has been the Chairman and Chief Executive Officer of Jacobson, Abernathy & Associates, Inc., a diversified healthcare consulting firm with headquarters in the Tampa Bay area that provides management and consulting services to hospitals, physician groups, independent practice associations and other ancillary service organizations throughout the southeastern United States. Mr. Jacobson has over 25 years of healthcare- related experience in the development of new healthcare ventures. He serves on the board of directors of St. John's River Rural Health Network, all of which are in the greater Jacksonville area. He is also the president of Manatee Medical Enterprises Incorporated, a durable medical equipment provider that distributes throughout the southeastern United States. Mr. Jacobson has a B.S. from Christian Brothers University and an M.B.A. from DePaul University.

      Gordon Rausser, Ph.D. has been a director since September 1994. Dr. Rausser is a principal of the Law & Economics Consulting Group, Inc., an economics consulting group that provides consulting and litigation support services primarily to Fortune 500 companies. Dr. Rausser has served as the Dean of the College of Natural Resources since 1994 and has been the Robert Gordon Sproul Distinguished Professor at the University of California at Berkeley since 1986. He was also the Chairman of the Department of Agricultural Resource Economics from 1979 to 1985. Dr. Rausser served on the Council of Economic Advisors from 1986 to 1987 and as Chief Economist of the Agency for International Development from 1988 to 1990. Dr. Rausser has a B.S. from California State University at Fresno and a Ph.D. from the University of California, Davis.


                             SELLING SECURITYHOLDERS

         The following securities are covered by this Prospectus:

         1. The resale by the holders identified herein of up to 57,500,000 principal amount of Debentures.

         2. The resale by the holders identified herein of up to 6,388,889 shares of Common Stock issuable upon the conversion of the Debentures.

         3. The resale by the holders identified herein of up to 880,445 shares of Common Stock.

         The table below provides certain information with respect to the principal amount of Debentures and the number of shares of Common Stock of the Company (i) beneficially owned by Selling Securityholders as of April 30, 1996, and registered for sale. Except as otherwise indicated, the principal amount of Debentures and the number of shares of Common Stock reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under such Rule each Selling Securityholder is deemed to beneficially own the number of securities of the Company issuable upon the exercise of options, warrants, or rights to purchase securities of the Company, which rights are exercisable within sixty days.

         Each Selling Securityholder is registering for sale all Debentures held by it and all shares issuable upon a conversion of the Debentures. Upon the sale by each Selling Securityholder of the Debentures registered for sale, such holder will not hold any Debentures.

         The Debentures were originally sold by the Company in a private placement that closed in April and May 1996. Each Selling Securityholder either acquired the Debentures directly in such private placement or by a private purchase subsequent to closing of such private placement. Selling Securityholders also may have purchased shares of the Company's Common Stock from time to time in the open market or in private transactions not involving the Company. Except as set forth below, the Company has no other relationships with and has not engaged in any other transactions with any of the Selling Securityholders.

         The following table includes information furnished to the Company on behalf of the Selling Securityholders which hold Debentures. Based on such information, after the sale by it of the Debentures and shares of Common Stock hereby registered for sale, no Selling Securityholder will own, as of May 31, 1996, any shares of Common Stock.


                                                     DEBENTURES                DEBENTURES           SHARES
                                                    OWNED AS OF                REGISTERED         REGISTERED
SELLING SECURITYHOLDER                              MAY 31, 1996                FOR SALE           FOR SALE
- ----------------------------------------            ------------              -------------      -----------
Allstate Insurance                                    $ 1,500,000               $ 1,500,000          166,666
American Capital                                        2,000,000                 2,000,000          222,222
Cincinnati Financial                                    1,500,000                 1,500,000          166,666
CNA Insurance                                           1,000,000                 1,000,000          111,111
Dean Witter Asset                                       1,500,000                 1,500,000          166,666
Eagle Asset Management                                    200,000                   200,000           22,222
Fidelity Investments                                    6,000,000                 6,000,000          666,666
Forest Investments                                      1,050,000                 1,050,000          116,667
Franklin Funds                                          6,500,000                 6,500,000          722,222
Fred Alger, Inc.                                          500,000                   500,000           55,555
Froley Revy, Inc.                                       1,250,000                 1,250,000          138,888
General Motors Pension Fund                             5,000,000                 5,000,000          555,555
Guardian Life                                           5,250,000                 5,250,000          583,333
IDS/American Express                                    2,000,000                 2,000,000          222,222
JMG Capital                                               500,000                   500,000           55,555
Laterman & Co.                                          1,000,000                 1,000,000          111,111
Lynch & Mayer                                           4,000,000                 4,000,000          444,444
Merrill Lynch Asset Management                          2,500,000                 2,500,000          277,777
New York Life                                           4,500,000                 4,500,000          500,000
Oaktree Capital Management                              5,000,000                 5,000,000          555,555
Putnam Management                                       4,000,000                 4,000,000          444,444
Zazove & Assoc.                                           750,000                   750,000           83,333
                                                          -------                   -------           ------

Total                                                 $57,500,000               $57,500,000        6,388,879

         The following table sets forth certain information concerning stock ownership of Selling Securityholders which hold Common Stock.


                                     SHARES BENEFICIALLY                                           SHARES BENEFICIALLY
                                        OWNED BEFORE                      SHARES TO                    OWNED AFTER
SELLING STOCKHOLDER                     THE OFFERING                     BE OFFERED                   THE OFFERING
- -------------------                 ---------------------------          ----------              --------------------------
                                   NUMBER           PERCENTAGE(1)                                NUMBER        PERCENTAGE(1)
                                   ------           -------------                                ------        -------------

Gordon Rausser (2)                 640,000 (3)         7.0                400,000               240,000           2.6
Forum Capital Markets, L.P.(4)     319,445             3.5                319,445                     0             *
Errington Capital, Ltd.            100,000 (5)         1.1                 18,000                82,000             *
Coyote Consulting &
  Financial Services LLC(6)        185,000 (7)         2.1                 75,000                110,000          1.3
Erins, Bryce & Cole Inc.            68,000               *                 68,000                      0            0


- ------------------------

*    less than 1%.

(1)  Based on 8,695,867 shares outstanding on May 1, 1996.

(2)  Dr. Rausser is a director of and consultant to the Company.

(3) Includes 125,000 shares of Common Stock, 80,000 Escrow Shares, 22,000 Acquisition Warrants, 10,000 options to purchase Common Stock currently exercisable and 400,000 warrants to purchase Common Stock underlying the shares offered hereby.

(4) Forum Capital Markets, L.P. ("Forum") was the initial purchaser of the Debentures in the private placement.

(5)  Includes 82,000 Escrow Shares.

(6)  Coyote Consulting & Financial Services LLC is a consultant to the Company.

(7) Includes 125,000 shares of Common Stock and 60,000 Escrow Shares owned by an affiliate. Does not include 150,000 options to purchase Common Stock not currently exercisable.


                          DESCRIPTION OF THE DEBENTURES

         The Debentures have been issued under an indenture (the "Indenture") dated as of March 29, 1996 hereof between the Company and American Stock Transfer & Trust Company, as trustee (the "Trustee"). The statements under this caption address the material terms of the Debentures but are summaries and do not purport to be complete. The summaries make use of terms defined in the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which is filed as an exhibit to the registration statement of which this Prospectus forms a part.

GENERAL

         The Debentures are general unsecured subordinated obligations of the Company and mature on March 31, 2003. The Debentures bear interest at the rate of 9% per annum from the date of original issue, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, and accrued but unpaid interest be payable semi-annually on March 31 and September 30 of each year commencing September 30, 1996 (each, an "Interest Payment Date"). Interest will be paid to Debentureholders of record ("Holders") at the close of business on the March 15 or September 15, respectively, immediately preceding the relevant Interest Payment Date (each, a "Regular Record Date"). Interest is computed on the basis of a 360-day year of twelve 30-day months.

         Principal of and premium, if any, and interest on the Debentures is payable, the transfer of the Debentures is registrable and the Debentures will be exchangeable at the office or agency of the Company maintained for that purpose in New York, New York (which initially will be the corporate trust office of the Trustee), except that, at the option of the

Company, payment of interest may be made by check mailed to the address of the Holder entitled thereto as it appears in the Debenture Register on the related record date.

         The Debentures will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest became due and payable may be repaid to the Company. Thereafter the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

         The Trustee is acting as paying agent and registrar of the Debentures. The Company may change any paying agent and registrar without notice.

CONVERSION RIGHTS

         Holders are entitled, at any time and from time to time prior to maturity (subject to earlier redemption or repurchase, as described below), to convert their Debentures (or any portion thereof that is an integral multiple of $1,000), at 100% of the principal amount thereof, into Common Stock of the Company at the conversion price of $9.00 shares, subject to adjustment under certain circumstances as described below. After a call for redemption of Debentures, through optional redemption or otherwise, the Debentures or portion thereof called for redemption will be convertible if duly surrendered on or before the date fixed for redemption.

         The conversion price is subject to adjustment upon certain events, including: (i) the issuance of Common Stock (including a distribution of Common Stock held in the Company's treasury) as a dividend or distribution on any class of Capital Stock of the Company or any Subsidiary which is not wholly owned by the Company; (ii) a subdivision, combination or reclassification of outstanding shares of Common Stock; (iii) the issuance or distribution of Capital Stock of the Company or of options, rights or warrants to acquire Capital Stock of the Company at less than the Current Market Price (as defined below) on the date of issuance or distribution (provided that the issuance of Capital Stock upon the exercise of warrants or options will not cause an adjustment in the conversion price if no such adjustment would have been required at the time such warrant or option was issued and that certain issuances of Common Stock to fund business acquisitions will not cause an adjustment in the conversion price); and (iv) the distribution to the holders of any class of Capital Stock of the Company generally and to holders of Capital Stock of any Subsidiary which is not wholly owned by the Company of evidences of indebtedness or assets (including cash and securities, but excluding dividends or distributions payable in shares of Common Stock and rights, warrants and options for which adjustment is made as described above and further excluding cash dividends paid with respect to any calendar year which are paid within 180 days after the end of such year and are not in excess of 50% of the Company's Consolidated Net Income with respect to such year).

         Notwithstanding the foregoing, (a) if the options, rights or warrants described in clause (iii) of the preceding paragraph are exercisable only upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur and (b) if options, rights or warrants expire unexercised, the conversion price shall be readjusted to take into account only the actual number of such options, rights or warrants which were exercised. In addition, the provisions of the preceding paragraph will not apply to the issuance of Common Stock upon the exercise of the Company's outstanding stock options under the 1993 Plan and 1995 Plan or warrants or convertible notes issued by the Company prior to the date hereof, unless the exercise or conversion price thereof is changed after the date of the Indenture (other than solely by operation of the anti-dilution provisions thereof).

         No adjustment will be made to the conversion price until cumulative adjustments to the conversion price amount to at least 1% of the conversion price, as last adjusted. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or the payment of dividends on the Common Stock.

         Fractional shares of Common Stock will not be issued upon conversion. A Holder otherwise entitled to a fractional share of Common Stock upon conversion shall receive cash equal to the equivalent fraction of the Current Market Price of a share of Common Stock on the business day prior to conversion. The Company from time to time may reduce the conversion price if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive.

         A Holder who surrenders a Debenture (or portion thereof) for conversion between the close of business on a Regular Record Date and the next Interest Payment Date will receive interest on such Interest Payment Date with respect to such Debenture (or portion thereof) so converted through such Interest Payment Date. Subject to such payments in the event of conversion after the close of business on a Regular Record Date, no payment or adjustment shall be made upon any conversion on account of any interest accrued but unpaid on the Debentures surrendered for conversion.

         Subject to any applicable right of the Holders to cause the Company to purchase Debentures upon a Change of Control (as described below), in case of any consolidation or merger to which the Company is a party, other than a transaction in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation or other entity, there will be no adjustment of the conversion price, but each Holder will have the right thereafter to convert such Holder's Debentures into the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company with another corporation or other entity or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Debentures would thereafter be limited to converting the Debentures at the conversion price then in effect into the same amount of cash that such Holder would have received had such Holder converted the Debentures into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the principal amount of the Debentures.

         The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Stock, for the purpose of effecting conversions of Debentures, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Debentures.

REDEMPTION

         Optional Redemption by the Company. The Debentures are not redeemable at the option of the Company prior to March 31, 1999. Thereafter, the Debentures will be redeemable at any time prior to maturity, at the option of the Company, in whole or from time to time in part, upon not less than 30 days' nor more than 60 days' prior notice of the redemption date, mailed by first class mail to each Holder's last address as it appears in the Debenture Register, at the Redemption Prices established for the Debentures, together with accrued but unpaid interest, if any, to the date fixed for redemption. The Redemption Prices for the Debentures (expressed as a percentage of the principal amount) shall be as follows:

                                                  Percentage
                                                  ----------
     AFTER MARCH 31,
     ---------------
     1999...................................       105.00%
     2000...................................       103.33
     2001...................................       101.67
     2002...................................       100.00


         Selection of Debentures Redeemed. If less than all the Debentures are to be redeemed, selection of the Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or, if the Debentures are not listed, on a pro rata basis, by lot or by such method that complies with applicable legal requirements and that the Trustee considers fair and appropriate. The Trustee may select for redemption portions of the principal of Debentures that have a denomination larger than $1,000. Debentures and portions thereof will be redeemed in the amount of $1,000 or integral amounts of $1,000. The Trustee will make the selection from Debentures outstanding and not previously called for redemption.

CHANGE OF CONTROL

         If a Change of Control occurs, the Company shall offer to repurchase each Holder's Debentures pursuant to an offer as described below (the "Change of Control Offer") at a purchase price equal to 100% of the principal amount of such Holder's Debentures, plus accrued but unpaid interest, if any, to the date of purchase. The Change of Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company.

         Under the Indenture, a "Change of Control" means the occurrence of any of the following events: (i) any person (as the term "person" is used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes the direct or indirect beneficial owner of shares of the Company's Capital Stock representing greater than 50% of the total voting power of all shares of Capital Stock of the Company entitled to vote in the election of directors under ordinary circumstances; (ii) the Company sells, transfers or otherwise disposes of all or substantially all of the assets of the Company; or (iii) during any period of two consecutive years (or, in the case this event occurs within the first two years after the date of issue of the Debentures, such shorter period as shall have commenced on the date of original issue), Continuing Directors cease for any reason to constitute a majority of the board of Directors of the Company then in office.

         Within 30 days after any Change of Control, unless the Company has previously mailed a notice of optional redemption by the Company of all of the Debentures, the Company shall mail a notice of the Change of Control Offer to each Holder by first class mail at such Holder's last address as it appears on the Debenture Register stating: (i) that a Change of Control has occurred and that the Company is offering to repurchase all of such Holder's Debentures; (ii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma income, cash flow and capitalization of the Company after giving effect to such Change of Control); (iii) the repurchase price; (iv) the expiration date of the Change of Control Offer, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (v) the date such purchase shall be effected, which shall be no later than 30 days after expiration date of the Change of Control Offer; (vi) that any Debentures not accepted for payment pursuant to the Change of Control Offer shall continue to accrue interest; (vii) that, unless the Company defaults in the payment of the Change of Control Payment, all Debentures accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(viii) the name and address of the paying agent; (ix) that Debentures must be surrendered to the paying agent to collect the repurchase price; (x) any other information required by applicable law to be included therein; and (xi) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have such Debentures repurchased.

         In the event that the Company is required to make a Change of Control Offer, the Company will comply with any applicable securities laws and regulations, including, to the extent applicable, Section 14(e), Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable in contraction with any offer by the Company to purchase Debentures at the option of the Holders thereof.

         The Company, could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time. The Company's ability to create any additional indebtedness is limited as described in the Debentures and the Indenture although, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change in Control purchase price for all Debentures tendered by the Holders. A default by the Company on its obligation to pay the Change in Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

         Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Debentures. See "--Ranking."

MAINTENANCE OF CONSOLIDATED NET WORTH
         The Company is required to maintain a Consolidated Net Worth of at least $18 million. The Indenture provides that if the Company's Consolidated Net Worth is less than $18 million at the end of any fiscal quarter, the Company is required to furnish to the Trustee an Officer's Certificate within 45 days after the end of such fiscal quarter (90 days after the end of any fiscal year) notifying the Trustee that the Company's Consolidated Net Worth has declined below $18 million. If, at any time or from time to time, the Company's Consolidated Net Worth at the end of each of any such two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to as a "Deficiency Date") is less than $18 million, then the Company shall, in each such event, no later than 50 days after each Deficiency Date (100 days if a Deficiency Date is also the end of the Company's fiscal year), mail to the Trustee and each Holder at such Holder's last address as it appears on the Debenture Register a notice (the "Deficiency Notice") of the occurrence of such deficiency, which shall include an offer by the Company (the "Deficiency Offer") to repurchase Debentures as described below. The Deficiency Notice shall state:
(i) that a deficiency has occurred; (ii) that the Company is offering to repurchase 12.5% of the aggregate principal amount of Debentures originally issued (or such lesser amount as may be outstanding at the time of the Deficiency Notice) (the "Deficiency Repurchase Amount"); (iii) that the repurchase price shall be 100% of the principal amount of the Debentures repurchased plus accrued but unpaid interest, if any, to the date of purchase;
(iv) the expiration date of the Deficiency Offer, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed; (v) the date such purchase shall be effected, which shall be no later than 20 days after expiration date of the Deficiency Offer; (vi) that Debentures not accepted for payment pursuant to the Deficiency Offer shall continue to accrue interest;
(vii) that, unless the Company defaults in payment of the Deficiency Repurchase Amount, all Debentures accepted for payment pursuant to the Deficiency Offer shall cease to accrue interest after the Deficiency Payment Date; (viii) that if any Debenture is repurchased in part, a new Debenture or Debentures in principal amount equal to the unrepurchased portion will be issued; (ix) the name and address of the paying agent; (x) that Debentures to be repurchased must be surrendered to the paying agent to collect the repurchase price; (xi) any other information required by applicable law to be included therein; and (xii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have such Debentures repurchased.

         The Company shall purchase the Deficiency Repurchase Amount of Debentures or, if less than the Deficiency Repurchase Amount has been delivered for repurchase, all Debentures delivered for repurchase in response to the Deficiency Offer. If the aggregate principal amount of Debentures delivered for repurchase exceeds the Deficiency Repurchase Amount, the Company will purchase the Debentures delivered to it pro rata (in $1,000 increments only) among the Debentures delivered based on principal amount. The Company will comply with all applicable securities laws and regulations in connection with each Deficiency Offer. In no event shall the failure to meet the minimum Consolidated Net Worth requirement set forth above at the end of any fiscal quarter be counted toward the making of more than one Deficiency Offer.

         The Company may credit against the principal amount of Debentures to be repurchased in any Deficiency Offer 100% of the principal amount (excluding premium) of Debentures acquired by the Company subsequent to the Deficiency Date through purchase (otherwise than pursuant to this provision or a Change of Control Offer), optional redemption, conversion or exchange and surrendered for cancellation.

         If a Consolidated Net Worth deficiency were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to purchase the Deficiency Repurchase Amount of Debentures. A default by the Company to so purchase the Deficiency Repurchase Amount of Debentures could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

         Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Debentures. See "--Ranking."

RANKING

         The payment of principal of and premium, if any, and interest on the Debentures is, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets, whether voluntary, involuntary or in receivership, bankruptcy, insolvency or similar proceedings, the holders of all Senior Indebtedness will be first entitled to receive payment in full of all amounts due or to become due thereon before any payment is made on account of principal of and premium, if any, and interest on the Debentures or on account of any other monetary claims under or in respect of the Debentures, and before any distribution is made to acquire any of the Debentures for any cash, property or securities. No payments on account of principal of and premium, if any, and interest on the Debentures shall be made if at the time thereof: (i) there is a default in the payment of all or any portion of the obligations under any Senior Indebtedness or (ii) there shall exist a default in any covenant with respect to the Senior Indebtedness (other than as specified in clause (i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Senior Indebtedness stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Senior Indebtedness to be accelerated, provided that no such default will prevent any payment on, or in respect of, the Debentures for more than 120 days unless the maturity of such Senior Indebtedness has been accelerated.

         The Holders will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Debentures.

         "Senior Indebtedness" is defined to mean the principal of and premium, if any, and interest on (a) the Debt of the Company or any of its Subsidiaries which has been provided by a bank or by any State or local government or agency thereof, (b) Capitalized Lease Obligations, (c) Purchase Money Indebtedness and
(d) amendments, renewals, extensions, modifications and refundings of any such Debt, whether any such Debt described in (a), (b) or (c) is outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless in any case, the instrument creating or evidencing any such Debt pursuant to which the same is outstanding provides that such Debt is not superior in right of payment to the Debentures. The Company's ability to incur Senior Indebtedness after the date of the Indenture is limited. See "--Certain Covenants of the Company--Limitation on Debt." Only indebtedness of the Company that is Senior Indebtedness will rank senior to the Debentures in accordance with the provisions of the Indenture. All other Debt of the Company and its Subsidiaries will be pari passu with the Debentures in right of payment, unless and to the extent the documents creating such Debt provide that such Debt is subordinated to the Debentures. The Company has agreed that it will not permit any of its Subsidiaries to issue or incur any Debt which is not Senior Indebtedness.

         The Debentures are unsecured obligations of the Company, and, accordingly, will rank pari passu with all unsecured trade debt and unsecured obligations of the Company that arise by operation of law or are imposed by any judicial or governmental authority. The Debentures are obligations exclusively of the Company, and accordingly, will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of its Subsidiaries. The right of the Company, and, therefore, the right of creditors of the Company (including Holders) to receive assets of any such Subsidiary upon the liquidation or reorganization of such Subsidiary or otherwise, as a practical matter, will be effectively subordinated to the claims of such Subsidiary's creditors, except to the extent the Company is itself recognized as a creditor of such Subsidiary or such other creditors have agreed to subordinate their claims to the payment of the Debentures, in which case the claims of the Company would still be subordinate to any secured claim on the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As noted above, the Company has agreed that it will not permit any of its Subsidiaries to issue or incur Debt which is not Senior Indebtedness.

         At March 31, 1996, Senior Indebtedness was approximately $28.1 million, substantially all of which was indebtedness of the Company's Subsidiaries. The Company will from time to time incur additional indebtedness constituting Senior Indebtedness.

CERTAIN COVENANTS OF THE COMPANY

         The Indenture contains, among others, the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Debentures are outstanding.

         Limitation on Debt. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Debt (including Acquired Debt) other than Permitted Debt (as defined); provided, however, that the Company and, subject to the other limitations set forth herein, its Subsidiaries may incur Debt or Senior Indebtedness if the Debt to Operating Cash Flow Ratio of the Company and its Subsidiaries at the time of incurrence of such Debt, after giving pro forma effect thereto, is 6.5:1 or less; provided that any such Debt incurred by the Company that is not Senior Indebtedness or Acquired Debt shall have a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Debentures. With respect to any revolving line of credit, (i) the full amount of available borrowing thereunder will be deemed to have been incurred at the time such line of credit is established and (ii) each advance thereunder shall be deemed to be a separate issuance of Debt, except that for purposes of evaluating whether each advance under any such line of credit is in compliance with this covenant, only the then outstanding amount of borrowings under such line of credit (as opposed to the full amount of available borrowings thereunder) will be deemed to be outstanding Debt.

         For purposes of the foregoing limitations "Permitted Debt" means (i) Debt evidenced by the Debentures in an aggregate principal amount not to exceed $57.5 million, (ii) Debt owed by the Company to any wholly owned Subsidiary of the Company, provided that any such Debt is subordinate in right of payment to the Debentures, (iii) Debt owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company, provided that any such Debt is subordinate in right of payment to the Debentures, (iv) deferred income taxes as defined in accordance with GAAP, (v) Debt constituting inter-company payables or receivables between or among the Company and its Subsidiaries incurred in the ordinary course of business and (vi) Refinancing Debt.

         A calculation of the Debt to Operating Cash Flow Ratio as required by this covenant shall be made, in each case, for the period of four full consecutive fiscal quarters next preceding the date on which Debt is proposed to be incurred ("Reference Period"). In addition, for purposes of the pro forma calculations required to be made above, (A) (i) the amount of Debt to be incurred (plus all other Debt previously incurred during such Reference Period), and the amount (valued at its liquidation value and including any accrued but unpaid dividends) of Disqualified Stock to be issued (plus all other Disqualified Stock previously issued during such Reference Period) will be presumed to have been incurred or issued on the first day of such Reference Period and (ii) the amount of any Debt redeemed, refinanced or repurchased with the proceeds of the Debt referred to in clause (i) will be presumed to have been redeemed, refinanced or repurchased on the first day of such Reference Period,
(B) if any asset disposition occurred during such Reference Period, the calculations included in the computation of the Debt to Operating Cash Flow Ratio shall be adjusted to give effect to such asset disposition on a pro forma basis as if such asset disposition had occurred on the first day of such Reference Period, (C) if an acquisition of a business or entity occurred during such Reference Period, the calculations included in the computation of the Debt to Operating Cash Flow Ratio will be adjusted to give effect to such acquisition on a pro forma basis as if such acquisition had occurred on the first day of such Reference Period and (D) if such new Debt is being incurred in connection with an acquisition, pro forma effect will be given to the operating cash flow or losses attributable to the assets or business so acquired, excluding extraordinary gains or losses related thereto.

         Limitation on Additional Debt After Default. Upon the occurrence and during the continuance of an Event of Default (as defined below), the Company will not, and will not permit any of its Subsidiaries to, incur any additional Debt other than Debt which is subordinate to the Debentures or Debt which is utilized to cure such default and which is not prohibited by the other provisions of the Indenture.

         Limitation on Disqualified Stock. The Company will not, and will not permit any of its Subsidiaries to, issue any shares of Disqualified Stock.

         Limitation on Dividend Restrictions Affecting Subsidiaries. The Company may not, and may not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay to the Company dividends or make to the Company any other distribution on its Capital Stock, (b) pay any Debt owed to the Company or any of its Subsidiaries, (c) make loans or advances to the Company or any of the Company's Subsidiaries or (d) transfer any of its property or assets to the Company or any of its Subsidiaries, other than such encumbrances or restrictions existing or created under or by reason of (i) applicable law, (ii) the Indenture, (iii) covenants or restrictions contained in any instrument governing Debt of the Company or any of its Subsidiaries existing on the date of the Indenture or covenants or restrictions contained in any loan documents relating to Senior Indebtedness incurred after the date hereof, (iv) customary provisions restricting subletting, assignment and transfer of any lease governing a leasehold interest of the Company or any of its Subsidiaries or in any license or other agreement entered into in the ordinary course of business, (v) any agreement governing Debt of a person acquired by the Company or any of its Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrances or restrictions are not applicable to any person, or the property or assets of any person, other than the person, or the property or assets of the person so acquired, (vi) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into in accordance with the terms of the Indenture for the sale or disposition of Capital Stock or property or assets of such Subsidiary, pending the closing of such sale or disposition, or (vii) any Refinancing Debt; provided, however, that the encumbrances or restrictions contained in the agreements governing any such Refinancing Debt shall be no more restrictive than the encumbrances or restrictions set forth in the agreements governing the Debt being refinanced as in effect on the date of the Indenture.

         Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to create, incur, assume or permit to exist any Lien (other than Permitted Liens) upon or with respect to any of the Property of the Company or any such Subsidiary, whether owned on the date of the Indenture or thereafter acquired, or on any income or profits therefrom, to secure any Debt which is pari passu with or subordinate in right of payment to the Debentures.

         Limitation on Restricted Payments and Investments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any distribution or dividend on or in respect of any class of its Capital Stock (except dividends or distributions payable by wholly owned Subsidiaries of the Company and dividends or distributions payable in Qualified Stock of the Company or in options, warrants or other rights to purchase Qualified Stock of the Company); (ii) purchase, repurchase, prepay, redeem, defease or otherwise acquire or retire for value (other than in Qualified Stock of the Company or in options, warrants or other rights to purchase Qualified Stock of the Company) any Capital Stock in the Company or any of its Subsidiaries (other than a wholly owned Subsidiary of the Company); (iii) make or permit any Subsidiary to make an Investment (other than Permitted Investments) in or any payment on a guaranty of any obligation of any Person; or
(iv) repay, prepay, redeem, defease, retire or refinance, prior to scheduled maturity or scheduled sinking fund payment, any other Debt which is pari passu with, or subordinate to, the Debentures (other than by the payment of Qualified Stock of the Company or of options, warrants or other rights to purchase Qualified Stock of the Company) except, in the case of this clause
(iv), if the proceeds used for such repayment, prepayment, redemption, defeasance, retirement or refinancing are generated from the issuance of Refinancing Debt (any such declaration, payment, distribution, purchase, repurchase, prepayment, redemption, defeasance or other acquisition or retirement or Investment referred to in clauses (i) through (iv) above being hereinafter referred to as a "Restricted Payment"); unless at the time of and after giving effect to a proposed Restricted Payment (the value of any such payment, if other than cash, as determined by the Board of Directors, including the affirmative vote of the Independent Directors, whose determination shall be conclusive and evidenced by a board resolution) (a) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, (b) the Company could incur an additional $1.00 of Debt pursuant to the first sentence under "Limitation on Debt" above and (c) the Company's stockholders' equity at the end of the most recent fiscal quarter preceding such payment, less any Restricted Payments made since such date, is at least $18 million.

         Limitation on Line of Business. For so long as any Debentures are outstanding, the Company and its Subsidiaries will engage solely in the acquisition, operation and management of multi-modality diagnostic imaging centers and other medical service facilities.

         Transactions with Related Persons. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with (a) any beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) of the Exchange Act) at the time of such transaction, (b) any officer, director or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 5% or more of the outstanding voting securities of the Company as described in clause
(a) above or (c) any Related Person unless such transaction or series of transactions (i) involves an amount of $250,000 or less or (ii)(A) is on terms that are no less favorable to the Company or any such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party and (B)(x) if such transaction or series of related transactions involve aggregate payments in excess of $400,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction complies with clause (ii)(A) above and such transaction or series of transactions is approved by a majority of the Board of Directors of the Company including the approval of each of the Independent Directors or (y) if such transaction or series of related transactions involve aggregate payments in excess of $1.5 million, the Company obtains an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm, appraisal firm or accounting firm, in each case of national standing. Notwithstanding the foregoing, this provision will not apply to (i) any transaction entered into between the Company and Subsidiaries of the Company (but excluding transactions with any Subsidiary of which more than 5% of the outstanding voting securities (as determined in accordance with Section 13(d) under the Exchange Act) are beneficially owned by Persons who are (a) officers, directors or employees of the Company, of any of its Subsidiaries or of any beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) at the time of such transaction, (b) a beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or (c) Related Persons), (ii) the payment of compensation and provision of benefits to officers and employees of the Company and loans and advances to such officers and employees in the ordinary course of business, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise (including the grant of stock options or similar rights to officers, employees and directors of the Company or any Subsidiary) pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or other benefit plans approved by the Independent Directors, and (iii) transactions with any Person who is a director of the Company or of any of its Subsidiaries and, who is not (a) the beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or (b) an officer or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 5% or more of the outstanding voting securities of the Company at the time of such transaction.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company, without the consent of the Holders of any of the Debentures, may consolidate with or merge into any other entity or convey, transfer, sell or lease its assets substantially as an entirety to any Person, provided that: (i) either (a) the Company is the continuing corporation or (b) the Person formed by such consolidation or into which the Company is merged or the Person to which such assets are conveyed, transferred, sold or leased is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all obligations of the Company under the Debentures and the Indenture, (ii) immediately before and immediately after giving effect to such merger, consolidation, conveyance, transfer, sale or lease no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, under the Indenture shall have occurred and be continuing, (iii) upon consummation of such consolidation, merger, conveyance, transfer, sale or lease, the Debentures and the Indenture will be a valid and enforceable obligation of the Company or such successor, (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis the Company (or such successor) could incur $1.00 of additional Debt (other than Permitted Debt) under the Indenture and (v) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease complies with the provisions of the Indenture.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Debenture when due and payable at maturity, upon redemption, upon a Change of Control Offer, Deficiency Offer or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Debenture when due and payable, which failure continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform the other covenants of the Company in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture;
(d) a default occurs (after giving effect to any applicable grace periods or any extension of any maturity date) in the payment when due of principal of and or acceleration of, any indebtedness for money borrowed by the Company or any of its Subsidiaries in excess of $1.0 million, individually or in the aggregate, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures may accelerate the maturity of all Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the then outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modification and Waivers."

         No Holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default,
(ii) the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures shall have made written request, and offered indemnity satisfactory to the Trustee to institute such proceeding as trustee, (iii) the Trustee shall have failed to institute such proceeding within 60 days after the receipt of such notice and (iv) no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the then outstanding Debentures.

         The Company is required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATIONS AND WAIVERS

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Debentures held by persons other than Affiliates of the Company; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debenture affected thereby, (i) change the stated maturity of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of any Debenture or reduce the rate or extend the time of payment of interest on any Debenture, (iii) increase the conversion price (other than in connection with a reverse stock split as provided in the Indenture), (iv) change the place or currency of payment of principal of, or premium or repurchase price, if any, or interest on, any Debenture, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture, (vi) adversely affect the right to exchange or convert Debentures, (vii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the Holders of which is necessary to modify or amend the Indenture, (viii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the Holders of which is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (ix) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders, (x) modify the provisions of the Indenture with respect to the right to require the Company to repurchase

Debentures in a manner adverse to the Holders or (xi) modify the provisions of the Indenture with respect to the vote necessary to amend this provision.

         The Holders of a majority in aggregate principal amount of the outstanding Debentures held by persons other than Affiliates of the Company may, on behalf of all Holders, waive any past default under the Indenture or Event of Default, except a default in the payment of principal, premium, if any, or interest on any of the Debentures or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each outstanding Debenture.


DISCHARGE OF INDENTURE

         The Indenture provides that the Company may defease and be discharged from its obligations in respect of the Debentures while the Debentures remain outstanding (except for certain obligations to convert the Debentures into Common Stock, register the transfer, substitution or exchange of Debentures, to replace stolen, lost or mutilated Debentures and to maintain an office or agency and the rights, obligations and immunities of the Trustee), if all outstanding Debentures will become due and payable at their scheduled maturity within one year and the Company has irrevocably deposited, or caused to be deposited, with the Trustee (or another trustee satisfying the requirements of the Indenture), in trust for such purpose, (a) money in an amount, (b) U.S. Government Obligations (as defined below) which through the payment of principal, premium, if any, and interest in accordance with their terms will provide money in an amount, or (c) a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Debentures at maturity or upon redemption, together with all other amounts payable by the Company under the Indenture. Such defeasance will become effective 91 days after such deposit only if, among other things, (x) no Default or Event of Default with respect to the Debentures has occurred and is continuing on the date of such deposit or occurs as a result of such deposit or at any time during the period ending on the 91st day after the date of such deposit, (y) such defeasance does not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound, and (z) the Company has delivered to the Trustee (A) either a private Internal Revenue Service ruling or an opinion of counsel that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, (B) an opinion of counsel to the effect that the deposit shall not result in the Company, the Trustee or the trust being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (C) an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to a defeasance have been complied with. Notwithstanding the foregoing, the Company's obligations to pay principal, premium, if any, and interest on the Debentures shall continue until the Internal Revenue Service ruling or opinion of counsel referred to in clause (z) (B) above is provided.

REPORTS TO HOLDERS

         So long as the Company is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the Holders, it will nonetheless continue to furnish information under Section 13 of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

GOVERNING LAW

         The Indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such State's conflicts of law principles.

INFORMATION CONCERNING THE TRUSTEE

         The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their businesses.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of other defined terms used in the Prospectus and not defined below.

         "Acquired Debt" of any specified Person means Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other person becoming a Subsidiary of such specified Person.

         "Affiliate" of any specified Person means (i) any other Person who, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For purpose of this definition, control of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling or "controlled" have meanings correlative to the foregoing.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common or preferred equity (however designated) of such Person, including, without limitation, partnership and membership interests.

         "Capitalized Lease Obligation" means, with respect to any Person for any period, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such Person as determined in accordance with GAAP.

         "Common Stock" as applied to the Capital Stock of any corporation or other entity, means the common equity (however designated) of such Person.

         "Consolidated Net Income" means, for any fiscal period, the Net Income of the Company and its Subsidiaries as the same would appear on a consolidated statement of earnings of the Company for such fiscal period prepared in accordance with GAAP, provided that (i) any extraordinary gain (but not loss) and any gain (but not loss) on sales of assets outside the ordinary course of business, in each case together with any related provisions for taxes, realized during such period shall be excluded, (ii) the results of operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) Net Income attributable to any Person other than a Subsidiary that is at least 50% owned by the Company shall be included only to the extent of the amount of cash dividends or distributions actually paid to the Company or a Subsidiary of the Company during such period, (iv) any extraordinary charge or gain resulting from the repurchase of the Debentures shall be excluded, (v) the cumulative effect of a change in accounting principles based upon the implementation of a change required by the Financial Accounting Standards Board shall be excluded, (vi) any gain or loss, net of taxes, realized from the termination of any employee benefit plan shall be excluded, (vii) the Net Income of any Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by such Subsidiary of such income is not permitted shall be excluded, (viii) any restoration to income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture, shall be excluded, and (ix) any gain arising form the acquisition of securities or the extinguishment of any Debt of such Person shall be excluded.

         "Consolidated Net Worth" means, at any date, the net stockholders' equity of the Company and its Subsidiaries as the same would appear on the consolidated balance sheet of the Company as at such date prepared in accordance with GAAP.

         "Continuing Directors" means any member of the Board of Directors of the Company who (i) is a member of that Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

         "Current Market Price" means, when used with respect to any security as of any date, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way for such security, in either case as reported for consolidated transactions on the New York Stock Exchange or, if the security is not listed or admitted to trading on the New York Stock Exchange, as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if the security is not quoted by any such organization, the average of the closing bid and asked prices furnished by a New York Stock Exchange member firm selected by the Company or, if the security is not quoted by any such organization and no such New York Stock Exchange member firm is able to provide such prices, such price as is determined by the Independent Directors in good faith. "Current Market Price" means, when used with respect to any property other than a security as of any date, the market value of such Property on such date as determined by the Board of Directors of the Company in good faith, which shall be entitled to rely for such purposes on the advice of any firm of investment bankers or appraisers having familiarity with such Property.

         "Debt" of any Person as of any date means and includes, without duplication, (i) the principal of and premium, if any, in respect of indebtedness of such Person, contingent or otherwise, for borrowed money, including, without limitation, all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or interest therein or services, if and to the extent such indebtedness would appear as a liability (other than a liability for accounts payable and accrued expenses incurred in the ordinary course of business) upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, (ii) all obligations issued or contracted for as payment in consideration of the purchase by such Person of the Capital Stock or substantially all of the assets of another Person or as a result of a merger or a consolidation, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person in respect of letters of credit or similar instruments or reimbursement of letters of credit or similar instruments (whether or not such items would appear on the balance sheet of such Person), (v) all net obligations of such Person in respect of interest rate protection and foreign currency hedging arrangements, (vi) all guarantees by such Person of items that would constitute Debt under this definition (whether or not such items would appear on such balance sheet), (vii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, but only to the extent such obligations arise on or prior to August 1, 2003, (viii) all indebtedness created or arising under any conditional sale or other title retention agreement and (ix) all Debt referred to in clauses (i) through (viii) above of other Persons, the payment of which is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to such property (including without limitation, accounts and contract rights) owned by the Person with respect to whom this definition is being applied, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that Debt issued at a discount from par shall be treated as if issued at par. The amount of Debt of any Person at any date shall be the outstanding balance on such date of all unconditional obligations as described above and the maximum determinable liability, upon the occurrence of the liability giving rise to the obligation, of any contingent obligations referred to in clauses (i), (iv), (vi), (vii), (viii) and (ix) above at such date.

         "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (i) (a) the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of such date on a consolidated basis plus (b) the aggregate par or stated value of all outstanding Preferred Stock of the Company and its Subsidiaries as reflected on the Company's most recent consolidated balance sheet prepared in accordance with GAAP (excluding any such Preferred Stock held by the Company or a wholly owned Subsidiary of the Company) or, if greater with respect to any class of Capital Stock which is Disqualified Stock, the aggregate redemption amount thereof as reflected on the Company's most recent consolidated balance sheet (excluding any such Disqualified Stock held by the Company or a wholly owned Subsidiary of the Company) to (ii) Operating Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis as set forth in the covenant "Limitation on Debt."

         "Disqualified Stock" means any Capital Stock which, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof or mandatorily (except to the extent that such exchange or conversion right cannot be exercised or such mandatory conversion cannot occur prior to August 1, 2003), is, or upon the happening of an event or the passage of time would be, (a) required to be redeemed or repurchased by the Company or any of its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due prior to August 1, 2003 or (b) exchangeable or convertible into debt securities of the Company or any of its Subsidiaries at the option of the holder thereof or mandatorily, except to the extent that such exchange or conversion right cannot be exercised or such mandatory conversion cannot occur on or prior to August 1, 2003.
         "GAAP" means, as of any date, generally accepted accounting principles in the United States and does not include any interpretations or regulations that have been proposed but that have not become effective.

         "Independent Directors" means directors that (i) are not 5% or greater stockholders of the Company or the designee of any such stockholder, (ii) are not officers or employees of the Company, any of its Subsidiaries or of a stockholder referred to above in clause (i), (iii) are not Related Persons and
(iv) do not have relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of the directors.

         "Investment" means any loan or advance to any Person, any acquisition of any interest in any other Person, any capital contribution to any other Person, or any other investment in any other Person, other than (a) advances to officers and employees in the ordinary course of business, (b) creation of receivables in the ordinary course of business and (c) negotiable instruments endorsed for collection in the ordinary course of business.

         "Lien" means any mortgage, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "Net Income" of any Person means the net income (or loss) of such Person, determined in accordance with GAAP, excluding, however, from the determination of Net Income any extraordinary gain (but not loss) and any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any real property or equipment of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of a Subsidiary of such person.

         "Operating Cash Flow" means, with respect to the Company and its Subsidiaries for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus (i) extraordinary net losses and net losses on sales of assets other than in the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause
(i) hereof, plus (iii) to the extent deducted in calculating Consolidated Net Income, Total Interest Expense of the Company and its Subsidiaries for such period, plus (iv) depreciation, amortization and all other noncash charges, to the extent such depreciation, amortization and other non-cash charges (excluding any such non-cash charges to the extent that they require an accrual of or reserve for cash charges for any future periods) were deducted in calculating such Consolidated Net Income (including amortization of goodwill and other intangibles).

         "Permitted Investments" means (i) Investments in the Company or in a Subsidiary of the Company; (ii) Investments by the Company or any Subsidiary of the Company in a Person who is not an Affiliate of the Company or who is an Affiliate of the Company but in which no Affiliate of the Company other than direct and indirect wholly owned Subsidiaries of the Company have made any Investment and in which no Related Person has made any Investment, if as a result of such Investment (a) such Person becomes or is a Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company but only if the Company and such subject Subsidiary is in compliance with the covenant regarding the limitations on the Company's line of business immediately after such transaction; (iii) U.S. Government Obligations maturing within one year of the date of acquisition thereof; (iv) certificates of deposit maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $100,000,000;
(v) Investments in commercial paper rated at least Al or the equivalent thereof by Standard & Poor's Corporation or P1 or the equivalent thereof by Moody's Investor Services, Inc. and maturing not more than 90 days from the date of the acquisition thereof and (viii) money market funds investing principally in the investments described in clauses (iii), (iv) and (v) having total assets in excess of $1 billion.

         "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) judgment or other similar Liens arising in connection with court proceedings, provided that (a) the execution or enforcement of each such Lien is effectively stayed within 30 days after entry of such judgment (or such judgment has been discharged within such 30 day period), the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted and the aggregate amount of the claims secured thereby does not exceed $1,000,000 at any time or (b) the payment of which is covered in full by insurance and the insurance company has not denied or contested coverage thereof; (v) Liens securing Senior Indebtedness; (vi) Liens existing on property or assets of an entity at the time it became a Subsidiary of the Company or existing on property or assets of such entity at the time of the acquisition thereof by the Company or any of its Subsidiaries, which Liens were not created or assumed in contemplation of, or in connection with, such entity becoming a Subsidiary of the Company or such acquisition, as the case may be, and which attach only to such property or assets, provided that the Debt secured by such Lien is not thereafter increased; (vii) Liens securing Refinancing Debt, provided that such Liens only extend to the property or assets securing the Debt being refinanced, such Refinanced Debt was previously secured by similar Liens on such property or assets and the Debt or other obligations secured by such Liens is not increased; (viii) any other Liens existing on the date of the Indenture and (ix) the Liens created by the Indenture.

         "Person" means any individual, corporation, partnership, limited liability company or other entity.

         "Preferred Stock" means, with respect to any Person, Capital Stock of such person of any class or classes (however designated) which is preferred as to the payments of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over any other class of the Capital Stock of such Person.

         "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included on the most recent consolidated balance sheet of such Person in accordance with GAAP.

         "Purchase Money Indebtedness" means any Debt incurred or assumed by the Company or any Subsidiary of the Company, the proceeds of which is used by the Company or such Subsidiary to finance all or a portion of the purchase price of, or to reimburse the Company or such Subsidiary, as applicable, for the cost of purchasing capital stock or assets (including, without limitation, capital stock, real estate, fixtures and equipment) and which Debt is secured only by the assets acquired therewith.

         "Qualified Stock" means Capital Stock of the Company that is not Disqualified Stock.

         "Refinancing Debt" means Debt that refunds, refinances or extends any Debentures, or other Debt existing on the date of the Indenture or thereafter incurred by the Company or its Subsidiaries pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Debt is subordinated to the Debentures to the same extent as the Debt being refunded, refinanced or extended, if at all, (ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended, or (b) after the maturity date of the Debentures, (iii) the portion, if any, of the Refinancing Debt that is scheduled to mature on or prior to the maturity date of the Debentures (if not Senior Indebtedness) has a Weighted Average Life to Maturity at the time such Refinancing Debt is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Debt being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Debentures, (iv) such Refinancing Debt is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Debt being refunded, refinanced or extended, plus customary fees and expenses associated with refinancing and (v) such Refinancing Debt is incurred by the same Person that initially incurred the Debt being refunded, refinanced or extended, except that (a) the Company may incur Refinancing Debt to refund, refinance or extend Debt of any Subsidiary of the Company, and (b) any Subsidiary of the Company may incur Refinancing Debt to refund, refinance or extend Debt of any other wholly owned Subsidiary of the Company.

         "Related Person" means an individual related to an officer, director or employee of the Company or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin.

         "Subsidiary" of any Person means a corporation or other entity a majority of whose Capital Stock with voting power, under ordinary circumstances, entitling holders of such Capital Stock to elect the board of directors or other governing body, is at the time, directly or indirectly, owned by such Person and/or a Subsidiary or Subsidiaries of such Person.

         "Total Interest Expense" means, for any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of capital leases, but excluding amortization of debt and Preferred Stock issuance costs).

         "U.S. Government Obligations" means non-callable (i) direct obligations (or certificates representing an ownership interest in such obligations) of the United States for which its full faith and credit are pledged and (ii) obligations of a person controlled or supervised by, and acting as an agency or instrumentality of, the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States.

         "Weighted Average Life to Maturity" means, when applied to any Debt or Preferred Stock or portions thereof (if applicable) at any date, the number of years obtained by dividing (i) the then outstanding principal amount or liquidation amount of such Debt or Preferred Stock or portions thereof (if applicable) into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         The Company and the Initial Purchaser have entered into a Registration Rights Agreement (the "Registration Rights Agreement") dated as of April 3, 1996 (the "Closing Date"). Pursuant to the Registration Rights Agreement, the Company had agreed to file with the SEC a registration statement under the Securities Act (the "Shelf Registration Statement") to cover public resales of the Debentures by Holders and of the Common Stock issuable upon conversion of the Debentures by holders thereof, in each case who satisfy certain conditions relating to the providing of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to (a) cause the Shelf Registration Statement to be declared effective by the SEC by August 31, 1996; and (b) keep the Shelf Registration Statement effective until at least April 13, 1999 or such shorter period that will terminate when all the shares of the Common Stock and the Debentures covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. Notwithstanding the foregoing, the Company will be permitted to suspend the use of the Shelf Registration Statement during certain periods under certain conditions.

         If (i) the Shelf Registration Statement is not declared effective by the SEC by August 31, 1996 or (ii) at any time during which the Shelf Registration Statement is required to kept effective, it shall cease to be effective (other than as a result of the effectiveness of a successor registration statement) and such effectiveness is not restored within 45 days thereafter (each such event referred to in clause (i) or (ii), a "Registration Default"), the Company will pay liquidated damages (the "Liquidated Damages") to each Holder of Debentures or holder of Common Stock which are "restricted" securities under the Securities Act intended to be eligible for resale under the Shelf Registration Statement and who has complied with its obligations under the Registration Rights Agreement. During the first 90-day period immediately following the occurrence of a Registration Default, such Liquidated Damages shall be in an amount equal to $.10 per week per $1,000 principal amount of Debentures and $.001 per week per share (subject to adjustment in the event of stock splits or consolidations, stock dividends and the like) of Common Stock constituting restricted securities held by such person. The amount of the Liquidated Damages will increase by an additional $.10 per week per $1,000 principal amount and $.001 per week per share (subject to adjustment as set forth above) of Common Stock constituting restricted securities for each subsequent 90-day period until the applicable Registration Default is cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 principal amount of Debentures and $.004 per week per share (subject to adjustment as set forth above) of Common Stock constituting restricted securities. All accrued Liquidated Damages shall be paid by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of all Registration Defaults, the payment of Liquidated Damages will cease.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's authorized capital stock consists of (i) 50,000,000 shares of Common Stock, $.01 par value per share, and (ii) 5,000,000 shares of "blank check" preferred stock, $.01 par value per share. At May 31, 1996 there were outstanding 7,609,398 shares of Common Stock (held by approximately 2,000 beneficial holders), and no shares of preferred stock. The Company has reserved for issuance (i) 4,237,250 shares issuable on exercise of the Class A Warrants and 8,049,500 shares issuable upon exercise of the Class B Warrants; (ii) 1,326,000 shares issuable upon exercise of the Unit Purchase Options including shares issuable upon exercise of the Class A or Class B Warrants included in or underlying such Units; (iii) 1,324,442 shares issuable upon exercise of outstanding warrants (having exercise prices of $2.50 to $9 and expiring at various times in through 1999); (iv) 1,627,000 shares issuable upon exercise of outstanding stock options pursuant to the Company's Stock Option Plans. See "Management--Stock Option Plans," "Certain Transactions" and "Plan of Distribution."

COMMON STOCK

         Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock. Holders of Common Stock are entitled to dividends, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor subject to the rights of holders of any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment to creditors and to holders of preferred stock, shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock to be offered by the Company hereby, when issued, will be fully paid and non-assessable.

WARRANTS

         Class A Warrants. The Class A Warrants have been called for redemption on June 28, 1996. Each Class A Warrant entitles the registered holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.25 at any time until 5:00 P.M., New York City time, on June 28, 1996.

         Class B Warrants. Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.00 at any time after issuance until 5:00 P.M. New York City time, on October 20, 1999. The Class B Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class B Warrant, if the closing price of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $11.20 per share. All Class B Warrants must be redeemed if any are redeemed.

TRANSFER AGENT AND WARRANT AGENT

         American Stock Transfer & Trust Company, New York, New York is transfer agent for the Common Stock and warrant agent for the Warrants.

PREFERRED STOCK

         The Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of preferred stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. The Company has no present plans to issue any shares of preferred stock.

ESCROW ARRANGEMENTS

         In connection with the IPO, the then holders of the Company's Common Stock placed into escrow on a pro rata basis, an aggregate of 1,163,853 of their shares. Such stockholders will continue to vote the Escrow Shares; however, the Escrow Shares are not assignable or transferable.

         The Escrow Shares will be released to the stockholders in the event that the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $16.0 million for the year ending December 31, 1996. The Minimum Pretax Income has been and will be increased proportionately, with certain limitations, upon issuance of any additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock.

         Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares. If the Minimum Pretax Income is not achieved, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be contributed to the capital of the Company and cancelled. The Company expects that the release of the 506,853 Escrow Shares held by officers, directors, employees and consultants of the Company if made, would be compensatory and, accordingly, will result in a charge to reportable earnings equal to the fair market value of such shares on the date of release. Such charge, if incurred, would substantially reduce or eliminate the Company's net income for financial reporting purposes for 1996. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholder's equity, it may have a negative effect on the market price of the Company's securities.


DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         Certain provisions of the Delaware General Corporation Law and of the Company's Certificate of Incorporation and Bylaws, summarized below, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

         Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before a meeting of stockholders of the Company (the "Business Procedure").

         The Nomination Procedure requires that a stockholder give written notice, delivered to or mailed and received at the principal executive officers of the corporation not less than 60 days nor more than 90 days prior to the meeting, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

         Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give written notice, delivered to or mailed and received at the principal executive officers of the corporation not less than 60 days nor more than 90 days prior to the meeting, in proper form, to the Secretary of the Company. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

         Although the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

         Actions by Written Consent. The Company's Certificate of Incorporation provides that any action taken by written consent of stockholders without a meeting requires the consent of at least 66 2/3% of the outstanding shares of Common Stock.

         Special Meeting of the Stockholders of the Company. The Company's Bylaws provide that a special meeting of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President or by a majority of the Board of Directors. This provision potentially limits the stockholders' ability to offer proposals at meetings of stockholders, if no special meetings are otherwise called by the Chairman of the Board, the President or the Board of Directors.

         Delaware Takeover Statute. The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 % of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by Section 203, effective 12 months after adoption. Neither the Certificate of Incorporation nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION

         The Certificate of Incorporation limits, to the fullest extent now or hereafter permitted by the Delaware General Corporation law, liability of the Company's directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors in certain circumstances. This provision presently limits a director's liability except where a director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or recession. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         The Certificate of Incorporation also authorizes the Company to indemnify its directors, officers or other persons serving at the request of the Company against liabilities arising from their services in such capacities to the fullest extent permitted by law, including payment in advance of a final disposition of a director's or officer's expenses or attorneys' fees incurred in defending any action, suit or proceeding, other than in the case of an action, suit or proceeding brought by the Company on its own behalf against an officer. Presently, the Delaware General Corporation Law provides that to be entitled to indemnification an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests. The Company believes that these charter provisions are consistent with certain provisions of the Delaware General Corporation Law, which are designed, among other things, to encourage qualified individuals to serve as directors and officers of Delaware corporations. The Company also believes these provisions will assist it in maintaining and securing the services of qualified directors and officers.

         The Company believes that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Company intends to enter into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceedings arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification will be available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements will also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer who is a party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if successful.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.


SHARES ELIGIBLE FOR FUTURE SALE

         The Company has outstanding 8,696,867 shares Common Stock, and 3,571,649 Class A Warrants and 4,477,851 Class B Warrants. The holders of the Unit Purchase Options have been granted registration rights with respect to the shares of Common Stock and Warrants issuable upon exercise of the Unit Purchase Options and certain stockholders have piggyback registration rights with respect to approximately 1.8 million shares of Common Stock and 900,000 Finance Warrants. The remaining shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and under certain circumstances may be sold without registration pursuant to such Rule. Such shares are eligible for sale under Rule 144 at varying periods. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock although any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect. The sale, or the availability for sale, of substantial amounts of the Company's securities in the public market at any time subsequent to this offering could adversely affect the prevailing market price of such securities.

                              PLAN OF DISTRIBUTION

         The Selling Securityholders who hold their Debentures and their underlying Common Stock and Selling Securityholders who hold Common Stock may sell their securities from time to time.

         Debentures and shares of Common Stock being sold hereby may be offered to purchasers directly by any of the Selling Securityholders or through underwriters, brokers, dealers or agents from time to time in one or more transactions (which may include "block" transactions) on NNM in the over-the-counter market, or in transactions other than in the over-the-counter market. Any of such transactions may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholders or by agreement between the Selling Securityholders and such underwriters, brokers, dealers or agents or purchasers. If the Selling Securityholders effect such transactions by selling shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers, or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions, or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may also deliver Debentures or shares of Common Stock to satisfy obligations of the Selling Securityholders, including, without limitation, covering short sale positions. Each Selling Securityholder reserves the right to accept and, from time to time, to reject, in whole or in part, any proposed purchase of securities to be made.

         The securities offered hereby may be sold pursuant to this Prospectus or pursuant to an available exemption from the registration requirements of the Securities Act, such as the provisions of Rule 144A or 144 promulgated under the Securities Act, to the extent applicable. Under the securities laws of certain states, the securities offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The Company will pay substantially all of the expenses incident to this Offering, other than commissions and fees and fees of others employed by a Selling Securityholder, including attorneys' fees. Under agreements entered into with the Company, certain of the Selling Securityholders and any broker-dealer they may utilize will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the securities by the Selling Securityholders.

         Each Selling Securityholder will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7 which provisions may limit the timing of purchases and sales of any of the securities by the Selling Securityholders. All of the foregoing may affect the marketability of the securities.


                                  LEGAL MATTERS

         The validity of the Securities offered hereby has been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP. Michael Karsch, a holder of 50,000 warrants to purchase Common Stock of the Company, is a partner of Bachner, Tally, Polevoy & Misher LLP.

                                   ACCOUNTANTS

         The financial statements of the Company included in this Prospectus have been audited by Mortenson and Associates, P.C., independent public accountants, for the periods and to the extent set forth in their reports appearing elsewhere herein and are included in reliance upon such report and upon the authority of that firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


                                                                       PAGE
                                                                       ----

U.S. DIAGNOSTIC LABS INC.
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introductory Note.................................................     P-1
Pro Forma Balance Sheet as of March 31, 1996                           P-2
Notes to Pro Forma Balance Sheet..................................     P-4
Pro Forma Condensed Combined Statement of Operations for the
 Year Ended December 31, 1995 and the Three Months Ended
 March 31, 1996...................................................     P-5
Notes to Pro Forma Statements of Operation........................     P-

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Accountant's Report...............................................     F-1
Consolidated Balance Sheet as of December 31, 1995 and
 March 31, 1996...................................................     F-2
Consolidated Statements of Operations for the Year Ended
 December 31, 1994 and 1995.......................................     F-4
Consolidated Statement of Shareholders' Equity....................     F-5
Consolidated Statement of Cash Flows for the Year Ended
 December 31, 1994 and 1995 and the Months Ended
 Ended March 31, 1995 and 1996....................................     F-7
Notes to Consolidated Financial Statements........................     F-9

U.S. DIAGNOSTIC LABS INC.
- -------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------


                  The following unaudited pro forma combined condensed balance sheet as of March 31, 1996 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 have been prepared to reflect the completed acquisitions of 1995 and the probable acquisitions to be consummated during the second quarter of 1996 giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The unaudited pro forma combined condensed financial statements also give effect to the offering of the Debentures and the application of the estimated net proceeds therefrom. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 were prepared as if all transactions had occurred at the beginning of the periods presented. The unaudited pro forma combined condensed balance sheet as of March 31, 1996 has been prepared as if the probable acquisitions and the issuance of the Debentures had occurred as of that date. The historical information provided in the statement of operations for the year ended December 31, 1995 of the various acquisitions completed during 1995 represents the periods from January 1, 1995 through the dates of acquisition. The historical statement of operations of the Company reflects the operations of the various 1995 acquisitions from the acquisition date to the end of the year presented.

                  The unaudited pro forma combined condensed financial statements have been prepared by the Company 's management based upon the historical financial statements of the Company and the aforementioned acquired companies. These pro forma financial statements are not necessarily indicative of the results that would have occurred if the transactions had occurred on the dates indicated or which may be realized in the future.

U.S. DIAGNOSTICS LABS INC.
- -------------------------------------------------------------------------------

PRO FORMA COMBINED CONDENSED BALANCE SHEET FOR THE THREE MONTHS ENDED MARCH 31, 1996 [IN THOUSANDS] [UNAUDITED]
- -------------------------------------------------------------------------------


                                                                                           HEIGHTS
                                                          SOUTH COAST     ALLEGHENY      IMAGING        DISC
                                               USDL       RADIOLOGISTS      GROUP         CENTER       IMAGING         R.O.C.
                                               ----       ------------      -----         ------       -------         ------
ASSETS:
CURRENT ASSETS:
  Cash and Cash Equivalents                  $      51,334  $       155  $        214  $       296   $          56  $        146
  Accounts Receivable - Net                         12,341          694         1,335          512           1,440         2,598
  Other Current Assets                               2,248           --             3            8               4            --
                                             -------------  -----------  ------------  -----------   -------------  ------------

  TOTAL CURRENT ASSETS                              65,923          849         1,552          816           1,500         2,744
                                             -------------  -----------  ------------  -----------   -------------  ------------

  PROPERTY AND EQUIPMENT - NET                      24,527          252         1,471        1,261             513           340
                                             -------------  -----------  ------------  -----------   -------------  ------------

OTHER ASSETS:
  Other Assets                                       3,005           --            30           21              22             3
  Goodwill - Net                                    13,350           --            --           --              --            --
  Covenant Not-to-compete - Net                      2,136           --            --           --              --            --
  Other Intangibles - Net                            2,698           --            --           --              --            --
                                             -------------  -----------  ------------  -----------   -------------  ------------

  TOTAL OTHER ASSETS                                21,189           --            30           21              22             3
                                             -------------  -----------  ------------  -----------   -------------  ------------

  TOTAL ASSETS                               $     111,639  $     1,101  $      3,053  $     2,098   $       2,035  $      3,087
                                             =============  ===========  ============  ===========   =============  ============

                                     P-2 (a)

                    ***TABLE CONTINUED FROM PREVIOUS PAGE***

U.S. DIAGNOSTICS LABS INC.
- -------------------------------------------------------------------------------

PRO FORMA COMBINED CONDENSED BALANCE SHEET FOR THE THREE MONTHS ENDED MARCH 31, 1996 [IN THOUSANDS] [UNAUDITED]
- -------------------------------------------------------------------------------

                                                                  PRO FORMA
                                                                  AS ADJUSTED
                                        U.S.     PRO FORMA         MARCH 31,
                                     IMAGING     ADJUSTMENTS         1 9 9 6
                                     -------     -----------         -------
ASSETS:
CURRENT ASSETS:
  Cash and Cash Equivalents         $       444  $    (8,989)[A,E]  $    43,656
  Accounts Receivable - Net               5,133         (512)  [C]       23,541
  Other Current Assets                      650           --              2,913
                                    -----------  -----------        -----------

  TOTAL CURRENT ASSETS                    6,227       (9,501)            70,110
                                    -----------  -----------        -----------

  PROPERTY AND EQUIPMENT - NET            5,404        9,584             43,352
                                    -----------  -----------        -----------

OTHER ASSETS:
  Other Assets                              462          375              3,918
  Goodwill - Net                             --       21,385   [B]       34,735
  Covenant Not-to-compete - Net              --        1,550   [B]        3,686
  Other Intangibles - Net                    --        1,600   [B]        4,298
                                    -----------  -----------        -----------

  TOTAL OTHER ASSETS                        462       24,910             46,637
                                    -----------  -----------        -----------

  TOTAL ASSETS                      $    12,093  $    24,993        $   160,099
                                    ===========  ===========        ===========


                                     P-2 (b)

U.S. DIAGNOSTICS LABS INC.
- -------------------------------------------------------------------------------


PRO FORMA COMBINED CONDENSED BALANCE SHEET FOR THE THREE MONTHS ENDED MARCH 31, 1996 [IN THOUSANDS] [UNAUDITED]
- -------------------------------------------------------------------------------

                                                                                           HEIGHTS
                                                          SOUTH COAST     ALLEGHENY      IMAGING        DISC
                                               USDL       RADIOLOGISTS      GROUP         CENTER       IMAGING         R.O.C.
                                               ----       ------------      -----         ------       -------         ------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Accounts Payable                           $       2,037  $       --   $         --  $        32   $         95  $        84
  Accrued Expenses                                   2,071           48             4          346            104          728
  Notes Payable                                      4,590           71           237          308          1,086           --
  Obligations under Capital
    Leases                                           2,393           --            --           --             --           --
                                             -------------  -----------  ------------  -----------   ------------  -----------

  TOTAL CURRENT LIABILITIES:                        11,091          119           241          686          1,285          812
                                             -------------  -----------  ------------  -----------   ------------  -----------

LONG-TERM LIABILITIES:
  Notes Payable                                     15,453           --           221        1,685             38           60
  Obligations under Capital
    Leases                                           5,717           --            --           --             --           --
  Convertible Debentures                            50,500           --            --           --             --           --
  Deferred Revenue                                     399           --            --           --             --           --
  Deferred Income Taxes                                137           --            --           --             --           --
                                             -------------  -----------  ------------  -----------   ------------  -----------

  TOTAL LONG-TERM LIABILITIES                       72,206           --           221        1,685             38           60
                                             -------------  -----------  ------------  -----------   ------------  -----------

MINORITY INTEREST                                      812           --            --           --             --           --
                                             -------------  -----------  ------------  -----------   ------------  -----------

STOCKHOLDERS' EQUITY:
  Common Stock                                          77            1            --           --            150           48

  Additional Paid-in Capital                        24,328           --            --           --             --           --

  Retained Earnings [Deficit]                        4,038          981         2,591         (273)           562        2,167
                                             -------------  -----------  ------------  -----------   ------------  -----------

  Totals                                            28,443          982         2,591         (273)           712        2,215
  Less: Deferred Charges                               913           --            --           --             --           --
                                             -------------  -----------  ------------  -----------   ------------  -----------

  TOTAL STOCKHOLDERS' EQUITY                        27,530          982         2,591         (273)           712        2,215
                                             -------------  -----------  ------------  -----------   ------------  -----------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                     $     111,639  $     1,101  $      3,053  $     2,098   $      2,035  $     3,087
                                             =============  ===========  ============  ===========   ============  ===========


                                     P-3 (a)

                   ****TABLE CONTINUED FROM PREVIOUS PAGE****


U.S. DIAGNOSTICS LABS INC.
- -------------------------------------------------------------------------------


PRO FORMA COMBINED CONDENSED BALANCE SHEET FOR THE THREE MONTHS ENDED MARCH 31, 1996 [IN THOUSANDS] [UNAUDITED]
- -------------------------------------------------------------------------------


                                                                            PRO FORMA
                                                                            AS ADJUSTED
                                                  U.S.     PRO FORMA         MARCH 31,
                                               IMAGING     ADJUSTMENTS         1 9 9 6
                                               -------     -----------         -------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Accounts Payable                          $       388  $        --          $     2,636
  Accrued Expenses                                1,525           --                4,826
  Notes Payable                                      --        3,649     [D]        9,941
  Obligations under Capital
    Leases                                           --           --                2,393
                                            -----------  -----------          -----------

  TOTAL CURRENT LIABILITIES:                      1,913        3,649               19,796
                                            -----------  -----------          -----------

LONG-TERM LIABILITIES:
  Notes Payable                                   4,489        5,776     [D]       27,722
  Obligations under Capital
    Leases                                           --           --                5,717
  Convertible Debentures                             --        7,500     [A]       58,000
  Deferred Revenue                                   --           --                  399
  Deferred Income Taxes                              --           --                  137
                                            -----------  -----------          -----------

  TOTAL LONG-TERM LIABILITIES                     4,489       13,276               91,975
                                            -----------  -----------          -----------

MINORITY INTEREST                                    --        2,551                3,363
                                            -----------  -----------          -----------

STOCKHOLDERS' EQUITY:
  Common Stock                                        6         (179)[B,F,H]          103

  Additional Paid-in Capital                      2,550       14,859 [B,F,H]       41,737

  Retained Earnings [Deficit]                     3,135       (9,163)    [H]        4,038
                                            -----------  -----------          -----------

  Totals                                          5,691        5,517               45,878
  Less: Deferred Charges                             --           --                  913
                                            -----------  -----------          -----------

  TOTAL STOCKHOLDERS' EQUITY                      5,691        5,517               44,965
                                            -----------  -----------          -----------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $    12,093  $    24,993          $   160,099
                                            ===========  ===========          ===========

                                     P-3 (b)

U.S. DIAGNOSTIC LABS INC.
- -------------------------------------------------------------------------------

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
[DOLLARS IN THOUSANDS]
- -------------------------------------------------------------------------------



[A] Assumes the issuance of an additional $7.5 million in Convertible Debentures to finance the probable and other future acquisitions. Commissions payable on this issue are assumed to be $.375 million.

[B] Assumes the allocation of purchased cost to acquired assets at fair value and the resulting goodwill from the Probable Acquisitions.

       Cash Paid                                        $     16,114
       Notes                                                   9,425
       Stock                                                  18,014
       Estimated Acquisition Costs                               800
                                                        ------------

                                                        $     44,353

       Allocated To:

         Accounts Receivable                                  11,830
         Other Current Assets                                  1,356
         Property and Equipment                               18,825
         Other Assets                                            951
         Customer Lists                                        1,600
         Covenant Not-to-Compete                               1,550
         Minority Interest                                    (2,551)
         Liabilities Assumed                                 (10,593)
                                                        ------------

         Subtotal                                             22,968
         Goodwill                                             21,385

                                                        $     44,353
                                                        ============

[C] To eliminate the assets not being acquired and related liabilities not being assumed pursuant to the acquisition agreements.

[D] Assumes the issuance of $9.425 million in notes for the Probable Acquisitions [See Note D] of which $3.649 million is current and $5.776 million is long-term.

[E] Assumes the $16.114 million of cash paid for the Probable Acquisitions together with $800 thousand in estimated acquisition costs [See Note D].

[F] Assumes the issuance of 2.633 million shares of common stock valued at $18.014 million for the Probable Acquisitions [See Note D].

[G] Assumes the $.375 million discount in connection with the additional $7.5 million Convertible Debt offering as a deferred charge to be amortized over the life of the debentures or upon conversion.

[H] Adjusts for the elimination of common stock and retained earnings of the Probable Acquisitions.



                               . . . . . . . . . .

U.S. DIAGNOSTICS LABS INC.
- -------------------------------------------------------------------------------

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 [IN THOUSANDS, EXCEPT PER SHARE DATA][UNAUDITED]
- -------------------------------------------------------------------------------



                                                                                     HEIGHTS
                                                      SOUTH COAST      ALLEGHENY     IMAGING        DISC
                                                      -----------      ---------     -------        ----
                                           USDL       RADIOLOGISTS       GROUP        CENTER       IMAGING         R.O.C.
                                           ----       ------------       -----        ------       -------         ------

NET REVENUES                           $      12,074  $       970   $      2,477  $       885  $      1,108  $     1,194

GENERAL AND ADMINISTRATIVE
    EXPENSES                                   7,558          660          1,424          516           793          994

INTEREST EXPENSE                                 693            2             10           59            29           20

DEPRECIATION AND AMORTIZATION                  1,304           46            116           68            27           42

OTHER [INCOME] EXPENSE                            (2)          (7)            (3)          (3)          (15)         (12)

MINORITY INTEREST                                184           --             --           --            55           73
                                       -------------  -----------   ------------  -----------  ------------  -----------

    INCOME BEFORE INCOME TAXES                 2,337          269            930          245           219           77

INCOME TAXES PRO FORMA                           795          108            372           98            88           31
                                       -------------  -----------   ------------  -----------  ------------  -----------

    NET INCOME                         $       1,542  $       161   $        558  $       147  $        131  $        46
                                       =============  ===========   ============  ===========  ============  ===========

EARNINGS PER COMMON SHARE:
    Primary                                      .25
                                       =============
    Fully Diluted                                .16
                                       =============

WEIGHTED AVERAGE NUMBER OF SHARES:
    Primary                                6,218,847
                                       =============
    Fully Diluted                         17,491,361
                                       =============


                                     P-5 (a)

                    ***TABLE CONTINUED FROM PREVIOUS PAGE***

U.S. DIAGNOSTICS LABS INC.
- -------------------------------------------------------------------------------

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 [IN THOUSANDS, EXCEPT PER SHARE DATA][UNAUDITED]
- -------------------------------------------------------------------------------


                                                                         PRO FORMA
                                                                        AS ADJUSTED
                                               U.S.      PRO FORMA        MARCH 31,
                                               ----      ---------        ---------
                                             IMAGING     ADJUSTMENTS      1 9 9 6
                                             -------     -----------      -------

NET REVENUES                            $    2,882   $        --       $       21,590

GENERAL AND ADMINISTRATIVE
    EXPENSES                                 1,766          (590) [F]          13,121

INTEREST EXPENSE                               114         1,550  [E]           2,477

DEPRECIATION AND AMORTIZATION                  279           462  [D]           2,344

OTHER [INCOME] EXPENSE                          --            --                  (42)

MINORITY INTEREST                               --            --                  312
                                        ----------   -----------       --------------

    INCOME BEFORE INCOME TAXES                 723        (1,422)               3,378

INCOME TAXES PRO FORMA                         256          (537)               1,211
                                        ----------   -----------       --------------

    NET INCOME                          $      467   $      (885)      $        2,167
                                        ==========   ===========       ==============

EARNINGS PER COMMON SHARE:
    Primary                                                                       .25
                                                                       ==============
    Fully Diluted                                                                 .17
                                                                       ==============

WEIGHTED AVERAGE NUMBER OF SHARES:
    Primary                                                                 8,851,847
                                                                       ==============
    Fully Diluted                                                          25,986,630
                                                                       ==============


                                     P-5 (b)

U.S. DIAGNOSTIC LABS INC.
- -------------------------------------------------------------------------------


UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR
ENDED DECEMBER 31, 1995. [IN THOUSANDS, EXCEPT PER SHARE DATA]
- -------------------------------------------------------------------------------

                                               HISTORICALS
                                               ACQUISITIONS
                                             COMPLETED DURING
                                              THE YEAR ENDED                     (1)                                        (2)
                                              --------------
                                               DECEMBER 31,    PRO FORMA      PRO FORMA     PROBABLE      PRO FORMA      PRO FORMA
                                      USDL        1 9 9 5    ADJUSTMENTS      COMBINED    ACQUISITIONS   ADJUSTMENTS    AS ADJUSTED
                                      ----        -------    -----------      --------    ------------   -----------    -----------
                                        [A]         [B]                                        [C]
REVENUES                         $     28,839   $   14,807  $      90 [F]  $     43,736  $   35,381  $       --       $     79,117

GENERAL AND ADMINISTRATIVE
  EXPENSES                             19,836       10,585       (414)[F]        30,007      22,085      (2,360) [F]        49,732

INTEREST EXPENSE                        1,276          863        236 [E]         2,375       1,118       6,198  [E]         9,691

DEPRECIATION AND AMORTIZATION           3,003        1,445       (195)[D]         4,253       2,721       1,850  [D]         8,824

OTHER [INCOME] EXPENSE                    276         (308)        --               (32)       (466)         --               (498)

NON-CASH FINANCE CHARGE                   414           --       (414)[G]            --          --          --                 --

MINORITY INTEREST                         280          347         --               627         654          --              1,281
                                 ------------   ----------  ---------      ------------  ----------  ----------       ------------

  INCOME BEFORE ADJUSTMENT
    FOR EXTRAORDINARY ITEM
    AND INCOME TAXES                    3,754        1,875        877             6,506       9,269      (5,688)            10,087

INCOME TAXES                              729          657        351             1,737       3,527      (2,002)             3,262
                                 ------------   ----------  ---------    --------------  ----------  ----------       ------------

  INCOME BEFORE
    EXTRAORDINARY ITEM                  3,025        1,218        526             4,769       5,742      (3,686)             6,825

EXTRAORDINARY ITEM
  [NET OF TAX EFFECT]                     306           --         --               306          --          --                306
                                 ------------   ----------  ---------      ------------  ----------  ----------       ------------

  NET INCOME                     $      3,331   $    1,218  $     526      $      5,075  $    5,742  $   (3,686)      $      7,131
                                 ============   ==========  =========      ============  ==========  ==========       ============

EARNINGS PER COMMON SHARE:
  PRIMARY:
    Earnings Before
      Extraordinary Item         $        .61                              $        .91                               $        .86
    Extraordinary Item                    .06                                       .06                                        .04
                                 ------------                              ------------                               ------------

    NET EARNINGS                 $        .67                              $        .97                               $        .90
                                 ============                              ============                               ============

  FULLY DILUTED:
    Earnings Before
      Extraordinary Item         $        .57                              $        .73                               $        .71
    Extraordinary Item                    .03                                       .03                                        .02
                                 ------------                              ------------                               ------------

    NET EARNINGS                 $        .60                              $        .76                               $        .73
                                 ============                              ============                               ============

WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES AND
  EQUIVALENT SHARES
  OUTSTANDING:
  Primary                           4,996,021                                 5,249,278                                  7,882,247
                                 ============                              ============                               ============
  Fully Diluted                    11,761,427                                12,014,684                                 20,509,947
                                 ============                              ============                               ============



U.S. DIAGNOSTIC LABS INC.
- -------------------------------------------------------------------------------


UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
SUMMARY OF ACQUISITIONS COMPLETED DURING THE YEAR ENDED DECEMBER 31, 1995
[IN THOUSANDS]
- -------------------------------------------------------------------------------


                                                     CROV        ARROW          SIL       OPDC         SFMRC         AMIC
                                                     ----        -----          ---       ----         -----         ----
                                                 FEBRUARY 27,    MARCH 31,   MARCH 31,  JUNE 30,  SEPTEMBER 5,   SEPTEMBER 30,
                                                 ------------    ---------   ---------  --------  ------------   -------------
                                                    1 9 9 5       1 9 9 5     1 9 9 5    1 9 9 5     1 9 9 5        1 9 9 5
                                                    -------       -------     -------    -------     -------        -------

REVENUES                                         $      444  $      199  $      728  $    1,139  $    2,308     $   1,954

GENERAL AND ADMINISTRATIVE
   EXPENSES                                             361         136         502         876       1,212         1,440

INTEREST EXPENSE                                         18          --          54          54          32           219

DEPRECIATION AND AMORTIZATION                            --          --          92          90         210           313

OTHER EXPENSE [INCOME]                                   --          --           9          (2)        (10)           --

MINORITY INTEREST                                        --          --          --          --          --            --
                                                 ----------  ----------  ----------  ----------  ----------     ---------

   INCOME [LOSS] BEFORE INCOME TAXES                     65          63          71         121         864           (18)

INCOME TAXES                                             --          --          11          36         346            --
                                                 ----------  ----------  ----------  ----------  ----------     ---------

   NET INCOME [LOSS]                             $       65  $       63  $       60  $       85  $      518     $     (18)
                                                 ==========  ==========  ==========  ==========  ==========     =========

                                     P-7 (a)

                    ***TABLE CONTINUED FROM PREVIOUS PAGE***

U.S. DIAGNOSTIC LABS INC.
- -------------------------------------------------------------------------------


UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
SUMMARY OF ACQUISITIONS COMPLETED DURING THE YEAR ENDED DECEMBER 31, 1995
[IN THOUSANDS]
- -------------------------------------------------------------------------------


                                                       MIC             FCA         TOTAL
                                                       ---             ---         -----
                                                    SEPTEMBER 30,   NOVEMBER 20,   RECENT
                                                    -------------   ------------   ------
                                                       1 9 9 5       1 9 9 5   ACQUISITIONS
                                                       -------       -------   ------------
REVENUES                                           $    3,420   $     4,615  $    14,807

GENERAL AND ADMINISTRATIVE
   EXPENSES                                             2,658         3,400       10,585

INTEREST EXPENSE                                          209           277          863

DEPRECIATION AND AMORTIZATION                             537           203        1,445

OTHER EXPENSE [INCOME]                                   (173)         (132)        (308)

MINORITY INTEREST                                          --           347          347
                                                   ----------   -----------  -----------

   INCOME [LOSS] BEFORE INCOME TAXES                      189           520        1,875

INCOME TAXES                                               56           208          657
                                                   ----------   -----------  -----------

   NET INCOME [LOSS]                               $      133   $       312  $      1218
                                                   ==========   ===========  ===========


                                     P-7 (b)

U.S. DIAGNOSTIC LABS INC.
- -------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
SUMMARY OF PROBABLE ACQUISITIONS
FOR THE YEAR ENDED DECEMBER 31, 1995
[IN THOUSANDS]
- -------------------------------------------------------------------------------


                                                                        HEIGHTS                                   TOTAL
                              SOUTH COAST   ALLEGHENY     IMAGING        DISC                      U.S.         PROBABLE
                              RADIOLOGISTS    GROUP      CENTER        IMAGING        R.O.C.      IMAGING     ACQUISITIONS
                              ------------    -----      ------        -------        ------      -------     ------------
REVENUES                      $   3,477  $     8,763  $     3,693  $        3,392  $     5,348  $    10,708  $     35,381

GENERAL AND ADMINISTRATIVE
  EXPENSES                        2,472        4,574        2,599           2,340        4,028        6,072        22,085

INTEREST EXPENSE                     16           58          260             143          113          528         1,118

DEPRECIATION AND AMORTIZATION       185          587          491             109          234        1,115         2,721

OTHER [INCOME] EXPENSE              (13)         (63)        (354)             --          (17)         (19)         (466)

MINORITY INTEREST                    --           --           --             160          494           --           654
                              ---------  -----------  -----------  --------------  -----------  -----------  ------------

  INCOME BEFORE INCOME TAXES        817        3,607          697             640          496        3,012         9,269

INCOME TAXES                        327        1,443          279             256          198        1,024         3,527
                              ---------  -----------  -----------  --------------  -----------  -----------  ------------

  NET INCOME                  $     490  $     2,164  $       418  $          384  $       298  $     1,988  $      5,742
                              =========  ===========  ===========  ==============  ===========  ===========  ============


U.S. DIAGNOSTIC LABS INC.
- -------------------------------------------------------------------------------

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE THREE MONTHS
ENDED MARCH 31, 1996.
[DOLLARS IN THOUSANDS]
- -------------------------------------------------------------------------------


[A] Represents the audited consolidated statement of operations of the Company for the year ended December 31, 1995.

[B] Represents the historical combined statement of operations of the recent acquisitions from January 1, 1995 until such acquisitions were completed by the Company.

[C] Represents the historical combined statement of operations of the Probable Acquisitions for the year ended December 31, 1995.

[D] Adjusts depreciation and amortization expense to properly reflect the allocation of the purchase price as required per purchase accounting for each of the acquisitions.

       The property and equipment is to be depreciated over 7 years under the straight-line method. Goodwill and customer lists are to be amortized over 20 years and 15 years, respectively, while the covenants not-to-compete will be amortized over 2 to 10 years.

                                            ACQUISITIONS               PROBABLE ACQUISITIONS
                                         COMPLETED IN 1995         DECEMBER 31,         MARCH 31,
                                        -------------------          1 9 9 5            1 9 9 6
                                                                     -------            -------
Pro Forma                                   $          1,250      $        4,571      $       1,142
Historicals - Acquisitions                             1,445               2,721                680
                                            ----------------      --------------      -------------

  ADJUSTMENTS                               $           (195)     $        1,850      $         462
  -----------                               ================      ==============      =============


[E]    Adjusts interest expense for the following:

                                                                                     DECEMBER 31,          MARCH 31,
                                                                                       1 9 9 5             1 9 9 6
                                                                                       -------             -------
       Issuance of $57.5 million, 9% Convertible Debentures                         $        5,175      $       1,294

       Issuance of $9.425 million in notes for Probable Acquisitions
         whose interest rates range from 6% - 9%                                               612                153

       Amortization of $2.875 million discount on issuance of
         $57.5 million debentures                                                              411                103
                                                                                    --------------      -------------

         TOTALS                                                                     $        6,198      $       1,550
         ------                                                                     ==============      =============


       The additional interest expense attributed to the 1995 acquisitions amounted to $236.

[F] Adjusts for the effects of the new employment contracts, radiologists' agreements, and management fee agreements pursuant to the acquisitions plus other identifiable elimination of certain expenses.

[G] Adjusts for the elimination of non-recurring non-cash finance charge incurred in connection with June 1995 bridge financing.

[H] The weighted average number of shares outstanding assumes that all shares issued, as part of the purchase price of the acquisitions, to be outstanding as the beginning of the year.

       The shares and warrants issued in connection with the Company's second public offering in August 1995 are included in the weighted average number from date of issuance.

       The fully diluted calculation for the pro forma (2), as adjusted, assumes a conversion price of $9.00 per share for the convertible debentures.

                                . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of U.S. Diagnostic Labs Inc.



                  We have audited the accompanying consolidated balance sheet of U.S. Diagnostic Labs Inc. and its subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Diagnostic Labs Inc. and its subsidiaries as of December 31, 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.





                                           MORTENSON AND ASSOCIATES, P.C.
                                           Certified Public Accountants.

Cranford, New Jersey
February 20, 1996
[Except for Note 22 as to
which the Date is May 10, 1996]

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
- -------------------------------------------------------------------------------

                                                                                           MARCH 31,         DECEMBER 31,
                                                                                            1 9 9 6            1 9 9 5
                                                                                            -------            -------
ASSETS:
CURRENT ASSETS:
   Cash                                                                               $       51,334,141  $     4,373,876
   Accounts Receivable [Net of Estimated Uncollectibles
     of $5,290,127 and $5,871,683 ]                                                           12,340,646       10,818,919
   Prepaid Expenses                                                                            1,967,121          900,619
   Other Current Assets                                                                          280,861          270,796
                                                                                      ------------------  ---------------

   TOTAL CURRENT ASSETS                                                                       65,922,769       16,364,210
                                                                                      ------------------  ---------------

PROPERTY, PLANT AND EQUIPMENT - NET                                                           24,527,165       22,550,884
                                                                                      ------------------  ---------------

OTHER ASSETS:
   Other Assets                                                                                  505,480          371,196
   Deferred Charges                                                                            2,500,000               --
   Goodwill - Net                                                                             13,349,773       12,941,462
   Covenants Not-to-Compete - Net                                                              2,135,951        2,305,639
   Customer Lists                                                                              2,697,750        2,745,833
                                                                                      ------------------  ---------------

   TOTAL OTHER ASSETS                                                                         21,188,954       18,364,130
                                                                                      ------------------  ---------------

   TOTAL ASSETS                                                                       $      111,638,888  $    57,279,224
                                                                                      ==================  ===============

                See Notes to Consolidated Financial Statements.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
- -------------------------------------------------------------------------------

                                                                                           MARCH 31,         DECEMBER 31,
                                                                                            1 9 9 6            1 9 9 5
                                                                                            -------            -------
LIABILITIES AND SHAREHOLDER'S EQUITY:
CURRENT LIABILITIES:
   Accounts Payable                                                                   $        2,037,274  $     1,509,958
   Accrued Expenses                                                                            2,056,392        1,352,441
   Short-Term Borrowings                                                                         207,612          667,286
   Current Portion of Long-Term Debt                                                           4,382,188        3,831,975
   Obligations Under Capital Leases - Current Portion                                          2,393,715        2,519,982
   Other Current Liabilities                                                                      13,134          536,759
                                                                                      ------------------  ---------------

   TOTAL CURRENT LIABILITIES                                                                  11,090,315       10,418,401
                                                                                      ------------------  ---------------

   LONG-TERM LIABILITIES:
   Long-Term Debt - Net of Current Portion                                                    15,453,112       15,992,617
   Obligations Under Capital Leases - Net of Current Portion                                   5,716,815        5,072,018
   Convertible Debentures                                                                     50,500,000               --
   Deferred Revenue                                                                              399,199          423,500
   Deferred Income Taxes                                                                         137,444          164,452
                                                                                      ------------------  ---------------

   TOTAL LONG-TERM LIABILITIES                                                                72,206,570       21,652,587
                                                                                      ------------------  ---------------

   TOTAL LIABILITIES                                                                          83,296,885       32,070,988
                                                                                      ------------------  ---------------

MINORITY INTEREST                                                                                812,363          715,543
                                                                                      ------------------  ---------------

COMMITMENTS                                                                                           --               --

STOCKHOLDERS' EQUITY:
   Preferred Stock, $.01 Par Value; Authorized
     5,000,000 Shares, None Issued                                                                    --               --

   Common Stock, $.01 Par Value; 50,000,000 Shares
     Authorized and 7,662,099 and 7,032,622 Shares Issued and
     Outstanding at March 31, 1996.                                                               76,621           70,326

   Additional Paid in Capital                                                                 24,327,929       22,953,590

   Retained Earnings                                                                           4,038,116        2,495,678
                                                                                      ------------------  ---------------

   Totals                                                                                     28,442,666       25,519,594
   Less: Deferred Charges                                                                       (913,026)      (1,026,901)
                                                                                      ------------------  ---------------

   TOTAL STOCKHOLDERS' EQUITY                                                                 27,529,640       24,492,693
                                                                                      ------------------  ---------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $      111,638,888  $    57,279,224
                                                                                      ==================  ===============

                See Notes to Consolidated Financial Statements.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
- -------------------------------------------------------------------------------

                                                            THREE MONTHS ENDED                      YEARS ENDED
                                                                  MARCH 31,                         DECEMBER 31,
                                                          1 9 9 6          1 9 9 5           1 9 9 5             1 9 9 4
                                                          -------          -------           -------             -------
REVENUE - [NET OF ALLOWANCES]                        $     12,073,575  $     4,798,153  $     28,839,377  $     5,082,274
                                                     ----------------  ---------------  ----------------  ---------------

OPERATING EXPENSES:
   General and Administrative                               7,557,508        3,561,891        19,836,964        4,298,019
   Depreciation and Amortization                            1,304,209          396,106         3,003,099          514,642
                                                     ----------------  ---------------  ----------------  ---------------

   TOTAL OPERATING EXPENSES                                 8,861,717        3,957,997        22,840,063        4,812,661
                                                     ----------------  ---------------  ----------------  ---------------

   INCOME FROM OPERATIONS                                   3,211,858          840,156         5,999,314          269,613
                                                     ----------------  ---------------  ----------------  ---------------

OTHER INCOME [EXPENSE]:
   Interest Income                                             38,567           26,198           227,140           22,335
   Interest [Expense]                                        (692,989)        (193,907)       (1,275,504)        (538,248)
   Other Income [Expense]                                     (36,243)              --          (502,697)          57,527
   Non-Cash Finance Charge                                         --               --          (414,375)        (854,000)
                                                     ----------------  ---------------  ----------------  ---------------

   TOTAL OTHER INCOME [EXPENSE]                              (690,665)        (167,709)       (1,965,436)      (1,312,386)
                                                     ----------------  ---------------  ----------------  ---------------

   INCOME [LOSS] BEFORE MINORITY INTEREST,
     PROVISION FOR INCOME TAXES AND
     EXTRAORDINARY ITEM                                     2,521,193          672,447         4,033,878       (1,042,773)

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                  (184,166)         (62,367)         (279,907)              --

PROVISION [BENEFIT] FOR INCOME TAXES                         (794,589)         (12,306)         (729,382)         402,431
                                                     ----------------  ---------------  ----------------  ---------------

   INCOME [LOSS] BEFORE EXTRAORDINARY ITEM                  1,542,438          597,774         3,024,589         (640,342)

EXTRAORDINARY ITEM - NET OF TAXES                                  --               --           306,042               --
                                                     ----------------  ---------------  ----------------  ---------------

   NET INCOME [LOSS]                                 $      1,542,438  $       597,774  $      3,330,631  $      (640,342)
                                                     ================  ===============  ================  ===============

EARNINGS PER COMMON SHARE:
   PRIMARY:
     Earnings [Loss] Before Extraordinary
       Item                                          $            .25  $           .15  $            .61  $          (.48)
     Extraordinary Item                                            --               --               .06               --
                                                     ----------------  ---------------  ----------------  ---------------

   NET EARNINGS [LOSS]                               $            .25  $           .15  $            .67  $          (.48)
                                                     ================  ===============  ================  ===============

FULLY DILUTED:
   Earnings [Loss] Before Extraordinary
     Item                                            $            .16  $            --  $            .57  $          (.48)
   Extraordinary Item                                              --               --               .03               --
                                                     ----------------  ---------------  ----------------  ---------------

   NET EARNINGS [LOSS]                               $            .16  $            --  $            .60  $          (.48)
                                                     ================  ===============  ================  ===============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING:
   Primary                                                  6,218,847        4,031,961         4,996,021        1,328,033
                                                     ================  ===============  ================  ===============
   Fully Diluted                                           17,491,361               --        11,761,427        1,328,033
                                                     ================  ===============  ================  ===============

   See Notes to Consolidated Financial Statements.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- -------------------------------------------------------------------------------

                                          COMMON STOCK           ADDITIONAL                                       TOTAL
                                     NUMBER                       PAID-IN         DEFERRED       RETAINED      STOCKHOLDERS'
                                    OF SHARES     AMOUNT          CAPITAL         CHARGES        EARNINGS         EQUITY
                                    ---------     ------          -------         -------        --------         ------
BALANCE - DECEMBER 31, 1993           1,848,010  $    18,480  $   1,110,750  $         --    $    (194,611)  $     934,619

  Transfer of 80,000 Shares
    of Stock Owned by One
    of the Shareholders to an
    Individual for Future
    Services - May 1994                      --           --        280,000         (280,000)            --             --

  Issuance of 244,000 Shares
    in Connection with the
    $1,300,000 "CMI" Bridge
    Note in April 1994                  244,000        2,440        851,560         (854,000)            --             --

  Common Stock Issued in
    Connection with
    Company's Initial Public
    Offering                          1,955,000       19,550      6,692,410               --             --      6,711,960

  Warrants to Acquire
    192,000 Shares of
    Common Stock in
    Connection with
    CDC Acquisitions                         --           --        382,080         (382,080)            --             --

  Shares Issued - Finder's
    Fee - CMI Acquisition                 7,150           72         34,928               --             --         35,000

  Shares Issued for
    Compensation                         24,400          244         79,756               --             --         80,000

  Current Year's Amortization
    of Deferred Charges                      --           --             --          916,805             --        916,805

  Net [Loss] for the year ended
    December 31, 1994                        --           --             --               --       (640,342)      (640,342)
                                   ------------  -----------  -------------  ---------------  -------------  -------------

BALANCE - DECEMBER 31, 1994 -
  FORWARD                             4,078,560  $    40,786  $   9,431,484  $      (599,275) $    (834,953) $   8,038,042

See Notes to Consolidated Financial Statements.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- -------------------------------------------------------------------------------


                                          COMMON STOCK      ADDITIONAL                                          TOTAL
                                     NUMBER                     PAID-IN         DEFERRED       RETAINED     STOCKHOLDERS'
                                    OF SHARES     AMOUNT        CAPITAL         CHARGES        EARNINGS         EQUITY
                                    ---------     ------        -------         -------        --------         ------
BALANCE - DECEMBER 31, 1994 -
  FORWARDED                           4,078,560  $    40,786  $   9,431,484  $      (599,275) $    (834,953) $   8,038,042

  50,000 Warrants at $2.00               50,000          500         99,500               --             --        100,000

  Issuance of 200,000 Shares -
    LDC Acquisition                     200,000        2,000        998,000               --             --      1,000,000

  Issuance of 87,313 Shares -
    CROV Acquisition                     87,313          873        399,127               --             --        400,000

  Issuance of 50,000 Shares -
    Arrow Acquisition                    50,000          500        249,500               --             --        250,000

  Issuance of 197,750 Shares -
    SIL Acquisition                     197,750        1,977        536,023               --             --        538,000

  Issuance of 27,600 Shares to
    Unrelated Individuals                27,600          276        137,724         (138,000)            --             --

  70,000 Warrants at $2.00               70,000          700        139,300               --             --        140,000

  Common Stock Issued in
    Connection with
    Secondary Offering                1,857,250       18,573      9,077,494               --             --      9,096,067

  Issuance of 80,000 Shares -
    OPDC Acquisition                     80,000          800        399,200               --             --        400,000

  Issuance of 68,817 Shares -
    Future Care Acquisition              68,817          688        399,312               --             --        400,000

  Issuance of 150,000 Shares to
    Individual for Future Services      150,000        1,500        523,500         (525,000)            --             --

  Warrants Exercised at Various
    Prices                              115,332        1,153        563,426               --             --        564,579

  Deferred Charges Amortization              --           --             --          235,374             --        235,374

  Net Income                                 --           --             --               --      3,330,631      3,330,631
                                   ------------  -----------  -------------  ---------------  -------------  -------------

BALANCE - DECEMBER 31, 1995           7,032,622       70,326     22,953,590       (1,026,901)     2,495,678     24,492,693

  Warrants Exercised at Various
    Prices                              468,407        4,684        369,262               --             --        373,946

  Shares Issued in Connection
    with MIC Acquisition                 68,070          681        424,757               --             --        425,438

  Shares Issued in Connection
    with Prepayment of CMI
    Consulting Agreement.                93,000          930        580,320               --             --        581,250

  Amortization of Deferred Charges           --           --             --          113,875             --        113,875

  Net Income                                 --           --             --               --      1,542,438      1,542,438
                                   ------------  -----------  -------------  ---------------  -------------  -------------

BALANCE - MARCH 31, 1996              7,662,099  $    76,621  $  24,327,929  $      (913,026) $   4,038,116  $  27,529,640
                                   ============  ===========  =============  ===============  =============  =============

See Notes to Consolidated Financial Statements.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------


                                                            THREE MONTHS ENDED                   YEARS ENDED
                                                                  MARCH 31,                     DECEMBER 31,
                                                          1 9 9 6          1 9 9 5        1 9 9 5             1 9 9 4
                                                          -------          -------        -------             -------
OPERATING ACTIVITIES:
   Net Income [Loss]                                 $      1,542,438  $       597,774  $      3,330,631  $      (640,342)
                                                     ----------------  ---------------  ----------------  ---------------
   Adjustments to Reconcile Net Income
     [Loss] to Net Cash Provided [Used] by
     Operating Activities:
     Depreciation and Amortization Expense                  1,304,209          104,750         3,003,099          514,642
     Bad Debt Provision                                            --               --                --          198,148
     Deferred Income Taxes                                    (27,008)              --           581,561         (417,109)
     Compensation Expense                                          --               --                --           80,000
     Amortization of Non-Cash Financing and
       Other Costs                                                 --          291,356           649,749          916,805
     Minority Interest in Net Income of
       Consolidated Subsidiaries                              184,166          114,362           279,907               --
     Gain on Extinguishment of Debt                                --               --          (510,042)              --

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                 (1,964,867)         (84,264)       (2,794,947)        (364,348)
       Other Receivables                                           --          430,000           430,000         (430,000)
       Other Current Assets                                   (10,065)          19,069           394,995           (2,882)
       Subscription Receivable                                     --               --                --          100,000
       Prepaid Expenses                                    (1,066,502)           8,518          (435,589)        (140,397)
       Deposits                                              (134,284)          (5,187)         (327,663)         (17,647)
       Deferred Offering Costs                                     --               --                --          137,473

     Increase [Decrease] in:
       Accounts Payable                                       527,316         (198,754)        1,014,938          469,643
       Accrued Expenses                                       703,951         (680,623)         (616,953)          (7,379)
       Other Current Liabilities                             (523,625)          (8,389)          526,759               --
       Deferred Revenue                                       (24,301)              --           423,500               --
                                                     ----------------  ---------------  ----------------  ---------------

     Total Adjustments                                     (1,031,010)          (9,162)        2,619,314        1,036,949
                                                     ----------------  ---------------  ----------------  ---------------

   NET CASH - OPERATING ACTIVITIES -
     FORWARD                                                  511,428          588,612         5,949,945          396,607
                                                     ----------------  ---------------  ----------------  ---------------

INVESTING ACTIVITIES:
   Intangible Assets                                               --               --                --         (407,730)
   Equipment Purchases                                             --               --        (1,746,702)        (440,690)
   Investment in Pending Acquisitions                              --          543,118           543,118         (368,118)
   Acquisitions - [Net of Cash Acquired]                           --       (1,330,000)      (10,217,500)      (2,387,500)
                                                     ----------------  ---------------  ----------------  ---------------

   NET CASH - INVESTING ACTIVITIES -
     FORWARD                                         $             --  $      (786,882) $    (11,421,084) $    (3,604,038)


See Notes to Consolidated Financial Statements.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------



                                                            THREE MONTHS ENDED                   YEARS ENDED
                                                                  MARCH 31,                     DECEMBER 31,
                                                          1 9 9 6          1 9 9 5        1 9 9 5             1 9 9 4
                                                          -------          -------        -------             -------
   NET CASH - OPERATING ACTIVITIES -
     FORWARDED                                       $        511,428  $       588,612  $      5,949,945  $       396,607
                                                     ----------------  ---------------  ----------------  ---------------

   NET CASH - INVESTING ACTIVITIES -
     FORWARDED                                                     --         (786,882)      (11,421,084)      (3,604,038)
                                                     ----------------  ---------------  ----------------  ---------------

FINANCING ACTIVITIES:
   Proceeds from Bridge Loans                                      --               --                --        3,920,000
   Repayments of Bridge Loans                                      --               --                --       (4,670,000)
   Common Stock Issued                                      1,380,634          100,000         9,900,646        6,711,960
   Repayments of Notes Payable and
     Obligations Under Capital Leases                      (2,931,797)      (1,761,488)       (8,727,997)        (470,193)
   Proceeds from Notes Payable                                     --          780,000         5,847,926          480,000
   Proceeds from Convertible Debentures                    48,000,000               --                --               --
                                                     ----------------  ---------------  ----------------  ---------------

   NET CASH - FINANCING ACTIVITIES                         46,448,837         (881,488)        7,020,575        5,971,767
                                                     ----------------  ---------------  ----------------  ---------------

   NET INCREASE [DECREASE] IN CASH AND
     CASH EQUIVALENTS                                      46,960,265       (1,079,758)        1,549,436        2,764,336

CASH AND CASH EQUIVALENTS - BEGINNING
   OF PERIODS                                               4,373,876        2,824,440         2,824,440           60,104
                                                     ----------------  ---------------  ----------------  ---------------

   CASH AND CASH EQUIVALENTS - END OF
     PERIODS                                         $     51,334,141  $     1,744,682  $      4,373,876  $     2,824,440
                                                     ================  ===============  ================  ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the periods for:
     Interest                                        $        682,989  $       189,552  $      1,181,004  $       528,354
     Taxes                                           $             --  $            --  $        514,678  $            --


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   In May 1994, 80,000 shares of stock were transferred to the new president as deferred compensation.

   During the period ended December 31, 1994, the Company issued common stock in lieu of paying finders' fees of $35,000.

   Issued $2,988,000 of common stock related to various acquisitions consummated in 1995.

   In August 1995, a total of $525,000 of common stock was issued to individuals related in connection with the Company's Long-Term Incentive Plan.

   During the period ended March 31, 1996, the Company entered into several equipment lease agreements which are stated on the balance sheet at their capitalized cost of $3,001,361.


See Notes to Consolidated Financial Statements.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[1] DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION

DESCRIPTION OF THE COMPANY - U.S. Diagnostic Labs Inc. ["USDL" or the "Company"] was incorporated in Delaware on June 17, 1993. Effective June 24, 1993, the Company merged with Port Chester Distribution Services, Inc., a New York corporation, pursuant to which the Company was the surviving corporation. The merger had no material effect on the financial condition of the Company as Port Chester was inactive and had no assets or liabilities.

The Company is engaged in the acquisition and ownership of medical services facilities, including clinical laboratories and multi-modality diagnostic imaging facilities. These facilities are located throughout the United States and provide a variety of medical diagnostic testing and evaluation services and procedures, including magnetic resonance imaging, computerized tomography scanning, ultrasound, cardiology, and various radiological services.

CONSOLIDATION POLICY - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. Listed below are each of the subsidiaries and divisions included in the consolidated financial statements:

Havertown Medical Laboratory ["Division"] ["HML"]                 Salisbury Imaging Center ["SIC"]
Computerized Medical Imaging Center, Inc. ["CMI"]                 Orange Park Imaging, Ltd. ["OPDC"]
Columbus Diagnostic Center, Inc. ["CDC"]                          San Francisco Magnetic Resonance Center
Alpha Labs ["Alpha"]                                                 ["SFMRC"]
Morton Clinical Labs ["Morton"]                                   Advanced Medical Imaging Center ["AMIC"]
Santa Fe Imaging Center ["SFIC"]                                  Modesto Imaging Center ["MIC"]
Laborde Diagnostic, Inc. ["LDI"]                                  Future Care Affiliates ["FCA"]
Community Radiology of Virginia, Inc. ["CROV"]
Arrow Medical Clinical Laboratory, Inc. ["Arrow"]

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. The carrying amount of cash and cash equivalents approximates their fair value.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION - Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets or the remaining lease term. The equipment used by the Company is technologically sophisticated and subject to accelerated obsolescence in the event of significant technological change.

INTANGIBLE ASSETS - The cost of intangible assets are amortized on a straight-line basis over the period the Company expects to receive benefits as follows:

                                                              YEARS
                                                              -----

Goodwill                                                       20
Customer List                                                  15
Covenant Not-to-Compete                                        3 - 5

NET PATIENT SERVICE REVENUE - Net revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered including estimated prospectively determined adjustments under reimbursement agreements with third-party payors. These adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. It is management's policy not to require collateral as a condition for service.

For the years ended December 31, 1995 and 1994, contractual adjustments amounted to approximately $14,238,222 and $3,127,071, respectively.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

INCOME TAXES - In February 1992, the Financial Standards Board issued Statement of Financial Accounting Standards No. 109 ["SFAS 109"], "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

EARNINGS [LOSS] PER SHARE - Primary earnings [loss] per share are computed based upon the weighted average number of common shares outstanding during the period. Due to the large number of common equivalent shares outstanding, application of the modified "Treasury Stock Method" was used because the number of common shares obtainable upon exercise of all options and warrants exceeded 20% of the number of common shares outstanding at the end of the period. This results in the assumed exercise of all anti-dilutive options and warrants as well as dilutive options and warrants. While conventional earnings per share computational guidance does not give effect to anti-dilution, exceptions are allowed under the treasury stock method to aggregate all computations and if the net result is dilutive, all options and warrants are included, and if the net result is anti-dilutive, all are excluded. The primary earnings per share calculation followed conventional computational guidance and excluded all warrants and options because the net result was anti-dilutive.

Fully diluted earnings per share are computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of options and warrants [calculated also using the modified "Treasury Stock Method."] This reason [dilutive effect in fully diluted calculations and anti-dilutive effect in primary calculations] is due to the ending market price being 40% above the average market price, and 50% above the exercise price for a significant number of the options and warrants.

[3] FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective December 31, 1995, the Company adopted SFAS No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications as of December 31, 1995:

                                                   CARRYING           FAIR
                                                   AMOUNT            VALUE
                                                   ------            -----

Cash and Cash Equivalents                      $      3,889,934  $    3,889,934
Restricted Cash and Cash Equivalents                    483,942         483,942
Short-Term Borrowings                                   667,286         667,286
Current Portion of Long-Term Debt                     3,831,975       3,831,975
Long-Term Debt - Net of Current Portion              15,992,617      15,987,626


In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, and short-term debt, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturities. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[4] RESTRICTED CASH

At December 31, 1995, a $483,942 Certificate of Deposit ["CD"] collateralized several lease obligations of one lessor. These leases were assumed with the stock purchase of MIC. Release of the CD by the lender will occur at the time of final settlement of all lease obligations. A provision of the note payable issued in connection with the MIC acquisition states that upon release of the CD, the Company shall make a principal payment on the note payable to the value of such CD, which shall reduce the payments of interest and/or principal.

[5] PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property and equipment as of December 31, 1995:

                                                                                       ESTIMATED
                                                                                      USEFUL LIFE
                                                                                      -----------
Land                                                      $       665,000                      --
Building                                                          935,000                40 Years
Medical Equipment                                               7,234,591                 7 Years
Furniture and Fixtures                                            644,628              7-10 Years
Office Equipment                                                1,362,789              7-10 Years
Leasehold Improvements                                          2,486,831                10 Years
Equipment under Capital Leases                                 11,689,503               5-7 Years
                                                          ---------------

Total                                                          25,018,342
Less:  Accumulated Depreciation and Amortization               (2,467,458)

   NET                                                    $    22,550,884
   ---                                                    ===============

Depreciation expense amounted to $2,169,557 and $322,190 for the years ended December 31, 1995 and 1994, respectively, of which $1,231,827 and $287,641 was attributed to the equipment under capital leases.

[6] INTANGIBLE ASSETS

Intangible assets are included in other assets on the balance sheet and consist of the following at December 31, 1995

                                                ACCUMULATED
                                  COST         AMORTIZATION            NET
                                  ----         ------------            ---

Goodwill                     $    13,509,674   $       568,212  $    12,941,462
Covenant Not-to-Compete            3,045,000           739,361        2,305,639
Customer Lists                     2,885,000           139,167        2,745,833
                             ---------------   ---------------  ---------------

   TOTALS                    $    19,439,674   $     1,446,740  $    17,992,934
   ------                    ===============   ===============  ===============

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on a straight-line basis over twenty [20] years. Amortization expense charged to operations for 1995 and 1994 was $328,154 and $61,953, respectively.

The covenant not-to-compete and customer lists are being amortized on a straight-line basis over three [3] to five [5] and fifteen [15] years, respectively. Amortization expense charged to operations for 1995 and 1994 was $505,388 and $130,500, respectively.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[6] INTANGIBLE ASSETS [CONTINUED]

Management of the Company has developed a policy to evaluate the period of goodwill amortization to determine whether latter events and circumstances warrant revised estimates of useful lives. Management on a quarterly basis will evaluate whether the carrying value of goodwill has become impaired. This evaluation will be done by comparing the carrying value of goodwill to the value of projected discounted net cash flows from related operations. Impairment will be recognized if the carrying value of goodwill is less than the projected discounted net cash flows from related operations.

[7] SHORT-TERM BORROWINGS

Outstanding notes payable to banks and available revolving lines of credit at December 31, 1995 is as follows:

Revolving line of credit due December 1996 with interest of
   approximately 13.25% at December 31, 1995.  Secured by
   accounts receivables of CMI.                                $       274,000

Revolving line of credit due May 1996 with interest of
   approximately 9.50% at December 31, 1995.                           350,000

Notes payable due on demand or in monthly installments
   of $1,606 with interest at 8.50%.                                    43,286
                                                               ---------------

   TOTAL                                                       $       667,286
   -----                                                       ===============

The weighted average interest rate on short-term borrowings was 10.36% at December 31, 1995.

[8] LONG-TERM DEBT

Long-term debt at December 31, 1995 consists of the following:

Revolving line of credit, due September 22, 1997 at 13.25%.
  Collateralized by accounts receivable of Salisbury Imaging Center.                      $        476,051

7.50% to 13.00% notes payable to lending institutions, due in monthly installments through December 2001.  Collateralized
  by medical equipment.                                                                         10,564,205

6.00% to 10.00% notes payable related to acquisitions, due in monthly installments through November 2001.
  Collateralized by substantially all assets of the Company.                                     8,784,336
                                                                                          ----------------

Total                                                                                           19,824,592
Less: Current Portion                                                                            3,831,975

  TOTAL                                                                                   $     15,992,617
  -----                                                                                   ================

Principal payments on long-term debt are as follows:

1996                                                                                      $      3,831,975
1997                                                                                             3,933,638
1998                                                                                             3,581,438
1999                                                                                             3,475,948
2000                                                                                             3,265,656
Thereafter                                                                                       1,735,937
                                                                                          ----------------

   TOTAL                                                                                  $     19,824,592
   -----                                                                                  ================

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[9] OBLIGATION UNDER CAPITAL LEASES

The Company has entered into leases for equipment originating in the years ended December 31, 1995 and 1994. Based on the provisions of Statement No. 13, issued by the Financial Accounting Standards Board, the leases meet the criteria of capital leases and, accordingly, have been recorded as such. Obligations under capital leases are stated on the balance sheet at the present value of future minimum lease payments. These assets are stated on the balance sheet at their capitalized cost of $11,689,503.

Future minimum lease payments under capital leases, together with the present value of minimum lease payments subsequent to December 31, 1995, are as follows:

1996                                                  $     3,260,010
1997                                                        2,980,370
1998                                                        2,199,120
1999                                                          468,407
2000                                                          143,012
                                                      ---------------

Total                                                       9,050,919
Less: Amount Representing Interest                          1,458,919

   PRESENT VALUE OF NET MINIMUM LEASE PAYMENTS        $     7,592,000
   -------------------------------------------        ===============

[10] INCOME TAXES

The provision [benefit] for income taxes shown in the consolidated statements of operations consist of the following:
                                             1 9 9 5            1 9 9 4
                                             -------            -------
CURRENT:
   Federal                               $       122,812    $            --
   State                                          25,009             14,678
                                         ---------------    ---------------

   Totals                                        147,821             14,678
                                         ---------------    ---------------

DEFERRED:
   Federal                                       494,327           (354,543)
   State                                          87,234            (62,566)
                                         ---------------    ---------------

   Totals                                        581,561           (417,109)
                                         ---------------    ---------------

   TOTALS                                $       729,382    $      (402,431)
   ------                                ===============    ===============

Significant components of the Company's deferred tax assets and [liabilities] at December 31, are as follows:
                                             1 9 9 5            1 9 9 4
                                             -------            -------

DEFERRED TAX LIABILITIES:
   Equipment Basis Difference            $      (795,823)   $      (117,356)

DEFERRED TAX ASSETS:
   Intangible Assets Basis Difference            170,519             32,298
   Net Operating Losses                          460,852            502,167
                                         ---------------    ---------------

   NET DEFERRED TAXES                    $      (164,452)   $       417,109
   ------------------                    ===============    ===============

The Company has recorded a deferred tax asset of $460,852 reflecting the benefit of approximately $1,152,000 in loss carryforwards, which expire in varying amounts through the year 2010. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforwards period are reduced.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[10] INCOME TAXES [CONTINUED]

A reconciliation of the expected total provision [benefit] for income taxes, computed using the federal statutory rate, to the amount recorded as follows:


                                                              1 9 9 5              1 9 9 4
                                                              -------              -------
Computed Expected Provision [Benefit]                     $     1,371,519    $      (342,066)
State Income Taxes [Net of Federal Benefit]                       242,033            (60,365)
Minority Interests of Subsidiaries                               (111,963)                --
Extraordinary Item                                               (204,000)                --
Realization of Benefits of Tax Loss Carryforwards                (678,814)                --
Other Individually Immaterial Items                               110,607                 --
                                                          ---------------    ---------------

   TOTALS                                                 $       729,382    $      (402,431)
   ------                                                 ===============    ===============

[11] CAPITAL TRANSACTIONS

In connection with the IPO, stockholders of the Company deposited the Escrow Shares, which will be released to such stockholders if the Company attains certain earnings before taxes of at least $14 million in 1996. In the event the 506,853 Escrow Shares beneficially owned by current officers, directors, employees or consultants of the Company are released from escrow, compensation expense will be recorded for financial reporting purposes for 1996 and such release will be deemed additional compensation expense of the Company. If incurred, such compensation expense for 1996 will likely be substantial and would have the effect of substantially reducing or eliminating reportable earnings. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholder's equity or its working capital and is not expected to have a material effect on the Company's operations, it may have a negative effect on the market price of the Company's securities.

In February 1995, 50,000 warrants were exercised to purchase 50,000 shares of the Company's common stock at $2.00 per share.

In connection with the Laborde Diagnostic Center ["LDC"] acquisition, 200,000 shares of common stock were issued.

In February 1995, 87,313 shares of common stock were issued in connection with the Community Radiology of Virginia ["CROV"] acquisition.

In March 1995, 50,000 shares of common stock were issued in connection with the Arrow Medical Clinic Laboratory, Inc. ["Arrow"] acquisition.

In June 1995, 197,750 shares of common stock were issued in connection with the Salisbury Imaging, Ltd. ["SIL"] acquisition.

In August 1995, 70,000 warrants were exercised to purchase 70,000 shares of the Company's common stock at $2.00 per share.

In August 1995, the Company consummated its secondary public offering in which 1,857,250 shares of stock were issued as part of 9,775 units. Each unit consisted of 190 Initial Public Offering Units ["IPO"]. Each IPO unit consisted of one share of common stock, and one Redeemable Class A and B Warrant. Each Class A Warrant entitles the holder to purchase one share of common stock and one Class B Warrant at an exercise price of $6.25, subject to adjustments, at any time until October 20, 1999. Each Class B Warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00 subject to adjustment, at any time until October 20, 1999. The net proceeds amounted to $9,096,067 after offering costs of approximately $531,000.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[11] CAPITAL TRANSACTIONS [CONTINUED]

In connection with the Orange Park Diagnostic Center acquisition ["OPDC"], 80,000 shares of the Company's common stock were issued.

In connection with the Future Care Affiliate acquisition ["FCA"], 68,817 shares of the Company's common stock were issued.

An aggregate of 150,000 shares of restricted common stock were issued equally to three related parties in connection with the Long-Term Incentive Plan [the "Plan"].

[12] ACQUISITIONS

Since inception, the Company purchased the businesses of fifteen [15] diagnostic centers for a cost of approximately $31,500,000. The centers purchased were as follows:

   CENTER                          LOCATION                    DATE ACQUIRED

Havertown                     Havertown, PA                    October 1993
CMI                           Sherman Oaks, CA                 June 1994
CDC                           Columbus, GA                     September 1994
Alpha                         Havertown, PA                    December 1994
Morton                        Morton, PA                       December 1994
SFIC                          Santa Fe, NM                     January 1995
Laborde                       Lafayette, LA                    February 1995
CROV                          Princeton, WV                    February 1995
                              Bluefield, VA                    February 1995
Arrow                         Philadelphia, PA                 March 1995
SIC                           Jacksonville, FL                 June 1995
OPDC                          Jacksonville, FL                 July 1995
SFMRC                         San Francisco, CA                September 1995
AMIC                          Montgomery, AL                   October 1995
MIC                           Modesto, CA                      October 1995
Future Care                   Van Nuys, CA                     November 1995
                              San Luis Obispo, CA              November 1995

These acquisitions were accounted for as asset or stock purchases with the excess purchase price over the fair value of the assets attributed to goodwill. The results of operations are included with that of the Company from the acquisition date onward.

[13] NONMONETARY TRANSACTIONS

In 1995, the Company entered into a purchase agreement for medical supplies. In exchange, the vendor agreed to transfer ownership of related medical equipment to the Company with an estimated fair value of $486,000 at the end of the agreement. This amount was recorded as medical equipment and deferred revenue. No gain or loss resulted from this transactions during 1995.

[14] EMPLOYMENT AND CONSULTING AGREEMENTS

As of January 1, 1995 and amended effective September 1995, the Company entered into a consulting agreement with an individual to retain his services as an economic consultant to the Company. The agreement also indicated that the Company wished to retain this person as a member of the Company's Board of Directors, and has asked that he make significant time available to assist the Company, which will require [and has required] him to forego significant other opportunities. The compensation under the agreement is as follows:

       Commencing January 1, 1995 and continuing through December 31, 1999, $25,000 cash per quarter payable on the first day of each quarter for which this person offers or agrees to serve on the Company's Board of Directors and to provide other consulting services to the Company.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------


[14] EMPLOYMENT AND CONSULTING AGREEMENTS [CONTINUED]

In July 1995, the Company entered into a three-year employment agreement with an individual to serve as a senior-vice president with responsibility over the Jacksonville, Florida area for a base salary of $120,000 and $100,000 signing bonus.

In October 1995, the consulting agreement with Coyote Consulting and Financial Services LLC ["Coyote"] was amended and extended for four years and provides for a $185,000 base cost, bonus of 35% up to $65,000 based on certain acquisition growth targets and a 3% finder fee of any acquisitions referred.

Effective October 1, 1995, the employment agreement of the Chairman of the Board was amended to provide for an annual base compensation of $185,000 and a minimum annual bonus of $65,000 based upon attainment of performance criteria developed by management each year. Additional provisions include a payment upon a change of control of the Company equal to three times the Chairman's highest annual compensation for the three years preceding the change of control.

The employment agreement of the President of the Company was amended to extend for a term of an additional two years and provides for annual compensation of $120,000 and for payment upon a change of control of the Company equal to three times the President's highest annual compensation preceding the change of control.

An individual entered into a four-year employment agreement providing for annual compensation of $120,000 and 100,000 of the Company's common stock options under the Company's Long-Term Incentive Plan at an exercise price of $5.125 and an additional 12,500 options at fair market value per year if during each of fiscal year 1996, 1997 and 1998, the Company's SFMRC subsidiary has income before taxes of at least $250,000 in each such year. An additional provision provides for a bonus of 5% of income before taxes of SFMRC with a minimum guarantee of $50,000 per year.

In December 1995, the Company entered into a three-year employment agreement with an individual pursuant to which he will serve as an executive vice-president of the Company. The agreement provides for an initial base compensation of $100,000, plus $10,000 signing bonus and 80,000 options of the Company's common stock at $6.50, vested over the three year contract period. Annual compensation will be increased to $120,000 and $125,000 in 1996 and 1997, respectively.

[15] STOCK OPTION PLANS AND WARRANTS

[A] STOCK OPTION PLANS - In November 1993, the Company adopted the 1993 Stock Option Plan [the "SOP"] pursuant to which officers, directors and key employees of the Company are eligible to receive incentive and/or non- qualified stock options. The SOP, which expires in September 2003, will be administered by the Board of Directors or a committee designated by the Board of Directors. Incentive stock options granted under the SOP are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive stock option granted under the SOP to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant. As of December 31, 1995, an aggregate of 200,000 options have been issued under the SOP to several employees exercisable at prices ranging from $2.00 to $5.00 per share.

In July 1995, the Company adopted a Long-Term Incentive Plan [the "Plan"] pursuant to which officers, directors and key employees of the Company are eligible to purchase incentive and/or non-qualified stock options. Under the Plan, an aggregate of 1,000,000 shares of the Company's common stock will be issued, all exercisable at the fair market value of the common stock on the date of grant, in equal annual installments on a cumulative basis commencing one year from the date of grant. Vesting of incentive and non-qualified options are from one to five and one to three years, respectively.

An aggregate 150,000 shares of restricted common stock were issued equally to three related parties in connection with the Plan.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[15] STOCK OPTION PLANS AND WARRANTS [CONTINUED]

[A] STOCK OPTION PLANS [CONTINUED] - The following table summarizes the activity in common shares subject to stock option plans for the year ended December 31, 1995:

                                              EXERCISE PRICE         SHARES
                                              --------------         ------

OUTSTANDING AT DECEMBER 31, 1994            $   2.00 - $ 5.00          200,000

   Granted                                  $   4.00 - $ 6.50          807,000
   Exercised                                               --               --
   Canceled or Expired                                     --               --
                                            -----------------  ---------------

   OUTSTANDING AT DECEMBER 31, 1995         $   2.00 - $ 6.50        1,007,000
   --------------------------------         =================  ===============

[B] WARRANTS - The Company issued 25,000 and 50,000 five-year warrants to two individuals at an exercise price of $5.125 per warrant. The Company reserved 75,000 shares of its common stock for issuance upon exercise of such warrants.

Warrants to acquire 400,000 shares of the Company's common stock were issued to a member of the Company's Board of Directors and are immediately exercisable at $5.00 per share through December 31, 1999. If the average of the closing bid price is not at least $10.00 per share for the first 15 days of 1997, then the Company shall issue this individual an additional 100,000 shares of common stock.

At December 31, 1995, 4,237,250 and 3,812,250 Class A and B Warrants were outstanding, respectively. Each Class A Warrant entitles the holder to purchase one share of common stock and one Class B Warrant at an exercise price of $6.25, at any time until October 20, 1999. Each Class B Warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00, at any time until October 20, 1999.

[16] COMMITMENTS

The Company and its subsidiaries have non-cancelable operating leases for use of their facilities and various equipment. These leases may require payment of various expenses as additional rent. Certain leases contain renewal options and escalation clauses.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1995 for each of the next five years and in the aggregate are:

DECEMBER 31,                                          AMOUNT
- ------------                                          ------

     1996                                        $     1,957,934
     1997                                              2,188,897
     1998                                              2,006,315
     1999                                              1,718,082
     2000                                              1,510,315
     Thereafter                                        7,084,603
                                                 ---------------

     TOTAL                                       $    16,466,146
     -----                                       ===============

Rent expense for the year ended December 31, 1995 and 1994 under various operating leases amounted to $1,629,302 and $270,696, respectively.

The Company has comprehensive maintenance contracts with its equipment vendors for the Magnetic Resonance Imaging ["MRI"], Computerized Tomography ["CT"] and other diagnostic medical equipment. The terms of these contracts are between one and five years, but may be canceled by the Company under certain circumstances.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[17] CONCENTRATION OF CREDIT RISK

The Company's laboratories and imaging centers grant credit without collateral to its patients, most of whom are residents of the laboratories' respective area and are insured under third-party payor agreements. The mix of receivable from third-party payors and patients are as follows:

                                             DECEMBER 31,
                                                1 9 9 5
                                                -------

Blue Cross/Blue Shield                                 7  %
Medicare                                              14
Medicaid                                               7
Other Third-Party Payors                              57
Self Payor                                             6
Workers Compensation                                   9
                                                 -------

   TOTAL                                             100  %
                                                 =======

The Company maintains cash balances at several institutions in California and Lafayette, Louisiana. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1995, the Company's uninsured cash balance totaled $1,077,096.

[18] PENSION PLAN

Effective 1995, the Company offered a 401(K) Pension Plan [the "Plan"] to full-time employees who have completed one year of service. Eligible employees may make elective contributions which are capped and subject to an annual cost of living adjustment ["COLA"]. The Company may make matching contributions in an amount that will be discretionary and determined by the Company each year. In addition, the Plan provides for the availability of year end profit-sharing contributions, depending upon profits and Board of Directors' approval. There were no Company contributions made for the year ended December 31, 1995.

[19] EXTRAORDINARY ITEM

In the fourth quarter of fiscal 1995, the Company settled on a note payable principal balance in an amount less than the recorded liability. In addition, the Company received an upgrade to the related equipment at no additional cost. The transaction resulted in a net gain of $306,042 after taxes of approximately $204,000.

[20] LITIGATION

The Company is subject to lawsuits arising in the course of ordinary business. Management after review and consultation with counsel, believes it has meritorious defenses and considers that any potential outcome from these matters would not materially affect the financial position, statement of operations and statement of cash flows of the Company.

[21] NEW AUTHORITATIVE PRONOUNCEMENTS

The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 uses a fair value based method of accounting for stock options and similar equity instruments as contrasted to the intrinsic valued based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not decided if it will adopt SFAS No. 123 or continue to apply APB Opinion No. 25 for financial reporting purposes. SFAS No. 123 will have to be adopted for financial statement note disclosure purposes. The accounting requirements of SFAS No. 123, if adopted by the Company, will be effective for transactions entered into in fiscal years that begin after December 15, 1995; the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------


[22] SUBSEQUENT EVENTS

A former director is one of three stockholders of Med LNC, Inc., to which the Company was obligated to pay monthly consulting fees of $15,000 with respect to CMI through June 1999. In January 1996, the Company issued 93,000 shares of common stock in full payment of the remaining 41 months of the agreement.

A director of the Company is one of three stockholders of HPM, Inc., which is a consultant with respect to CDC and which held warrants to purchase 192,000 shares of common stock at $.01 per share. These warrants were exercised in January 1996 and the shares were delivered to the individual stockholders. 95,852 of such shares have been placed in escrow.

In January 1996, the Company entered into a line of credit with a financial institution in the amount of $1,000,000 at the prime interest rate and will be secured by the Company's accounts receivables.

Pursuant to a signed letter of intent dated January 23, 1996, the Company has engaged an investment banking firm as its agent in connection with the proposed offering of $50 million, plus a $7.5 million overallotment, of subordinated Convertible Debentures. The initial $50 million of debentures were priced as of March 29, 1996 and closed on April 3, 1996. The $7.5 million overallotment closed on May 9, 1996. Such investment banking firm will be issued up to 250,000 five-year warrants. The Company plans to use the proceeds of this issuance to fund future acquisitions.

In February 1996, the Company entered into a financing agreement to payoff lease obligations assumed with the MIC acquisition. As a result of the lease settlement, a restricted certificate of deposit was released by the former lessor. The proceeds of the CD were subsequently used to make a principal payment on the note payable issued in connection with the MIC acquisition.

The Company has signed "Letters of Intent" to acquire the following five [5] outpatient diagnostic facilities.

        NAME                            LOCATION                      BUSINESS              PURCHASED OWNERSHIP %
South Coast Radiology                   Coos Bay, OR             Multi-Modality Imaging                 100
Allegheny MRI (Four Centers)            Pittsburgh, PA           MRI                                    100
Heights Imaging Center                  Haddon Heights, NJ       Multi-Modality Imaging                 100
DISC                                    Charleston, SC           Multi-Modality Imaging                  80
Radiation Oncology Centers              Modesto, CA              Radiation Therapy                     50.1
U.S. Imaging, Inc.                      Houston, TX              Multi-Modality Imaging                 100

The Company intends to finance these acquisitions, with cash, notes and common stock of the Company totaling approximately $44,000,000. These acquisitions will be accounted for as asset or stock purchases with the excess purchase price over the fair value of the assets attributed to goodwill totaling approximately $21,000,000.

U.S. DIAGNOSTIC LABS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

[22] SUBSEQUENT EVENTS [CONTINUED]

The following pro forma [unaudited] combined results of operations are adjusted for the effect of the convertible debt offering, amortization of goodwill, non-compete covenants, and depreciation on assets acquired as though the acquisitions referred to here and Note 12 occurred at the beginning of the years presented.

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                  1 9 9 5         1 9 9 4
                                                  -------         -------

Net Revenues                                 $    79,117,000  $     72,267,000
                                             ---------------  ----------------

Net Income Before Extraordinary Item               6,825,000         3,687,000
Extraordinary Item                                   306,000                --
                                             ---------------  ----------------

Net Income                                   $     7,131,000  $      3,687,000
                                             ===============  ================

Primary Earnings Per Share:
   Before Extraordinary Item                 $           .86  $            .79
   Extraordinary Item                                    .04                --
                                             ---------------  ----------------

   Net Earnings                              $           .90  $            .79
                                             ===============  ================

Fully Diluted Earnings Per Share:
   Before Extraordinary Item                 $           .71  $              *
   Extraordinary Item                                    .02                --
                                             ---------------  ----------------

   Net Earnings                              $           .73  $              *
                                             ===============  ================

*Fully diluted earnings per share is not presented because the per share amount is anti-dilutive.


                                . . . . . . . . .

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY SINCE THE DATE HEREOF.


               TABLE OF CONTENTS

                                         PAGE

AVAILABLE INFORMATION.....................2

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE..............................2

PROSPECTUS SUMMARY........................3        U.S. DIAGNOSTIC LABS INC.

RISK FACTORS..............................6

CAPITALIZATION...........................12               $57,500,000

DIVIDEND POLICY..........................12       9% SUBORDINATED CONVERTIBLE
                                                      DEBENTURES DUE 2003
PRICE RANGE OF COMMON STOCK..............13
                                                       7,269,334 SHARES
SELECTED FINANCIAL DATA..................14              COMMON STOCK

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS....................16
                                                          PROSPECTUS
BUSINESS.................................21

MANAGEMENT...............................29

SELLING SECURITYHOLDERS..................30                 , 1996

DESCRIPTION OF THE DEBENTURES............32

DESCRIPTION OF CAPITAL STOCK.............47

PLAN OF DISTRIBUTION.....................51

LEGAL MATTERS............................51

ACCOUNTANTS..............................51

INDEX TO FINANCIAL STATEMENTS............52

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

              The estimated expenses of this offering all of which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

                       SEC Registration Fee                          $23,700
                       Nasdaq Listing Fee                             17,500
                       Printing and Engraving Expenses                10,000
                       Accounting Fees and Expenses                   15,000
                       Legal Fees and Expenses                        25,000
                       Miscellaneous Expenses                          1,300
                                                                   ---------

                       Total                                         $75,000

         ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article Ninth of Registrant's Articles of Incorporation and Article V of Registrant's By-Laws which provide for indemnification by the Registrant in the manner and to the full extent permitted by Delaware law.

         Reference is also made to Section 8 of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement.

         ITEM 16. EXHIBITS

  4.1   -   Form of Unit Purchase Option(1)
  4.2   -   Form of Warrant Agreement(1)
  4.3   -   Escrow Agreement(1)
  4.4   -   Indenture
  4.5   -   Registration Rights Agreement
  5.1   -   Opinion of Bachner, Tally, Polevoy & Misher LLP
 10.1   -   1993 Stock Option Plan(1)
 10.2   -   Asset Purchase Agreement among the Company, Columbus Diagnostic
            Center Inc. and Physicians Diagnostic Associates of Columbus.
            L.P.(1)
 10.3   -   Amended Employment Agreement with Jeffrey Goffman(1)
 10.5   -   Employment Agreement with Robert Burke, M.D.(1)
 10.6   -   Form of Consulting Agreement with HPM Inc.(1)
 10.7   -   Consulting Agreement with MED LNC Inc.(1)
 10.8   -   Equipment Lease with Ventura Partners.(1)
 10.9   -   Form of Lease between the Company and Murry Goodman with respect to Phillips Point.(1)
10.10   -   Lease between the Company and United Properties Co.(1)
10.11   -   Asset purchase Agreement dates as of December 31, 1994 among the
            Company, Santa Fe Imaging Center, Ltd. and Santa Fe Imaging Center
            Inc., a subsidiary of the Company. (2)
10.12   -   Equipment Lease dated as of December 31, 1994 between Santa Fe
            Imaging Center Ltd.(1) and Santa Fe Imaging Center Inc., a
            subsidiary of the Company and the Company.(2)
10.13   -   Property lease dated as of December 31, 1994 among Santa Fe Imaging
            Center, Ltd.(1) and Santa Fe Imaging Center Inc., a subsidiary of the Company and the Company.(2)
10.14   -   Asset Purchase Agreement dated as of February 27, 1995 among the
            Company, Open Air MRI, Inc., Community Radiology of Virginia, Inc.
            and CROV Acquisition Corp., a subsidiary of the Company.(3)
10.15   -   Radiology Agreement dated as of February 27, 1995 between Stephen
            Raskin, M.D., P.C. and CROV Acquisition Corp., a subsidiary of the
            Company.(3)
10.16   -   Management Agreement dated as of February 27, 1995 among the
            Company, Open Air MRI, Inc., Community Radiology of Virginia,
            Inc. and CROV Acquisition Corp., a subsidiary of the Company.(3)

10.17 - Escrow Agreement dated as of February 27, 1995 among the Company, Open Air MRI, Inc., Community Radiology, Inc. and CROV Acquisition Corp., a subsidiary of the Company.(3)
10.18  -  Guaranty dated as of February 27, 1995 of the Company.(3)
10.19 - Stock Purchase Agreement dated as of February 15, 1995 among the Company, Laborde Diagnostic, Inc. and Jeffrey J. Laborde, M.D.(4)
10.20 - Employment Agreement dated as of February 15, 1995 among the Company, the Laborde Diagnostics, Inc. and Jeffrey J. Laborde, M.D.(4)
10.21  -  1995 Long Term Incentive Plan(5)
10.22  -  Consulting Agreement with Gordon Rausser(5)
10.23  -  Consulting Agreement with Coyote Consulting(5)
10.24  -  Consulting Agreement with Sawgrass Consulting(5)
10.25 - Asset Purchase Agreement dated as of October 10, 1995 among the Company, Central Alabama Medical Enterprises, Inc. and Advanced Medical Imaging Center, Inc., a subsidiary of the Company(6)
10.26 - Property Lease dated as of October 10, 1995 among the Company, Central Alabama Medical Enterprises, Inc. and Advanced Medical Imaging Center, Inc., a subsidiary of the Company(6)
10.27 - Employment Agreement dated as of August 1, 1995 between the Company and David Cohen(6)
10.28 - Employment Agreement dated as of January 1, 1996 between the Company and Todd Smith
10.29  -  Amendment to Employment Agreement of Jeffrey Goffman(7)
10.30  -  Amendment to Employment Agreement of Robert Burke, M.D.(7)
10.31  -  Amendment to Coyote Consulting Agreement(7)
   11  -  Earnings per share calculation
 21.1  -  Subsidiaries of the Registrant(7)
 23.1  -  Consent of Bachner, Tally, Polevoy & Misher LLP--Included in
          Exhibit 5.1
 23.2  -  Consent of Mortenson and Associates, P.C.
 24.1  -  Power of Attorney

- -----------

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (file no. 33-73414)
(2) Incorporated by reference to the Company's Report on Form 8-K dated January 11, 1995.
(3) Incorporated by reference to the Company's Report on Form 8-K dated February 27, 1995.
(4) Incorporated by reference to the Company's Report on Form 8-K dated March 20,1994.
(5) Incorporated by reference to the Company's Registration Statement on Form SB-2 (file no. 33-93536).
(6) Incorporated by reference to the Company's Report on Form 8-K dated October 30,1995.
(7) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

         ITEM 17.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation and By-Laws, of the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will by governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of June, 1996.

                                 U.S. DIAGNOSTIC LABS INC.


                                  By: /S/ JEFFREY A. GOFFMAN
                                      --------------------------
                                      Jeffrey A. Goffman, Chairman of the Board


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Jeffrey A. Goffman and Robert D. Burke, M. D., or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

NAME                                           TITLE                  DATE
- ----                                           -----                  ----

/S/ ROBERT D. BURKE, M.D.           President and Director         June 5, 1996
- -------------------------------
Robert D. Burke, M.D.

/S/JEFFREY A. GOFFMAN               Chairman of the Board and      June 5, 1996
- -------------------------------     Chief Financial Officer
Jeffrey A. Goffman                  (Principal Executive,
                                    Financial and
                                    Accounting Officer)

/S/ WILLIAM M. HARPER, IV, M.D.     Director                       June 5, 1996
- -------------------------------
William M. Harper, IV, M.D.

/S/ANDREW J. ANELLO                 Director                       June 5, 1996
Andrew J. Anello

/S/AMOS F. ALMAND                   Director                       June 5, 1996
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Amos F. Almand, III

/S/GORDON RAUSSER                   Director                       June 5, 1996
Gordon Rausser

/S/ CHARLES J. JACOBSON             Director                       June 5, 1996
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Charles J. Jacobson